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                        SENIOR SECURED CREDIT AGREEMENT


                                  dated as of


                              November [  ], 1996


                                     among


                          ADVANCED RADIO TELECOM CORP.,
                                  as Borrower,


                          THE GUARANTORS named herein

                                      and

                            THE LENDERS named herein

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

                             TABLE OF CONTENTS(1)


Section       Heading                                                    Page
-------       -------                                                    ----

RECITALS      ..........................................................    1

SECTION   1   DEFINITIONS...............................................    1
        1.1   Certain Defined Terms.....................................    1
        1.2   Accounting Terms..........................................   30
        1.3   Other Definitional Provisions;
                Anniversaries...........................................   30
        1.4   Rules of Construction.....................................   30

SECTION   2   AMOUNT AND TERMS OF SENIOR LOAN
                COMMITMENT AND SENIOR LOAN; NOTES.......................   31
        2.1   Senior Loan and Notes ....................................   31
        2.2   Interest on the Senior Loan...............................   34
        2.3   Fees......................................................   35
        2.4   Prepayments and Payments; Change of
                Control Offer...........................................   36
        2.5   Use of Proceeds...........................................   41

SECTION   3   CONDITIONS................................................   41
        3.1   Conditions to Senior Loan.................................   41

SECTION   4   REPRESENTATIONS AND WARRANTIES............................   49
        4.1   Organization and Good Standing;
                 Capitalization.........................................   50
        4.2   Authorization and Power...................................   51
        4.3   No Conflicts or Consents..................................   51
        4.4   Enforceable Obligations...................................   52
        4.5   Properties; Liens.........................................   53
        4.6   Financial Condition.......................................   53
        4.7   Full Disclosure...........................................   55
        4.8   No Default................................................   55
        4.9   Compliance with Contracts; Etc............................   55
        4.10  No Litigation.............................................   56
        4.11  Use of Proceeds; Margin Stock; Etc........................   56
        4.12  Taxes.....................................................   56
        4.13  ERISA.....................................................   57
        4.14  Compliance with Law.......................................   59
        4.15  Government Regulation.....................................   59
        4.16  Capital Structure and Subsidiaries........................   59
        4.17  Intellectual Property.....................................   59
        4.18  Environmental Matters.....................................   60
        4.19  Debt Agreements...........................................   63
        4.20  Permits...................................................   63

------------------------
(1) This Table of Contents shall not be deemed part of this Senior Secured Credit Agreement for any purpose and is inserted for convenience purposes only.

Section       Heading                                                    Page
-------       -------                                                    ----

        4.21  Insurance.................................................   64
        4.22  Labor Matters.............................................   64
        4.23  Guarantees................................................   64
        4.24  Broker's or Finder's Fees.................................   65
        4.25  Security Interest.........................................   65
        4.26  Merger; Pending Acquisitions..............................   66
        4.27  Representations and Warranties
                in Documents............................................   66
        4.28  Pari Passu Loan Obligations...............................   67
        4.29  Minimum IPO; Issuance of Common Stock
                in Transactions.........................................   67
        4.30  FCC Matters...............................................   67
        4.31  Significant Customers and Suppliers.......................   69
        4.32  Proprietary Information of Third Parties..................   69

SECTION   5   AFFIRMATIVE COVENANTS.....................................   70
        5.1   Financial Statements and Other Reports....................   70
        5.2   Corporate Existence; Etc..................................   78
        5.3   Payment of Taxes and Claims...............................   78
        5.4   Maintenance of Properties; Insurance......................   78
        5.5   Inspection................................................   79
        5.6   Equal Security for Senior Loans and Notes.................   79
        5.7   Compliance with Laws; Etc.................................   80
        5.8   Maintenance of Accurate Records; Etc......................   80
        5.9   Compliance with Environmental Laws........................   80
        5.10  Payments in U.S. Dollars..................................   81
        5.11  Register..................................................   82
        5.12  Warrant Matters...........................................   82
        5.13  Additional Pledge of Foreign Subsidiary
                 Capital Stock..........................................   85
        5.14  Performance and Enforcement Under Certain
                 Agreements ............................................   86

SECTION   6   NEGATIVE COVENANTS........................................   86
        6.1   Indebtedness..............................................   86
        6.2   Liens.....................................................   87
        6.3   Restricted Payments.......................................   91
        6.4   Investments...............................................   91
        6.5   Contingent Obligations....................................   95
        6.6   Restriction on Fundamental Changes,
                 Acquisitions and Dispositions..........................   96
        6.7   Limitation on Dividend and Other
                 Payment Restrictions Affecting
                 Subsidiaries...........................................   98
        6.8   Transactions with Shareholders and
                 Affiliates.............................................   99
        6.9   Subsidiary Stock..........................................  100
        6.10  Business Activities.......................................  100
        6.11  Amendments to Charter Documents...........................  100
        6.12  [Reserved]................................................  101
        6.13  Creation of Subsidiaries..................................  101

Section       Heading                                                    Page
-------       -------                                                    ----

        6.14  Transfer of Assets to Subsidiaries........................  101
        6.15  Sale or Discount of Receivables...........................  101
        6.16  Security Interests........................................  101
        6.17  Impairment of Security Interest...........................  102
        6.18  Additional Guarantees ....................................  102
        6.19  Restriction on Leases.....................................  103
        6.20  Restriction on Tax Consolidation..........................  103
        6.21  Sale and Lease-Backs......................................  103
        6.22  Limitation on Other Restrictions on
                 Amendment of Senior Loan Documents.....................  103
        6.23  Modifications of Certain Documents; Etc...................  104
        6.24  Pledge of Additional Collateral...........................  104
        6.25  Payments with Respect to Subordinated
                 Indebtedness...........................................  105

SECTION   7   EVENTS OF DEFAULT.........................................  105
        7.1   Failure To Make Payments When Due.........................  105
        7.2   Default in Other Agreements...............................  105
        7.3   Breach of Certain Covenants...............................  106
        7.4   Breach of Warranty........................................  106
        7.5   Other Defaults Under Senior Loan
                 Documents..............................................  106
        7.6   Involuntary Bankruptcy; Appointment
                 of Custodian; Etc......................................  106
        7.7   Voluntary Bankruptcy; Appointment of
                 Custodian; Etc.........................................  107
        7.8   Judgments and Attachments.................................  107
        7.9   Dissolution...............................................  107
        7.10  Guarantee.................................................  108
        7.11  Collateral Document Default...............................  108
        7.12  ERISA Matters.............................................  108
        7.13  Environmental Matters.....................................  109
        7.14  Non-monetary Judgment.....................................  109
        7.15  Injunction................................................  109
        7.16  Damage, Strike, Casualty..................................  109
        7.17  Licenses and Permits......................................  110
        7.18  Subordination Provisions..................................  110

SECTION   8   THE COLLATERAL AGENT......................................  110
        8.1   Appointment...............................................  110
        8.2   Delegation of Duties......................................  111
        8.3   Exculpatory Provisions....................................  111
        8.4   Reliance by Collateral Agent..............................  112
        8.5   Notice of Default.........................................  113
        8.6   Non-Reliance on Collateral Agent and Other
                 Collateral Agents......................................  113
        8.7   Indemnification...........................................  114
        8.8   Collateral Agent in Its Individual Capacity...............  115
        8.9   Resignation of the Collateral Agent; Successor
                 Collateral Agent.......................................  115

Section       Heading                                                    Page
-------       -------                                                    ----

SECTION   9   GUARANTEE.................................................  115
        9.1   Unconditional Guarantee...................................  116
        9.2   Ranking of Guarantee......................................  117
        9.3   Severability..............................................  117
        9.4   Limitation of Guarantor's Liability.......................  117
        9.5   Contribution..............................................  117
        9.6   Waiver of Subrogation.....................................  118
        9.7   Evidence of Guarantee.....................................  119
        9.8   Waiver of Stay, Extension or Usury Laws...................  119

SECTION  10   MISCELLANEOUS.............................................  119
       10.1   [Reserved]................................................  119
       10.2   Participations in and Assignments or
                 Syndication of the Senior Loan and
                 Note...................................................  119
       10.3   Expenses..................................................  121
       10.4   Indemnity.................................................  122
       10.5   Setoff....................................................  123
       10.6   Amendments and Waivers....................................  124
       10.7   Independence of Covenants.................................  125
       10.8   Entirety..................................................  125
       10.9   Notices...................................................  125
       10.10  Survival of Warranties and Certain
                 Agreements.............................................  126
       10.11  Failure or Indulgence Not Waiver;
                 Remedies Cumulative....................................  126
       10.12  Severability..............................................  126
       10.13  Headings..................................................  127
       10.14  Applicable Law............................................  127
       10.15  Successors and Assigns; Subsequent
                 Holders of Notes.......................................  127
       10.16  Counterparts; Effectiveness...............................  127
       10.17  Consent to Jurisdiction; Venue; Waiver
                 of Jury Trial; Etc. ...................................  128
       10.18  Sharing of Benefits.......................................  129
       10.19  Net Payments..............................................  129
       10.20  Waiver of Stay, Extension or Usury Laws...................  132
       10.21  Confidentiality...........................................  133
       10.22  Requirements of Law.......................................  133
       10.23  Acknowledgments...........................................  134
       10.24  Role of Special Counsel...................................  134
       10.25  Joint and Several Liability...............................  135
       10.26  Collateral Agent Third Party Beneficiary..................  135

SIGNATURE PAGES.........................................................  S-1

SCHEDULES

Schedule 1.1(a)    PENDING FCC LICENSE APPLICATIONS
Schedule 4.1       SUBSIDIARIES; EQUITY RIGHTS; INTERESTS IN OTHER
                     PERSONS
Schedule 4.10      LITIGATION
Schedule 4.16      EXISTING INVESTMENTS
Schedule 4.17      INTELLECTUAL PROPERTY
Schedule 4.18      ENVIRONMENTAL MATTERS
Schedule 4.19      DEBT AND LIENS TO REMAIN OUTSTANDING AFTER
                     CLOSING DATE; DEBT TO BE REPAID AT THE
                     CLOSING DATE
Schedule 4.20      PERMITS
Schedule 4.24      BROKERS' FEES
Schedule 4.30      FCC LICENSES
Schedule 4.32      KEY EMPLOYEES
Schedule 6.8       EXISTING AFFILIATE AGREEMENTS

EXHIBITS

I                  FORM OF SENIOR NOTE
II                 FORM OF COMPLIANCE CERTIFICATE
III                FORM OF NOTICE OF BORROWING
IV                 FORM OF OPINION OF ROPES & GRAY AND HAHN & HESSEN
                     - COUNSEL FOR THE OBLIGORS
V                  FORM OF OPINION OF CAHILL GORDON & REINDEL
                     - SPECIAL COUNSEL FOR THE LENDERS
VI                 FORM OF NOTATION OF GUARANTEE
VII                FORM OF SECURITY AGREEMENT
VIII               FORM OF WARRANT AGREEMENT
IX                 FORM OF INTERCOMPANY NOTE
X                  FORM OF SUBORDINATION PROVISIONS
XI                 FORM OF SECTION 10.19 CERTIFICATE
XII                FORM OF AMENDMENT TO REGISTRATION RIGHTS
                        AGREEMENT
XIII               FORM OF JOINDER AGREEMENT

            This Senior Secured Credit Agreement is dated as of November [ ], 1996, and entered into by and among ADVANCED RADIO TELECOM CORP., a Delaware corporation (the "COMPANY" or the "BORROWER," which term includes its successors), the Guarantors named on the signature pages hereto and the Lenders named on the signature pages hereto (the "LENDERS").

                                   RECITALS

            WHEREAS, the Borrower desires that the Lenders extend a senior secured term loan facility to the Borrower on the terms herein provided;

            NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereby agree as follows:


1  DEFINITIONS

            1.1  CERTAIN DEFINED TERMS

            The following terms used in this Agreement shall have the following meanings:

            "ACQUISITION" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.

            "ADDITIONAL COLLATERAL" shall have the meaning ascribed to such term in Section 6.24.

            "ADDITIONAL WARRANTS shall have the meaning ascribed to such term in Section 5.12.

            "ADJUSTED NET ASSETS" shall have the meaning ascribed to such term in Section 9.5.

            "AFFILIATE" shall mean any Person which directly or indirectly controls, or is under common control with, or is controlled by, the Company and, if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED by" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); PROVIDED, HOWEVER, that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner or non-managing member of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, (i) no individual shall be deemed to be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any Subsidiary, (ii) for purposes of Section 6.8 only, the Company shall not be deemed an Affiliate of any Subsidiary and no Wholly Owned Subsidiary which is an Obligor shall be deemed an Affiliate of any Subsidiary or the Company and (iii) neither CIBC Wood Gundy Securities Corp. nor any of its Affiliates shall be deemed an Affiliate of the Company or any Subsidiary.

            "AFFILIATE TRANSACTION" shall have the meaning ascribed to such term in Section 6.8.

            "AGREEMENT" shall mean this Senior Secured Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

            "ART WEST ACQUISITION" shall mean the acquisition of the assets identified therein, including certain 38 GHz radio authorizations pursuant to the ART West Acquisition Documents.

            "ART WEST ACQUISITION AGREEMENT" shall mean the Asset Purchase Agreement dated as of June 24, 1996 among the Company, Extended Communications, Inc., a Washington corporation, and the selling stockholders named therein, as amended and in effect from time to time in accordance with its terms and this Agreement.

            "ART WEST ACQUISITION DOCUMENTS" shall mean the ART West
Acquisition Agreement and each of the Related Documents with respect thereto, in each case including all exhibits, appendices, annexes and attachments thereto, and "ART WEST ACQUISITION DOCUMENT" means any of them, in each case as amended and in effect from time to time in accordance with its terms and this Agreement.

            "BANKRUPTCY LAW" shall mean Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute or any other United States Federal, state or local Law or the Law of any other jurisdiction relating to bankruptcy, insolvency, winding-up, liquidation, reorganization or relief of debtors, whether in effect on the date hereof or hereafter.

            "BANKRUPTCY ORDER" shall mean any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, winding-up, dissolution or reorganization, or appointing a custodian of a debtor or of all or any substantial part of a debtor's property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

            "BOARD OF DIRECTORS" shall mean, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of that Board.

            "BORROWER" shall have the meaning ascribed to such term in the introduction to this Agreement.

            "BUSINESS DAY" shall mean any day excluding Saturday, Sunday and any day that is a legal holiday under the Laws of New York, New York or is a day on which banking institutions therein located are authorized or required by Law or other governmental action to close.

            "CAPITAL LEASE," as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

            "CAPITALIZED LEASE OBLIGATION" shall mean obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations determined in accordance with GAAP.

            "CAPITAL STOCK" shall mean (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including, without limitation, each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

            "CASH EQUIVALENTS" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's, a division of McGraw-Hill ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P's or Moody's; and (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100 million; (v) shares of any money market mutual fund that (a) has its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500 million, and (c) has the highest rating obtainable from either S&P's or Moody's; and (vi) repurchase agreements with respect to, and which are fully secured by a perfected security interest in, obligations of a type described in clause (i) or clause (ii) above and are with any commercial bank described in clause (iv) above.

            "CASUALTY EVENT" shall mean, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award. Casualty Event shall not include any Taking or Destruction or loss of title to Real Property.

            "CERCLA" shall have the meaning ascribed to such term in Section
4.18.

            "CHANGE OF CONTROL" shall mean any transaction or event
(including, without limitation, an issuance, sale or exchange of Capital Stock, a merger or consolidation, or a dissolution or liquidation) as a direct or indirect result of which (a) if such transaction or event occurs prior to the completion of an Initial Public Offering, the Permitted Holders fail to own shares of Capital Stock of the Borrower representing at least a majority (on a fully diluted basis) of the aggregate voting power of all shares of Capital Stock of the Borrower at the time outstanding; or (b) if such transaction or event is an Initial Public Offering or occurs after the completion of an Initial Public Offering, (i) any Person or any group shall (directly or indirectly) beneficially own in the aggregate shares of Capital Stock of the Borrower having 40% or more of the aggregate voting power of all shares of Capital Stock of the Borrower at the time outstanding, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office. For purposes of this definition, the terms "BENEFICIALLY OWN" and "GROUP" shall have the respective meanings ascribed to them pursuant to Section 13(d) of the Exchange Act.

            "CHANGE OF CONTROL DATE" shall have the meaning ascribed to such term in Section 2.4A(iv).

            "CHANGE OF CONTROL OFFER" shall have the meaning ascribed to such term in Section 2.4A(iv).

            "CLOSING DATE" shall mean the first date on which the conditions set forth in Section 3.1 are satisfied (or waived by the Lenders).

            "CODE" shall mean the Internal Revenue Code of 1986, as amended.

            "COLLATERAL" shall mean all of the Pledged Collateral and Mortgaged Real Property.

            "COLLATERAL AGENT" shall mean each collateral agent appointed under the Security Agreement with the consent of the Borrower and the Required Lenders.

            "COLLATERAL AGENT'S FEE LETTER" shall mean the letter agreement between the Collateral Agent and the Borrower with respect to the services to be provided by the Collateral Agent under the Senior Loan Documents.

            "COMMCOCCC" shall mean CommcoCCC, Inc., a Delaware corporation.

            "COMMCOCCC ACQUISITION" shall mean the acquisition of 129 38GHz wireless broadband authorizations from CommcoCCC pursuant to the CommcoCCC Acquisition Documents for 6,000,000 shares of Common Stock of the Borrower.

            "COMMCOCCC ACQUISITION AGREEMENT" shall mean the Asset Acquisition Agreement and Plan of Reorganization dated as of July 3, 1996 among CommcoCCC, the Borrower and certain other parties, as amended and in effect from time to time in accordance with its terms and this Agreement.

            "COMMCOCCC ACQUISITION DOCUMENTS" shall mean the CommcoCCC Acquisition Agreement and each of the Related Documents with respect thereto, in each case including all exhibits, appendices, annexes and attachments thereto, and "COMMCOCCC ACQUISITION DOCUMENT" means any of them, in each case as amended and in effect from time to time in accordance with its terms and this Agreement.

            "COMMISSION" shall mean the Securities and Exchange Commission.

            "COMMITMENT LETTER" shall mean the letter agreement dated October 15, 1996, between the Company and CIBC WG Argosy Merchant Fund 2, L.L.C.

            "COMMON STOCK" of any Person shall mean any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's Common Stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such Common Stock.

            "COMMUNICATIONS ACT" shall mean the Communications Act of 1934, as amended, and all rules and regulations of the FCC, in each case as from time to time in effect.

            "COMPANY" shall have the meaning ascribed to such term in the introduction to this Agreement.

            "COMPLIANCE CERTIFICATE" shall mean a certificate substantially in the form of EXHIBIT II delivered to the Lenders by the Borrower pursuant to
Section 5.1(iv)(b).

            "CONSOLIDATED RENTAL PAYMENTS" shall mean, for any period, the aggregate amount of all rents paid or to be incurred under all operating leases for real property of the Company and the Subsidiaries as lessees (net of sublease income).

            "CONTESTED CLAIM" shall mean any Tax, Indebtedness or other claim or liability (i) the validity or amount of which is being diligently contested in good faith, (ii) for which adequate reserve, or other appropriate provision, if any, as required in conformity with GAAP shall have been made and (iii) with respect to which any right to execute upon or sell any assets of the Borrower or of any Subsidiary has not matured or has been and continues to be effectively enjoined, superseded or stayed.

            "CONTINGENT OBLIGATION", as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or
(y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (x) or (y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

            "CONTRACTUAL OBLIGATION", as applied to any Person, shall mean any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, including, with respect to the Obligors, the Documents and the Senior Loan Documents.

            "CONTROLLED GROUP" shall mean (i) a controlled group of corporations as defined in Section 1563(a) of the Code or (ii) a group of trades or businesses under common control, as defined in Section 414(c) of the Code, of which the Company is a part or becomes a part.

            "COVERED TAXES" shall mean any and all Taxes, other than Taxes imposed on or measured by net income or net profits (including any franchise taxes imposed thereon) by any jurisdiction in which the Lenders or any Collateral Agent is subject to Taxes.

            "CREDITOR" shall mean the Collateral Agent or any Lender; and "CREDITORS" shall mean all of them.

            "CUSTODIAN" shall mean any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, sequestrator or similar official charged with maintaining possession or control over property for one or more creditors, whether under any Bankruptcy Law or otherwise.

            "DCT ACQUISITION" shall mean the acquisition of 16 38 GHz radio authorizations set forth on a schedule thereto pursuant to the DCT Acquisition Documents.

            "DCT ACQUISITION AGREEMENT" shall mean the Asset Purchase
Agreement dated as of June 28, 1996 among the Company, DCT Communications, Inc., a California corporation, and certain individuals named therein, as amended and in effect from time to time in accordance with its terms and this Agreement.

            "DCT ACQUISITION DOCUMENTS" shall mean the DCT Acquisition Agreement and each of the Related Documents with respect thereto, in each case including all exhibits, appendices, annexes and attachments thereto, and "DCT ACQUISITION DOCUMENT" means any of them, in each case as amended and in effect from time to time in accordance with its terms and this Agreement.

            "DEBT ISSUANCE" shall mean the incurrence by any Obligor of any Indebtedness after the Closing Date (other than as permitted by Section 6.1).

            "DESTRUCTION" shall have the meaning ascribed to such term in the Mortgages. Destruction shall not include any Casualty Event.

            "DISPOSITION" shall mean any conveyance, sale, lease assignment, transfer or other disposition (including any sale-leaseback transaction) of any Property (including shares of Capital Stock of any Subsidiary of any Person) (whether now owned or hereafter acquired) by the Borrower or any Subsidiary to any Person, other than an Excluded Disposition.

            "DISPOSITION EVENT" shall mean the receipt by the Borrower or any Subsidiary of cash proceeds or cash distributions of any kind from Property received in consideration for a Disposition.

            "DISQUALIFIED CAPITAL STOCK" shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the Notes, or (ii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the final maturity of the Notes.

            "DIVIDEND PAYMENT" shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Borrower or any Subsidiary, or of any rights, warrants or options to acquire the same (or to make payments to any Person, such as

"phantom stock", where the amount thereof is calculated with reference to the fair market or equity value of the Borrower or any Subsidiary), but excluding
(i) in the case of the Borrower, dividends payable in respect of shares of the Common Stock of the Borrower through the issuance of additional shares of Common Stock of the Borrower and any redemption or exchange of any Capital Stock of the Borrower for Common Stock of the Borrower and (ii) in the case of any Subsidiary of the Borrower, dividends payable in respect of shares of the Common Stock of such Subsidiary through the issuance of additional shares of Common Stock of such Subsidiary.

            "DOCUMENT" shall mean the Merger Agreement, each CommcoCCC Acquisition Document, each ART West Acquisition Document, each DCT Acquisition Document, each Telecom Acquisition Document, the Minimum IPO Underwriting Agreement, the Warrant Agreement, the Registration Rights Agreement, each Related Document, the Existing Affiliate Agreements and the Voting Trust Agreement and "DOCUMENTS" shall mean all of them collectively.

            "DOLLARS" or the sign "$" shall mean the lawful money of the United States of America.

            "ELIGIBLE ASSIGNEE" shall mean (a) (i) a commercial bank organized under the Laws of the United States of America or any state thereof; (ii) a savings and loan association or savings bank organized under the Laws of the United States or any state thereof; (iii) a commercial bank organized under the Laws of any other country or a political subdivision thereof; PROVIDED, HOWEVER, that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the Laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity that is an institutional "accredited investor" or a "qualified institutional buyer" (in each case as defined in the Securities Act) that extends credit or buys loans or debt securities as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies; and (b) any Lender and any Affiliate of any Lender.

            "ENVIRONMENTAL CLAIM" shall mean, with respect to any Person, any written notice, claim, demand or other communication (collectively, a "CLAIM") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) any violation, or alleged violation, of any Environmental Law. The term "ENVIRONMENTAL CLAIM" shall include any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

            "ENVIRONMENTAL LAWS" shall mean any and all present and future applicable Federal, state, local and foreign Laws, rules or regulations, any orders, decrees, judgments or injunctions and the common Law in each case as now or hereafter in effect, relating to pollution or protection of human health, safety or the environment, including without limitation, ambient air indoor air, soil, surface water, ground water, wetlands, land or subsurface strata, including, without limitation, those relating to Releases or threatened Releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

            "EQUITY ISSUANCE" shall mean any of (a) any issuance or sale by any Obligor after the Closing Date of (x) any Capital Stock (including any Capital Stock issued upon exercise of any Equity Right) or any warrants or options to purchase Capital Stock or (y) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the issuing or selling Person or (b) the receipt by the Borrower or any Subsidiary after the Closing Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); PROVIDED, HOWEVER, that Equity Issuance shall not include (i) any capital contribution or sale of equity interest to any Subsidiary from the Borrower or any Subsidiary or any such issuance or sale (including as a result of capital contributions) by any Subsidiary to the Borrower or any Subsidiary; (ii) any such sale or issuance by the Borrower of its Capital Stock (including Capital Stock issued upon exercise of any warrant or option) or warrants or options to purchase its Capital Stock, in each case, to directors, officers, consultants or employees of the Borrower or any Subsidiary; (iii) any conversion or exchange of any Indebtedness of the Borrower outstanding as of the Closing Date into or for equity securities of the Borrower; (iv) any issuance by the Borrower of its Capital Stock to effect an Investment permitted by Section 6.4(r); (v) the creation by the Borrower or any Subsidiary of any Subsidiary as permitted by this Agreement; (vi) the Minimum IPO; and
(vii) the issuance of Common Stock of the Borrower to effect the CommcoCCC Acquisition.

            "EQUITY RIGHTS" shall mean, with respect to any Person, any outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders' or voting trust agreements) for the issuance, sale or voting of, or outstanding securities convertible into, any additional shares of Capital Stock of any class, or partnership or other ownership interests of any type in, such Person.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA AFFILIATE" shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Company is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) of the Code of which the Company is a member.

            "EVENT OF DEFAULT" shall mean each of the events set forth in
Section 7.

            "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute and the rules and regulations of the Commission promulgated thereunder.

            "EXCLUDED DISPOSITIONS" shall mean (i) Dispositions resulting in no more than $100,000 in proceeds in any fiscal year; (ii) an exchange of equipment or inventory for like equipment or inventory, provided that the Person effecting such exchange receives substantially equivalent value in such exchange for the Property disposed of; (iii) any transaction permitted by Section 6.6 (other than clause (k) thereof), any Lien permitted by Section 6.2, any Investment permitted by Section 6.4 and any Restricted Payment permitted by
Section 6.3; (iv) any issuance of Capital Stock by any Subsidiary to directors to qualify directors if required by applicable Law if resulting in DE MINIMIS proceeds; (v) any Equity Issuance or event or occurrence which is excluded from the definition of Equity Issuance; (vi) the sale of inventory in the ordinary course of business and sale of equipment if sold in contemplation of future concessions or business from the purchaser; and (vii) the sale or return of inventory or other tangible assets which the Borrower or any Subsidiary customarily replaces periodically with substitute assets (including, without limitation, vehicles) in the ordinary course of business.

            "EXISTING AFFILIATE AGREEMENTS" shall have the meaning ascribed to such term in Section 6.8.

            "EXTENSION NOTICE" shall have the meaning ascribed to such term in
Section 2.1A.

            "FCC" shall mean the Federal Communications Commission.

            "FCC LICENSES" shall mean all licenses, permits or authorizations required at any time under the Communications Act to operate the Company's and the Subsidiaries' businesses.

            "FCC RULES" shall have the meaning ascribed to such term in
Section 4.30.

            "FIRREA" shall mean the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended from time to time.

            "FOREIGN PENSION PLAN" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any Subsidiary primarily for the benefit of employees of the Borrower or such Subsidiary residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA, or any such plan as to which the Borrower or any Subsidiary may have any liability.

            "FOREIGN SUBSIDIARY" shall mean any direct or indirect Subsidiary organized and operating outside of the United States as defined in Section 7701(a)(9) of the Code (or any successor provision).

            "FORM 1001" shall have the meaning ascribed to such term in
Section 10.19F.

            "FORM 4224" shall have the meaning ascribed to such term in
Section 10.19F.

            "FORM W-8" shall have the meaning ascribed to such term in Section 10.19F.

            "FORM W-9" shall have the meaning ascribed to such term in Section 10.19F.

            "FUNDING GUARANTOR" shall have the meaning ascribed to such term in Section 9.5.

            "GAAP" shall mean those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board and that are consistently applied for all periods after the date hereof so as to properly reflect the financial conditions, and the results of operations and changes in financial position, of the Company and the Subsidiaries, except that any accounting principle or practice required to be changed in order to continue as a generally accepted accounting principle or practice may be so changed.

            "GOVERNMENTAL AUTHORITY" shall mean any government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "GOVERNMENTAL CONSENT" shall mean any material approval, determination, order, consent, authorization, certificate, license, permit, franchise, concession or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority.

            "GOVERNMENTAL REQUIREMENTS" shall mean all legal requirements in effect from time to time, including the common law and all Federal, state, local and foreign laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, Governmental Consents, demand letters, directions and requirements of all Governmental Authorities, officials and officers, and all instruments of record, foreseen or unforeseen, ordinary or extraordinary, including any change in any law or regulation or the interpretation thereof by any Governmental Authority (whether or not having the force of law), relating now or at any time heretofore or hereafter to the business or operations of any Obligor or to any of the property owned, leased or used by any Obligor, including the development, design, construction, acquisition, start-up, ownership and operation and maintenance of property.

            "GUARANTEE" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "GUARANTEE" and "GUARANTEED" used as a verb shall have a correlative meaning.

            "GUARANTEES" shall mean, collectively, the guarantees delivered to the Lenders by the Guarantors pursuant to Section 9 which are evidenced by notations of guarantee substantially in the form of EXHIBIT VI.

            "GUARANTORS" shall mean, collectively, each of the Subsidiaries (other than Foreign Subsidiaries) existing on the Closing Date and each additional Subsidiary (other than Foreign Subsidiaries) created or acquired after the Closing Date.

            "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, constituent or waste, or any other constituent, waste, material, compound or substance including, without limitation, petroleum including crude oil or any fraction thereof, or any petroleum product, subject to regulation under any Environmental Law.

            "INCREASE DATE" shall have the meaning ascribed to such term in
Section 2.2.

            "INDEBTEDNESS" shall mean, with respect to any Person, (i) all indebtedness, obligations and liabilities of such Person for borrowed money,
(ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet of such Person in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money, of such Person, (iv) any indebtedness, obligation or liability of such Person owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months (or a longer period of up to one year, if such terms are available from suppliers in the ordinary course of business) from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness, obligations and liabilities secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, except that "Indebtedness" shall not include trade payables and accrued liabilities incurred in the ordinary course of business for the purchase of goods or services that are not secured by a Lien and obligations under Interest Rate Agreements (which constitute Contingent Obligations, not Indebtedness), (vi) guarantees of such Person in respect of Indebtedness of other Persons and (vii) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price. For purposes hereof, the "MAXIMUM FIXED REPURCHASE PRICE" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

            "INDEMNIFIED LIABILITIES" shall have the meaning ascribed to such term in Section 10.4.

            "INDEMNITEES" shall have the meaning ascribed to such term in
Section 10.4.

            "INDEPENDENT FINANCIAL ADVISOR" shall mean a firm (i) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in any Obligor and (ii) that is otherwise independent and qualified to perform the task for which it is to be engaged.

            "INITIAL PUBLIC OFFERING" shall mean a primary underwritten public offering of the Common Stock of the Borrower, other than any public offering or sale pursuant to a registration statement on Form S-8 or a comparable form.

            "INITIAL SENIOR LOAN" shall have the meaning ascribed to such term in Section 2.1A.

            "INITIAL WARRANTS" shall have the meaning ascribed to such term in
Section 5.12A.

            "INTELLECTUAL PROPERTY" shall mean all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of an Obligor as currently conducted or as proposed to be conducted that are material to the condition (financial or otherwise), business, operations or prospects of the Obligors, taken as a whole.

            "INTERCOMPANY NOTE" shall mean a promissory note substantially in the form of EXHIBIT IX.

            "INTEREST RATE AGREEMENT" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect an Obligor against fluctuations in interest rates.

            "INVESTMENT" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person; (d) the entering into of any Interest Rate Agreement; (e) any direct or indirect acquisition for cash of any 38 GHz licenses (or the economic benefit of any such license) or right to use any such license or Capital Stock of any Person holding any such license or the right to use any such license (or the economic benefit of any such license); or (f) any direct or indirect agreement to make any Investment (including any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale).

            "JOINT VENTURE" shall mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; PROVIDED, HOWEVER, that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

            "KEY EMPLOYEES" shall have the meaning ascribed to such term in
Section 4.32.

            "LAWS" shall mean all applicable statutes, laws, ordinances, regulations, rules, orders, judgments, writs, injunctions or decrees of any state, commonwealth, nation, territory, possession, province, county, parish, town, township, village, municipality or Governmental Authority, and "LAW" means each of the foregoing.

            "LENDERS" shall have the meaning ascribed to that term in the introduction to this Agreement and shall include any assignee of the Senior Loan, any Note or the Senior Loan Commitment to the extent of such assignment.

            "LIEN" shall mean any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

            "LITIGATION" shall mean any action, suit, proceeding, claim, lawsuit, arbitration and/or investigation conducted or threatened by or before any Governmental Authority.

            "MARGIN STOCK" shall have the meaning assigned to that term in Regulation U and Regulation G of the Board of Governors of the Federal Reserve System as in effect from time to time.

            "MATERIAL ADVERSE CHANGE" shall mean a material adverse change in the business, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole, except as expressly disclosed in the Prospectus relating to historical events that have occurred or that the Company believes are likely to occur.

            "MATERIAL ADVERSE EFFECT" shall mean (i) a material adverse effect upon the business, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole, or (ii) the material impairment of the ability of any Obligor to perform, or the material impairment of the ability of the Collateral Agent or any Lender to enforce, the Obligations.

            "MATURITY DATE" shall have the meaning ascribed to such term in
Section 2.1E.

            "MERGER" shall mean the merger of Merger Sub with and into Advanced Radio Telecom Corp., a Delaware corporation, pursuant to the Merger Agreement.

            "MERGER AGREEMENT" shall mean the Second Restated and Amended Agreement and Plan of Reorganization dated October 11, 1996 among the Borrower, Merger Sub and Advanced Radio Telecom Corp.

            "MERGER SUB" shall mean ART Merger Corporation, a Delaware corporation and a Wholly Owned Subsidiary.

            "MINIMUM IPO" shall mean an Initial Public Offering which results in gross proceeds to the Company of at least $30 million and a per share price of at least $8.25.

            "MINIMUM IPO CONSUMMATION DATE" means the date of the initial consummation of the Minimum IPO (regardless of the date of consummation of any underwriters' over-allotment option).

            "MINIMUM IPO UNDERWRITING AGREEMENT" shall mean the Purchase Agreement dated as of October 31, 1996, by and among the Borrower and Merrill Lynch & Co. and Deutsche Morgan Grenfell as lead underwriters and the other underwriters named therein.

            "MORTGAGE" shall mean a term loan mortgage, assignment of leases, security agreement and fixture filing, or a term loan deed of trust, assignment of leases, security agreement and fixture filing, creating and evidencing a Lien on a Mortgaged Real Property, which shall be in form and substance reasonably satisfactory to the Lenders and the Borrower and which shall be dated the date of delivery thereof and made by the owner of the Mortgaged Real Property described therein for the benefit of the Collateral Agent, as mortgagee (grantee or beneficiary), assignee and secured party, as the same may at any time be amended, modified or supplemented in accordance with the terms thereof and hereof.

            "MORTGAGED REAL PROPERTY" shall mean each Real Property which shall be subject to a Mortgage delivered pursuant to Section 6.24.

            "MULTIEMPLOYER PLAN" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA (i) to which contributions are or have been made by the Company or any ERISA

Affiliate or (ii) as to which the Company or any ERISA Affiliate may have liability under Title IV of ERISA.

            "NET AVAILABLE PROCEEDS" shall mean:

             (i) in the case of any Disposition Event, the amount of Net Cash Payments received by the Borrower or any Subsidiary in connection with such Disposition Event;

            (ii) in the case of any Casualty Event, the aggregate amount of proceeds of insurance and condemnation awards received by the Borrower or any Subsidiary in respect of such Casualty Event net of (a) reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith, (b) repayments of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien on such Property and (c) any income and transfer taxes payable by the Borrower or any Subsidiary in respect of such Casualty Event;

           (iii) in the case of any Equity Issuance or any Debt Issuance, the aggregate amount of all cash received by the Borrower or any Subsidiary in respect thereof net of all reasonable investment banking fees, legal fees, consulting fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses, actually incurred and satisfactorily documented in connection therewith;

            (iv) in the case of any Taking or Destruction, the Net Award or Net Proceeds, as applicable, resulting therefrom, to be applied as Net Available Proceeds under this Agreement pursuant to the provisions of the Mortgages; PROVIDED, HOWEVER, that such amounts have not been applied to restore or rebuild the Mortgaged Real Property so Taken or Destroyed as permitted or required by the applicable Mortgage and this Agreement; and

             (v) with respect to any loss of title to all or any portion of any Mortgaged Real Property, any title insurance proceeds resulting therefrom, to be applied as Net Available Proceeds under this Agreement pursuant to the provisions of the Mortgages.

            "NET AWARD" shall have the meaning ascribed to such term in each Mortgage.

            "NET CASH PAYMENTS" shall mean, with respect to any Disposition Event, the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by the Borrower or any Subsidiary directly or indirectly in connection with such Disposition Event; PROVIDED, HOWEVER, that Net Cash Payments shall be net (without duplication) of (i) the amount of all reasonable attorneys' fees, consulting fees, accountants' fees, investment banking fees, survey costs, title and recording tax expenses, commissions, underwriting discount, brokerage or selling commissions and other fees and expenses paid by the Borrower or any Subsidiary in connection with the Disposition (the "RELEVANT DISPOSITION") constituting (or relating to) such Disposition Event, (ii) any Federal, state and local income or other taxes paid or estimated to be payable by the Borrower and its Subsidiaries as a result of the Relevant Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local Governmental Authority by the due date (including extensions) of the applicable Tax Return in respect of the Relevant Disposition) and net purchase price adjustment reasonably expected to be payable in connection therewith (but upon the resolution of the criteria for payment, if not paid, then to such extent such amount shall be Net Cash Payments), (iii) any repayments by the Borrower or any Subsidiary of Indebtedness to the extent that (a) such Indebtedness is secured by a Lien on the Property that is the subject of the Relevant Disposition and (b) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the purchase of such Property, (iv) amounts required to be paid to any Person (other than the Borrower or any Subsidiary) owning a beneficial interest in the assets subject to such Relevant Disposition, (v) reasonable amounts to be provided by the Borrower or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Relevant Disposition and retained by the Borrower or such Subsidiary, as the case may be (PROVIDED that, if any amount of such reserve shall be released or reversed, the amount of such release or reversal shall be Net Cash Payments) and (vi) any other customary fees and expenses actually incurred and satisfactorily documented in connection therewith.

            "NOTES" shall mean the Original Notes and the PIK Notes.

            "NOTICE OF BORROWING" shall mean a notice substantially in the form of EXHIBIT III with respect to a proposed borrowing.

            "OBLIGATIONS" shall mean all obligations of every nature of each Obligor from time to time owed to the Lenders under the Senior Loan Documents, whether for principal, reimbursements, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

            "OBLIGORS" shall mean the Borrower and the Guarantors and "OBLIGOR" means any of them.

            "OFFER PAYMENT DATE" shall have the meaning ascribed to such term in Section 2.4A(iv).

            "OFFICER" shall mean the Chairman of the Board, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer or the Secretary of an Obligor.

            "OFFICERS' CERTIFICATE" shall mean, as applied to any corporation, a certificate executed on behalf of such corporation by one or two Officers; PROVIDED, HOWEVER, that every Officers' Certificate with respect to the compliance with a condition precedent to the making of the Senior Loan hereunder shall include (i) a statement that the Officer or Officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with and
(iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

            "ORIGINAL NOTES" shall have the meaning ascribed to such term in
Section 2.1D.

            "OTHER TAXES" shall have the meaning ascribed to such term in
Section 10.19A.

            "PARI PASSU INDEBTEDNESS" shall mean, with respect to the Borrower, Indebtedness that ranks PARI PASSU in right of payment to the Senior Loan.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

            "PENDING ACQUISITIONS" shall mean, collectively, the ART West Acquisition, the CommcoCCC Acquisition, the Telecom Acquisition and the DCT Acquisition, and "PENDING ACQUISITION" means each of them.

            "PENDING APPLICATIONS" shall mean those applications, including amendments, filed by the Company for those licenses from the FCC for microwave facilities in the 38 GHz band listed on SCHEDULE 1.1(a).

            "PERMITS" shall have the meaning ascribed to such term in Section 4.20.

            "PERMITTED AFFILIATE TRANSACTIONS" shall have the meaning ascribed to such term in Section 6.8.

            "PERMITTED HOLDERS" shall mean each of the shareholders of the Company as of the date hereof (as reflected in the stock register of the Company) and prior to the Minimum IPO Consummation Date and their respective Permitted Transferees.

            "PERMITTED LIENS" shall have the meaning ascribed to such term in
Section 6.2.

            "PERMITTED SUBORDINATED INDEBTEDNESS" shall mean any Indebtedness
(i) of which the maturity of any principal amounts due thereunder shall be no earlier than one year after the final maturity date of the Senior Loans, (ii) which is subordinated to the Obligations hereunder on substantially the terms set forth in EXHIBIT X, and (iii) the terms and provisions of which are acceptable to the Required Lenders.

            "PERMITTED TRANSFEREE" shall mean with respect to any Person: (i) in the case of any Person who is a natural person, such individual's spouse or children (natural or adopted), any trust for such individual's benefit or the benefit of such individual's spouse or children (natural or adopted), or any corporation or partnership in which the direct and beneficial owner of all of the equity interest is such Person or such individual's spouse or children (natural or adopted) or any trust for the benefit of such persons; (ii) in the case of any Person who is a natural person, the heirs, executors, administrators or personal representatives upon the death of such Person or upon the incompetency or disability of such Person for purposes of the protection and management of such individual's assets; and (iii) in the case of any Person who is not a natural person, any Affiliate of such Person.

            "PERSON" shall mean and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

            "PIK INTEREST AMOUNT" shall have the meaning ascribed to such term in Section 2.2B.

            "PIK NOTES" shall have the meaning ascribed to such term in
Section 2.1D.

            "PLAN" shall mean an employee benefit or other plan which is established or maintained by or to which contributions are made by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate may have liability and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

            "PLEDGED COLLATERAL" shall mean all the Pledged Collateral as defined in the Security Agreement.

            "POTENTIAL EVENT OF DEFAULT" shall mean a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

            "PREFERRED STOCK" of any Person shall mean any Capital Stock of such Person that has preferential rights (as compared to any other Capital Stock of such Person) with respect to dividends or redemptions or upon liquidation.

            "PRIOR LIENS" shall mean Liens which, pursuant to the provisions of the Security Agreement, are or may be superior to the Lien of the Security Agreement.

            "PROCEEDING" shall have the meaning ascribed to such term in
Section 5.1(ix).

            "PRO FORMA" shall mean, with respect to any calculation made or required to be made pursuant to the terms of this Agreement, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act.

            "PROPERTY" shall mean any right or interest in or to property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

            "PROSPECTUS" means the final prospectus relating to the Minimum IPO in the form first filed with the Commission and delivered to the Lenders pursuant to the terms hereof.

            "QUALIFIED CAPITAL STOCK" shall mean any Capital Stock that is not Disqualified Capital Stock.

            "QUARTERLY PERIOD" shall mean the period commencing on the first calendar day of each three-month period, if such day is a Business Day, or the first Business Day succeeding the first calendar day of each three-month period and ending on the day next preceding the first Business Day of the following Quarterly Period.

            "REAL PROPERTY" shall mean all right, title and interest of the Borrower or any Subsidiary (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by the Borrower or any Subsidiary together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

            "REGISTER" shall have the meaning ascribed to such term in Section 5.11.

            "REGISTRATION RIGHTS AGREEMENT" shall mean the Second Restated and Amended Registration Rights Agreement dated July 3, 1996 among the Company, its stockholders and certain other parties, as amended and in effect from time to time in accordance with its terms and this Agreement.

            "REGISTRATION RIGHTS AGREEMENT AMENDMENT" shall mean an amendment to the Registration Rights Agreement substantially in the form of EXHIBIT XII, as amended and in effect from time to time in accordance with its terms and this Agreement.

            "RELATED DOCUMENTS" shall mean any agreement, document or instrument entered into by any Obligor in connection with the Merger Agreement, the CommcoCCC Acquisition Agreement, the ART West Acquisition Agreement, the Telecom Acquisition Agreement or the DCT Acquisition Agreement as any such agreement, document or instrument is amended and in effect from time to time in accordance with their respective terms and this Agreement.

            "RELEASE" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

            "RELEVANT PARTY" and "RELEVANT PARTIES" each shall have the meaning ascribed to such terms in Section 7.2.

            "REQUIRED LENDERS" shall mean, at any time, Lenders holding in the aggregate at least a majority of the then outstanding (i) prior to the Closing Date, the Senior Loan Commitments and (ii) after the making of the Initial Senior Loan, principal amount of the Notes.

            "RESTRICTED PAYMENT" shall have the meaning ascribed to such term in Section 6.3.

            "SECTION 10.19 CERTIFICATE" shall have the meaning ascribed to such term in Section 10.19F.

            "SECURITIES" shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

            "SECURITIES ACT" shall mean the Securities Act of 1933, as amended from time to time, and any successor statute and the rules and regulations of the Commission promulgated thereunder.

            "SECURITY AGREEMENT" shall mean a Security Agreement substantially in the form of EXHIBIT VII among the Company, the Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented in accordance with the terms thereof and hereof.

            "SECURITY DOCUMENTS" shall mean the Mortgages and the Security Agreement.

            "SENIOR LOAN" shall have the meaning ascribed to such term in
Section 2.1A.

            "SENIOR LOAN COMMITMENT" and "SENIOR LOAN COMMITMENTS" each shall have the meaning ascribed to such term in Section 2.1A.

            "SENIOR LOAN DOCUMENTS" shall mean this Agreement, the Notes, the Security Agreement, the Mortgages, the Warrant

Agreement, the Registration Rights Agreement and the Registration Rights Agreement Amendment.

            "STATE AND LOCAL REAL PROPERTY DISCLOSURE REQUIREMENTS" shall mean any state or local Laws requiring notification of the buyer of real property, or notification, registration, or filing to or with any state or local agency, prior to the sale of any real property or transfer of control of an establishment, of the actual or threatened presence or release into the environment, or the use, disposal, or handling of Hazardous Materials on, at, under, or near the real property to be sold or the establishment for which control is to be transferred.

            "SUBORDINATED INDEBTEDNESS" shall mean Indebtedness of the Borrower that is expressly subordinated in right of payment to the Notes.

            "SUBORDINATION PROVISIONS" shall have the meaning ascribed to such term in Section 7.18.

            "SUBSIDIARY" shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. The term "SUBSIDIARY" includes, immediately prior to the consummation of the Merger, any entity to become a Subsidiary of the Borrower upon consummation of the Merger and, immediately prior to the consummation of any Pending Acquisition, any entity to become a Subsidiary of the Borrower upon consummation of such Pending Acquisition.
Unless stated otherwise or the context otherwise clearly requires, "SUBSIDIARY" means a Subsidiary of the Borrower.

            "SURETY INSTRUMENTS" shall mean all letters of credit (including standby and commercial), bankers' acceptances, bank guarantees, surety bonds and similar instruments.

            "TAXES" shall mean any present or future tax, levy, stamp, impost, duty, deduction, assessment or other charge or withholding (including any intangible, documentary or excise tax), and all liabilities with respect thereto (including penalties, interest and expenses) imposed, levied, collected, withheld or assessed by or on behalf of any Governmental Authority.

            "TAX RETURNS" shall have the meaning ascribed to such term in
Section 4.12.

            "TELECOM ACQUISITION" shall mean the acquisition of certain 38 GHz radio authorizations pursuant to the Telecom Acquisition Documents.

            "TELECOM ACQUISITION AGREEMENT" shall mean the Telecom Asset Purchase Agreement dated as of June 1996 among the Company, Telecom One, a Delaware corporation, and the selling stockholders named therein, as amended and in effect from time to time in accordance with its terms and this Agreement.

            "TELECOM ACQUISITION DOCUMENTS" shall mean the Telecom Acquisition Agreement and each of the Related Document with respect thereto in each case including all exhibits, appendices, annexes and attachments thereto, and "TELECOM ACQUISITION DOCUMENT" means any of the, in each case as amended and in effect from time to time in accordance with its terms and this Agreement.

            "TRANSACTIONS" means (i) the Minimum IPO, (ii) the Merger, (iii) the use of the proceeds of the Minimum IPO as set forth in the Prospectus to repay all outstanding Indebtedness other than the Indebtedness to remain outstanding as reflected in the Prospectus under the caption "Capitalization" in the column titled "Pro Forma As Adjusted" and (iv) the making of the Initial Senior Loan.

            "TRANSFEREE" shall have the meaning ascribed to such term in
Section 10.19.

            "U.S. LEGAL TENDER" shall mean such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

            "U.S. PERSON" shall mean a person described in Section 7701(a)(30) of the Code (or any successor provision).

            "VOTING STOCK" shall mean, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person.

            "VOTING TRUST AGREEMENT" shall mean, collectively, the Voting
Trust Agreement and Irrevocable Proxy dated on or about the Minimum IPO Consummation Date among the Zimmerman Group, the Company, Vernon
L. Fotheringham, Andrew I. Fellat and Mark C. Demetree, the Voting Agreement dated on or about such date between Landover Holdings Corp. and the Company and the Confidentiality Agreement dated on or about such date between Laurence S. Zimmerman, a natural Person resident in New York, New York on the date hereof, and the Company, each as amended and in effect from time to time in accordance with its terms and this Agreement.

            "WARRANT AGREEMENT" shall mean the Warrant Agreement dated as of the Minimum IPO Closing Date between the Borrower and the Warrant Agent named therein, as amended and in effect from time to time in accordance with its terms and this Agreement.

            "WARRANTS" means the Warrants issued under the Warrant Agreement.

            "WARRANT SHARES" shall mean the shares of Common Stock of the Company issuable or issued upon exercise of the Warrants.

            "WEIGHTED AVERAGE LIFE TO MATURITY" shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

            "WHOLLY OWNED SUBSIDIARY" shall mean, with respect to any Person, any corporation, association or other business entity of which 100% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Wholly Owned Subsidiaries of that Person or a combination thereof. Unless stated otherwise or the context otherwise clearly requires, "WHOLLY OWNED SUBSIDIARY" means a Wholly Owned Subsidiary of the Borrower.

            "ZIMMERMAN GROUP" shall mean Laurence S. Zimmerman, a natural Person resident in New York, New York as of the date hereof, his wife as of the date hereof, the Zachary Tyler

Zimmerman trust and Landover Holdings Corp., a Delaware corporation.

            1.2  ACCOUNTING TERMS

            For the purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

            1.3  OTHER DEFINITIONAL PROVISIONS; ANNIVERSARIES

            Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

            1.4  RULES OF CONSTRUCTION

            A. In this Agreement and each other Senior Loan Document, unless the context clearly requires otherwise (or such other Senior Loan Document clearly provides otherwise), references to (i) the plural include the singular, the singular the plural and the part the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) agreements (including this Agreement), promissory notes and other contractual instruments include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms or the terms of any Senior Loan Document; (iv) statutes and related regulations include any amendments of same and any successor statutes and regulations; and (v) time shall be a reference to New York City time. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

            B. In this Agreement and each other Senior Loan Document, unless the context clearly requires otherwise (or such other Senior Loan Document clearly provides otherwise), (i) "AMEND" shall mean "amend, amend and restate, supplement or modify"; and "AMENDED" and "AMENDMENT" shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, "FROM" shall mean "from and including"; "TO" and "UNTIL" shall mean "to but excluding"; and "THROUGH" shall mean "to and including"; (iii) "HEREOF," "HEREIN" and "HEREUNDER"
(and similar terms) in
this Agreement or any other Senior Loan Document refer to this Agreement or such other Senior Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Senior Loan Document; (iv) "INCLUDING" (and similar terms) shall mean "including without limitation" (and similarly for similar terms); (v) with respect to the Obligors "KNOWLEDGE" or "AWARE" shall mean and include the actual knowledge or awareness of the chief executive officer or chief financial officer of any of the Obligors; (vi) "OR" has the inclusive meaning represented by the phrase "and/or"; (vii) "PROPERTY" and "ASSETS" each shall include all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed, now existing or hereafter acquired; (viii) "SATISFACTORY TO" any of the Collateral Agent or Lenders shall mean in form, scope and substance and on terms and conditions satisfactory to such Person in its reasonable judgment; and (ix) references to "THE DATE HEREOF" shall mean the date first set forth above.

            C. In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.

            D. No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting thereof shall apply to any Senior Loan Document.


SECTION 2  AMOUNT AND TERMS OF SENIOR LOAN COMMITMENT
             AND SENIOR LOAN; NOTES

            2.1  SENIOR LOAN AND NOTES

            A. SENIOR LOAN COMMITMENT. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Obligors herein set forth, the Lenders severally and not jointly hereby agree to lend to the Borrower on the Closing Date loans (the "INITIAL SENIOR LOAN") in an aggregate amount requested by the Borrower not to exceed $50.0 million.
No Senior Loan shall be made after the Minimum IPO Consummation Date unless (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower has given written notice (the "EXTENSION NOTICE") to the Lenders prior to the Closing Date that it desires that the Lenders make Senior Loans after the Minimum IPO Consummation Date. The Senior Loan shall be at least $10.0 million and integral multiples of $500,000. Upon the issuance of any PIK Notes, each Lender shall be deemed to have made a loan (the "PIK LOAN", and together with the Initial Senior Loan, the "SENIOR LOAN") in the amount of the face amount of such PIK Note on the date of the date of such PIK Note. PIK Loans may only be made on an interest payment date and only in respect of interest not paid in cash on such date in accordance herewith. Each Lender's commitment to make the Senior Loan (other than any PIK Loan) to the Borrower pursuant to this Section 2.1A is herein called the "SENIOR LOAN COMMITMENT" and the Senior Loan Commitment of all the Lenders is herein called the "SENIOR LOAN COMMITMENTS". The amount of each Lender's Senior Loan Commitment is set forth opposite its name on the signature pages hereto and the aggregate amount of the Senior Loan Commitments is initially $50.0 million.

            B. NOTICE OF BORROWING. When the Borrower desires to borrow under this Section 2.1, it shall deliver to the Lenders a Notice of Borrowing no later than 11:00 A.M. (New York time), at least (x) with respect to the Initial Senior Loan, ten full Business Days in advance of the Closing Date, or such later date as shall be agreed to by the Lenders and (y) in the case of a PIK Loan, one full Business Day in advance of the applicable interest payment date. The Notice of Borrowing shall specify the applicable date of borrowing (which shall be a Business Day) and the amount to be borrowed.

            C. DISBURSEMENT OF FUNDS. (a) Upon satisfaction or waiver of the conditions set forth in Section 3.1, no later than 12:00 Noon (New York time) on the Closing Date, each Lender will make available its PRO RATA share (based on each Lender's Senior Loan Commitment then in effect) of the Senior Loan (not to exceed $50.0 million in the aggregate for all Lenders) in the manner provided below. All amounts shall be made available in U.S. Legal Tender and immediately available funds to the Borrower by depositing to its account at the place in the United States notified by the Borrower to the Lenders in writing at least two Business Days in advance of the Senior Loan to be made by each such Lender. Each Lender shall make the proceeds of the PIK Loan to be borrowed by the Company available to the Company on an interest payment date on which a PIK Interest Amount is payable by causing the proceeds of such PIK Loan to be applied in satisfaction of an amount of interest on the Senior Loan due on such date which is equal to such PIK Interest Amount. Such Loan shall be deemed to be a simultaneous borrowing of such PIK Loan and payment of such interest.

            (b) Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Senior Loan Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

            D. NOTES. The Borrower shall execute and deliver to each Lender on the Closing Date one or more notes dated the Closing Date substantially in the form of EXHIBIT I to evidence such Lender's Senior Loan Commitment and with appropriate insertions (the "ORIGINAL NOTES"). On each interest payment date on which the Borrower elects to pay a PIK Interest Amount pursuant to Section 2.2B, the Borrower shall execute and deliver to each Lender on such interest payment date a note dated such interest payment date substantially in the form of EXHIBIT I in a principal amount equal to such Lender's PRO RATA portion of such PIK Interest Amount and with other appropriate insertions (each a "PIK NOTE" and, together with the Original Notes, the "NOTES"). A PIK Note shall bear interest from the date of its issuance at the same rate borne by all Notes.

            E. MATURITY OF SENIOR LOAN. The Senior Loan shall mature and the Borrower shall pay to each Lender in full the outstanding principal amount thereof and accrued interest thereon on the second anniversary of the Closing Date (the "MATURITY DATE").

            F. TERMINATION OF SENIOR LOAN COMMITMENTS. The Senior Loan Commitments shall automatically and permanently terminate on the earlier of (x) 11:00 A.M. (New York time) on March 31, 1997 or (y) 11:00 A.M. (New York time) on the Minimum IPO Consummation Date; PROVIDED, HOWEVER, that if the Company shall have given the Extension Notice in accordance with Section 2.1A, the Senior Loan Commitments shall not so terminate but instead shall automatically and permanently terminate on the earlier of (x) 11:00 A.M. (New York time) on the 90th day after the Minimum IPO Consummation Date (or the immediately preceding Business Day if such day is not a Business Day) and (y) 11:00 A.M. (New York time) on March 31, 1997. Notwithstanding anything herein to the contrary, the Senior Loan Commitment shall automatically and permanently terminate immediately after the making of any Senior Loan in an amount equal to the amount of such Senior Loan (it being understood that if the Extension Notice is not given in accordance with the provisions of Section 2.1A, the Senior Loan Commitments shall automatically and permanently terminate in full on the Closing Date immediately after the making of the Senior Loan on such date). The Borrower shall have the right, without premium or penalty, to reduce or terminate the Senior Loan Commitments of the Lenders at any time. Any reduction or termination of the Senior Loan Commitments shall apply to the Senior Loan Commitment of each of the Lenders PRO RATA in accordance with the amount of each Lender's then outstanding Senior Loan Commitment.

            G. PRO RATA BORROWINGS. The Senior Loan made under this Agreement shall be made by the Lenders PRO RATA on the basis of their respective Senior Loan Commitments. No Lender shall be responsible for any default by any other Lender of its obligation to make its portion of the Senior Loan hereunder and that each Lender shall be obligated, subject to the terms and conditions hereof, to make its portion of the Senior Loan hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

            2.2  INTEREST ON THE SENIOR LOAN

            A. RATE OF INTEREST. The Senior Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by prepayment, acceleration or otherwise) at the rate of 12.50% PER ANNUM, which rate shall increase by 0.50% PER ANNUM on (x) the date which is the corresponding date in the month which is the third calendar month after the calendar month in which the Minimum IPO Consummation Date occurs (the "INCREASE DATE"), and (y) (without duplication) on each date which is the corresponding day in each month which is at an additional three calendar month interval after the calendar month in which the Increase Date occurs.

            B. INTEREST PAYMENTS. Interest shall be payable with respect to the Senior Loan in arrears on the last Business Day of each March, June, September and December, commencing in March, 1997, and upon any prepayment or repayment (including by acceleration or otherwise) of the Senior Loan (to the extent accrued on the amount being prepaid) and at maturity of the Senior Loan.

            The Company may, other than upon any prepayment, repayment, purchase pursuant to Section 2.4A(iv) or maturity of the Senior Loan, pay all or a portion of the interest payable on any interest payment date by issuance of PIK Notes (valued at 100% of the face amount thereof) in an aggregate principal amount equal to the amount of such interest then owing (the "PIK INTEREST AMOUNT"). Accrued interest payable on prepayment, repayment, purchase pursuant to Section 2.4A(iv) or maturity of the Senior Loan shall be paid solely in cash.

            C. POST-MATURITY INTEREST. Any principal payments on the Senior Loan not paid when due and, to the extent permitted by applicable Law, any interest payment on the Senior Loan not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate that is 2.00% PER
ANNUM in excess of the rate of interest otherwise payable under this Agreement for the Senior Loan.

            D. COMPUTATION OF INTEREST. Interest on the Senior Loan shall be computed on the basis of a 360-day year comprised of twelve 30-day months. In computing interest on the Senior Loan, the date of the making of the applicable Senior Loan shall be included (which, for purposes of any PIK Loan, shall be deemed to be the date of the PIK Note representing such PIK Loan) and the date of payment shall be excluded; PROVIDED, HOWEVER, that if a Senior
Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Senior Loan.

            2.3  FEES

            The Company agrees to pay to each Lender for the account of each Lender a commitment fee in an amount equal to 2.0% of the full amount of the Senior Loan Commitments as of the date hereof in accordance with the terms of the Commitment Letter. One half of such commitment fee shall be earned on the date of execution of this Agreement and shall be payable on the earlier to occur of (x) the Minimum IPO Consummation Date and (y) March 31, 1997 (and shall be payable whether or not any Senior Loans are made), with the balance earned and payable upon the first date any Senior Loan is made hereunder (regardless of the amount of the Senior Loan made).

            The Company agrees to pay to CIBC Wood Gundy Securities Corp. on or before the Minimum IPO Consummation Date and the date of the making of the Initial Senior Loan all fees and expenses to be paid as required by the letter agreement dated October 16, 1996 between the Company and CIBC Wood Gundy Securities Corp.

            The Company agrees to pay the Collateral Agent all fees required by the Collateral Agent's Fee Letter.

            Once paid, such commitment fee shall not be refundable under any circumstances.

            All fees paid under this Section 2.3 shall be paid solely in cash.

            2.4  PREPAYMENTS AND PAYMENTS; CHANGE OF CONTROL OFFER

            A.    PREPAYMENTS; CHANGE OF CONTROL OFFER

             (i) VOLUNTARY PREPAYMENTS. The Borrower may, upon not less than three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Lenders at any time and from time to time, prepay the Senior Loan in cash in whole or in part at 100% of the principal amount thereon plus accrued interest (which interest is payable solely in cash); PROVIDED, HOWEVER, that unless the Senior Loan is to be prepaid in full, such voluntary prepayments shall not result in the aggregate amount of the Senior Loan outstanding being less than $10.0 million.

            Notice of prepayment having been given as aforesaid, the principal amount of the Senior Loan to be prepaid shall become due and payable on the prepayment date. Amounts of the Senior Loan so prepaid may not be reborrowed.

            (ii) MANDATORY PREPAYMENTS. The Borrower shall prepay the Senior Loans and the Senior Loan Commitments shall be automatically reduced as follows (each such prepayment and reduction to be effected in each case in the manner, order and to the extent specified in subsection (iii) below of this Section 2.4A):

             (I) CASUALTY EVENTS. On the date (or next Business Day if such date is not a Business Day) on which the Borrower or any Subsidiary receives any Net Available Proceeds from any Casualty Event with respect to Property pledged pursuant to the Security Agreement, in an aggregate principal amount equal to 100% of such Net Available Proceeds; PROVIDED, HOWEVER, that so long as no Event of Default or Potential Event of Default then exists and such Net Available Proceeds do not exceed $1.0 million, such Net Available Proceeds shall not be required to be so applied on such date to the extent that the Borrower has delivered an Officers' Certificate to the Lenders on or prior to such date stating that such proceeds shall be used to (1) repair, replace or restore any Property in respect of which such Net Available Proceeds were paid or (2) fund the expansion or substitution of other Property used or usable in the business of the Borrower and the Subsidiaries, in each case within 180 days following the date of the receipt of such Net Available Proceeds; PROVIDED, FURTHER, HOWEVER, that (i) if the amount of such Net
      Available Proceeds exceeds $1.0 million, then the entire amount and not just the portion in excess of $1.0 million shall be applied and (ii) if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of the Senior Loans pursuant to the preceding proviso is not so used within 180 days after the date of the receipt of such Net Available Proceeds, such remaining portion shall be applied on the last Business Day of such period as specified in subsection (iii) of this Section 2.4A.

            (II) EQUITY ISSUANCE; DEBT ISSUANCE. Within two Business Days after any Equity Issuance or any Debt Issuance after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds of such Equity Issuance or such Debt Issuance, as the case may be.

           (III) SALE OF ASSETS. Within two Business Days after the date of receipt of any Net Available Proceeds from any Disposition Event, in an aggregate principal amount equal to 100% of the Net Available Proceeds from such Disposition Event; PROVIDED, HOWEVER, that the Net Available Proceeds from any Disposition permitted by Section 6.6(k) (other than any Disposition of or involving any FCC Licenses (including by way of sale of Capital Stock or a license or similar agreement to use any FCC Licenses or have the right to the economic benefit thereof)) shall in each case not be required to be applied as provided herein on such date if and to the extent that (i) no Event of Default or Potential Event of Default then exists and (ii) the Borrower delivers an Officers' Certificate to the Lenders on or prior to such date stating that such Net Available Proceeds shall be reinvested in capital assets of the Borrower or any Subsidiary in each case within 180 days following the date of such Disposition (which certificate shall set forth the estimates of the proceeds to be so expended); PROVIDED, FURTHER, HOWEVER, that if all or any portion of such Net Available Proceeds not so applied as provided herein is not so used within such 180 day period, such remaining portion shall be applied on the last day of such period (or the next preceding Business Day if such last day is not a Business Day) as specified in subsection (iii) of this
      Section 2.4A (it being understood that the foregoing shall in no way affect the obligation of the Company to obtain the consent of the Required Lenders if required pursuant to this Agreement).

            (IV) RECOVERY EVENTS. On the date (or next Business Day if such date is not a Business Day) on which the Borrower or any Subsidiary receives any Net Available

      Proceeds from any Taking or Destruction or loss of title to any Mortgaged Real Property, in an aggregate principal amount equal to 100% of such Net Available Proceeds; PROVIDED, HOWEVER, that so long as no Event of Default or Potential Event of Default then exists and such Net Available Proceeds do not exceed $1.0 million, such Net Available Proceeds shall not be required to be so applied on such date to the extent that the Borrower has delivered an Officers' Certificate to the Lenders on or prior to such date stating that such proceeds shall be used to (1) repair, replace or restore any Mortgaged Real Property in respect of which such Net Available Proceeds were paid or (2) fund the purchase of substitute or additional Mortgaged Real Property, in each case within 180 days following the date of the receipt of such Net Available Proceeds; PROVIDED, FURTHER, HOWEVER, that (i) if the amount of such Net Available Proceeds exceeds $1.0 million, then the entire amount and not just the portion in excess of $1.0 million shall be applied and (ii) if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of Term Loans pursuant to the preceding proviso is not so used within 180 days after the date of the receipt of such Net Available Proceeds, such remaining portion shall be applied on the last Business Day of such period as specified in subsection (iii) of this Section 2.4A.

           (iii)  APPLICATION OF PREPAYMENTS.  All prepayments required by
Section 2.4A(ii)(i)-(iv) shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. To the extent that the amount to be applied exceeds the aggregate amount of the Senior Loan then outstanding, the Senior Loan Commitments shall be reduced by such amount, all such reductions to be applied PRO RATA among the Lenders.

            (iv)  MANDATORY OFFER TO PURCHASE THE NOTES.

             (I) Upon the occurrence of a Change of Control (the date of such occurrence, the "CHANGE OF CONTROL DATE"), each Lender shall have the right to require the repurchase of its Notes pursuant to an offer to purchase (the "CHANGE OF CONTROL OFFER") at a purchase price in cash equal to 101% of the aggregate principal amount thereof, PLUS accrued and unpaid interest to the date of repurchase (which interest shall be payable solely in cash).

            (II) The notice to the Lenders required by subclause (III) below shall contain all instructions and materials necessary to enable the Lenders to tender the Notes.

           (III) Within 30 days following any Change of Control the Borrower shall mail a notice to the Lenders stating:

                  (1) that the Change of Control Offer is being made pursuant to this Section 2.4(a)(iv) and that all Notes validly tendered will be accepted for payment;

                  (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "OFFER PAYMENT DATE");

                  (3) that any Note not tendered will continue to accrue interest;

                  (4) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Offer Payment Date unless the Company shall default in the payment of the repurchase price of the Notes;

                  (5) that if the Lender elects to have the Note purchased pursuant to the Change of Control Offer it will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Borrower prior to 5:00 p.m. (New York time) on the Offer Payment Date;

                  (6) that the Lender will be entitled to withdraw its election if the Borrower receives, not later than 5:00 p.m. (New York time) on the second Business Day preceding the Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the principal amount of Notes the Lender delivered for purchase, and a statement that the Lender is withdrawing its election to have the Note purchased; and

                  (7) that if the Note is purchased only in part a new Note of the same type will be issued in principal amount equal to the unpurchased portion of the Note surrendered.

            (IV) On or before the Offer Payment Date, the Borrower shall (i) accept for payment the Notes or portions thereof that are to be purchased in accordance with the above, and (ii) deposit, with a paying agent retained by the Company in connection with the Change of Control Offer (at the sole expense of the Company) and reasonably acceptable to the Required Lenders, U.S. Legal Tender sufficient to pay the purchase price of Notes to be purchased plus all accrued and unpaid interest on the Notes purchased. Such paying agent shall promptly mail to the Lender whose Notes are so accepted payment in an amount equal to the purchase price.

             (V) The Borrower shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities Laws and regulations thereunder to the extent such Laws and regulations are applicable in connection with the purchase of the Notes pursuant to an offer hereunder. To the extent the provisions of any securities Laws or regulations conflict with the provisions under this Section, the Borrower shall comply with the applicable securities Laws and regulations and shall not be deemed to have breached their obligations under this Section by virtue thereof.

            B. MANNER AND TIME OF PAYMENT. All payments of principal and interest hereunder and under any Note by the Borrower shall be made without defense, set-off or counterclaim and in same-day funds and delivered to the Lenders, unless otherwise specified, not later than 12:00 Noon (New York time) on the date due at the account specified to the Borrower by each Lender at least one Business Day prior thereto for the account of such Lender; funds received by a Lender after that time shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

            C. PAYMENTS ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under the Notes or of the commitment and other fees hereunder, as the case may be.

            D. NOTATION OF PAYMENT. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), such Lender will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Borrower of the name and address of the transferee of such Note; PROVIDED, HOWEVER, that the failure to make (or any error in the making of) such a notation or to notify the Borrower of the name and address of such transferee shall not limit or otherwise affect the obligation of the Borrower under any Senior Loan Document with respect to the Senior Loan and payments of principal or interest on such Note.

            2.5  USE OF PROCEEDS

            A. SENIOR LOAN. The proceeds of the Senior Loan shall be used by the Borrower for general corporate purposes, subject to the covenants herein and to finance the PIK Loans.

            B. MARGIN REGULATIONS. No portion of the proceeds of the borrowing under this Agreement shall be used by the Borrower in any manner that might cause the borrowing or the application of such proceeds to violate the applicable requirements of Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors or to violate the Exchange Act, in each case as in effect on the Closing Date and the date of such use of proceeds.


SECTION 3  CONDITIONS

            3.1  CONDITIONS TO SENIOR LOAN

            The obligation of the Lenders to make the Senior Loan is subject to, at the Closing Date, the prior or concurrent satisfaction of each of the following conditions:

            A. CHARTER, BYLAWS, RESOLUTIONS, PROCEEDINGS, DOCUMENTS, OPINIONS; ETC. On or before the Closing Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found satisfactory by the Lenders shall be reasonably satisfactory in form and substance to the Required Lenders, and the Lenders shall have received the following items, each of which shall be in form and substance satisfactory to the Required Lenders and, unless otherwise noted, dated the Closing Date:

            1. a certified copy of each Obligor's charter, together with a certificate of status, compliance, good standing or like certificate with respect to each Obligor issued by the appropriate government officials of the jurisdiction of its incorporation and of each jurisdiction in which it owns so as to require foreign qualification, any material assets or carries on any material business, each to be dated a recent date prior to the Closing Date;

            2. a copy of each Obligor's bylaws, certified as of the Closing Date by one of its Officers;

            3. resolutions of each Obligor's Board of Directors approving and authorizing the execution, delivery and performance of each Senior Loan Document and any other documents, instruments and certificates required to be executed by such Obligor in connection herewith and therewith and approving and authorizing the execution, delivery and payment of the Notes, and the issuance and delivery of the Warrants each certified as of the Closing Date by one of its Officers as being in full force and effect without modification or amendment;

            4. signature and incumbency certificates of each Obligor's Officers executing any Senior Loan Document;

            5. executed copies of this Agreement and the Notes executed in accordance with Section 2.1D drawn to the order of each Lender and with appropriate insertions;

            6. an originally executed Notice of Borrowing substantially in the form of EXHIBIT III, signed by the President or a Vice President of the Borrower on behalf of the Borrower in writing delivered to the Lenders;

            7. originally executed copies of one or more favorable written opinions dated the Closing Date of (i) Ropes & Gray and Hahn & Hessen LLP, each counsel for the Obligors, which between them shall cover the matters set forth in EXHIBIT IV and addressed to the Lenders (ii) Cahill Gordon
      & Reindel, special counsel for the Lenders, substantially in the form of
      EXHIBIT V and addressed to the Lenders;

            8. a certificate, delivered by the Borrower and signed by the Chief Financial or Accounting Officer of the Borrower and addressed to the Lenders in form and substance reasonably satisfactory to the Lenders, with appropriate attachments dated the Closing Date stating that, after giving effect to the making of the Senior Loans and the other transactions to occur on the Closing Date, the fair saleable value of the Property of each Obligor will not be less than the probable liability on its debts as they mature, that each Obligor will be able to pay its debts as they mature and that each will not have unreasonably small capital to conduct its business, all in form and substance reasonably satisfactory to the Lenders;

            9. a notation of Guarantee, executed and delivered by each Guarantor, dated the date of issuance of each Note, substantially in the form of EXHIBIT VI, as applicable;

            10. an Officers' Certificate on the Minimum IPO Consummation Date and the date of the making of the Initial Senior Loan certifying as to the number of shares of Common Stock of the Borrower outstanding on a fully diluted basis as of such date after giving effect to (w) the Minimum IPO (assuming a minimum of 2,750,000 shares of Common Stock of the Borrower issued thereunder (or such larger number as may be actually issued)), (x) the CommcoCCC Acquisition (assuming a minimum of 6,000,000 shares of Common Stock of the Borrower issued in connection therewith (or such larger number as may be actually issued)), (y) the Warrants to be issued on such date and all Warrants then issued and outstanding and (z) all then outstanding Equity Rights (other than the Warrants) exercisable as of such date (calculated based on the treasury method);

            11. an executed Warrant Agreement and duly executed certificates for the Initial Warrants as of the earlier of (x) the earlier of the date of the giving of the Extension Notice or the Minimum IPO Consummation Date or (y) March 31, 1997;

            12. on or prior to the second Business Day after the filing thereof with the Commission, a copy of the Prospectus;

            13. on or prior to the Closing Date a copy of all closing documents relating to the other Transactions and all such counterpart originals or certified copies of such documents, instruments, certificates and opinions as the Required Lenders may reasonably request; and

            14. on or prior to the Closing Date, a duly executed copy of the Security Agreement and the Registration Rights Agreement Amendment.

            B. APPROVALS. On or before the Closing Date, all material authorizations, consents and approvals (including of any third party) necessary in connection with the Transactions shall have been obtained and remain in full force and effect and evidence of the receipt of such authorizations, consents and approvals satisfactory to the Required Lenders shall have been delivered to the Lenders.

            C. PAYMENT OF FEES. On the Minimum IPO Consummation Date, all reasonable legal fees of Cahill Gordon & Reindel as special counsel to the Lenders in connection with the negotiation, execution and delivery of the Senior Loan Documents shall have been paid in full. On or before the Closing Date the Borrower shall have paid to the Lenders, the Collateral Agent and CIBC Wood Gundy Securities Corp. the fees payable on or before the Closing Date pursuant to Section 2.3.

            D. PERFORMANCE OF COVENANTS. On or before the Closing Date the Company shall have performed in all material respects all agreements that this Agreement provides shall be performed on or before the Closing Date, except as otherwise disclosed to the Lenders and agreed to in writing by the Required Lenders.

            E. CONSUMMATION OF TRANSACTIONS; FINANCING DOCUMENTATION. On or before the making of the Initial Senior Loan, the Transactions (other than the making of the Senior Loan) shall have been consummated in accordance with the material terms contemplated by the Documents related thereto as of the date hereof. The Obligors shall have executed and delivered all other financing documentation reasonably required by the Required Lenders relating to the Senior Loan and the transactions contemplated thereby, on terms and in form and substance reasonably satisfactory to the Required Lenders.

            F. OFFICERS' CERTIFICATE. On the Closing Date, the Borrower shall have delivered to the Lenders an Officers' Certificate from the Borrower in form and substance satisfactory to the Required Lenders to the effect that
(x) on or prior to the Closing Date, (i) each Obligor has performed and complied in all material respects with all covenants and conditions to be performed and observed by such Obligor on or prior to the Closing Date as required herein,
(ii) each Obligor has performed or complied in all material respects with any covenants and conditions to be performed or complied with by such Obligor on or prior to the Closing Date and (iii) all conditions to the consummation of the Transactions have been satisfied in all material respects and have not been waived or amended without the Required Lenders' prior written consent and (y) each of the representations and warranties herein are true and correct on and as of such date as if made on and as of such date.

            G. FIRE, FLOOD; MATERIAL ADVERSE CHANGE; ETC. No Obligor or any of its Subsidiaries shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any Litigation, which loss or interference, in the judgment of the Lenders, has had or could reasonably be expected to have a Material Adverse Effect; since December 31, 1995, there has been no Material Adverse Change, or any event, change or circumstance which could reasonably be expected to cause or evidence, either individually or together with any other events, changes or circumstances, a Material Adverse Change.

            H. NO ORDER. No order, judgment or decree of any Governmental Authority of competent jurisdiction shall purport to enjoin or restrain any Lender from making a Senior Loan.

            I. NO LITIGATION; NO ADVERSE PROCEEDINGS. There shall not be pending or, to the best knowledge of any Obligor, threatened any Litigation against or affecting any Obligor or any of its Subsidiaries that has not been disclosed by the Borrower in writing to the Lenders (and the Lenders shall have received on the Closing Date an Officers' Certificate dated the Closing Date attesting to the same), which, in each case, singly or in the aggregate, is reasonably likely to have a Material Adverse Effect or a material adverse effect on the Transactions or the making of any Senior Loan. No injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any Litigation seeking to restrain, enjoin, delay, prohibit or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Transactions. There shall not be threatened, instituted or pending any Litigation (i) challenging the Transactions or seeking to restrain, delay or prohibit the consummation thereof; or (ii) seeking to impose any materially adverse conditions upon the Transactions.

            J. REGULATIONS G, T, U AND X. The making of each Senior Loan in the manner contemplated in this Agreement shall be in compliance with Section 2.5B.

            K. PRO FORMA CAPITAL STRUCTURE. The PRO FORMA consolidated capital structure of the Company and the Subsidiaries, after giving effect to the Transactions, shall be consistent with the capital structure contemplated in the Prospectus.

            L.    NO ADVERSE MARKET CONDITIONS.  There shall not have occurred
(i) any general suspension of trading in securities on the Toronto Stock Exchange, the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market in the United States or minimum or maximum prices established on any such exchanges; (ii) a declaration of a banking moratorium or any suspension of payments in respect of the banks in the United States, New York or Canada; or (iii) either (a) a material outbreak or escalation of hostilities between the United States or Canada and any foreign power, or (b) a material outbreak or escalation of any other insurrection or armed conflict involving the United States or Canada or any other national or international calamity or emergency, or (c) any material adverse change in the financial markets of the United States or Canada, or (d) any fire, flood, earthquake, strike, civil disturbance or act of God, which, in each case, in the reasonable judgment of the Lenders, would materially affect the ability to sell, assign or syndicate any portion of any Senior Loan or the Senior Loan Commitments at its face amount and on the terms hereof (it being recognized that at the Closing Date the syndication of the Senior Loan Commitments may not be completed).

            M. RETENTION OF COLLATERAL AGENT. The Company shall have retained (at the sole expense of the Company) a Collateral Agent reasonably satisfactory to the Required Lenders on terms reasonably satisfactory to the Required Lenders, and such Collateral Agent shall become a party hereto pursuant to documentation reasonably satisfactory to the Required Lenders.

            N. SATISFACTORY FINANCIAL STATEMENTS. The Required Lenders shall be satisfied that audited, unaudited and PRO FORMA financial statements meeting the requirements of Regulation S-X under the Securities Act of the Company, and each Guarantor (in a form no more detailed or comprehensive than the financial statements in the form included in the final registration statement declared effective under the Securities Act, with respect to the Minimum IPO) are available as of the Closing Date or will be available no later than a date which would permit the commencement of the marketing efforts of any securities, the proceeds of which are to be used to repay the Senior Loans, no later than thirty days following the Closing Date.

            O. COMPLIANCE WITH LAW. The Required Lenders and their counsel shall be reasonably satisfied that the consummation of the Transactions and the related financing, including the funding of any Senior Loan, shall be in compliance in all material respects with all applicable Laws. There shall not have been any statute, rule, regulation, injunction or order applicable to the Transactions promulgated, enacted, entered or enforced by any Governmental Authority involving a substantial likelihood of an order that would prohibit, restrict or significantly delay the Transactions.

            P. WIRE INSTRUCTIONS. The Lenders shall have received not less than two Business Days prior to the Closing Date wire instructions prepared by the Company as to all wire transfers or other payments to be effective on the Closing Date in connection with the Transactions to be consummated on the Closing Date pursuant to this Agreement or the other Documents, which wire instructions shall identify the payor and payee of each such wire transfer or payment, shall describe the manner of transfer or payment and shall otherwise be satisfactory in form and substance to the Required Lenders.

            Q. NO EVENT OF DEFAULT OR POTENTIAL EVENT OF DEFAULT; ACCURACY OF REPRESENTATION AND WARRANTIES. Both immediately prior to the making of any Senior Loan and also after giving PRO FORMA effect thereto and to the intended use thereof:

            (1) no Event of Default or Potential Event of Default shall have occurred and be continuing; and

            (2)  the representations and warranties made by the Obligors in
      Section 4, and by each Obligor in each of the other Senior Loan Documents to which it is a party, shall be true, correct and complete on and as of the date of the making of such Senior Loan or other extension of credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

            R. SECURITY INTEREST. The Lenders shall have a perfected first priority (except with respect to Permitted Liens) security interest in the Pledged Collateral.

            S. LIEN SEARCHES; ETC. The Obligors shall have authorized, executed and delivered each of the following:

            (1) UCC Financing Statements (Form UCC-1) in appropriate form for filing under the UCC and any other applicable Law, rule or regulation in each jurisdiction as may be reasonably necessary or appropriate to perfect the Liens created, or purported to be created, by the Security Agreement;

            (2) certified copies of Requests for Information (Form UCC-11), or equivalent reports or lien search reports, each of a recent date listing all effective financing statements or comparable documents that name any Obligor as debtor and that are filed in those jurisdictions in which any of the Pledged Collateral is located and the jurisdictions in which each Obligor's principal place of business is located, none of which encumber the Collateral covered or intended to be covered by the Security Agreement other than those encumbrances which constitute Prior Liens and Permitted Liens;

            (3) to the extent a material portion of equipment or inventory is maintained on a leased premise, (i) a copy of each lease or other agreement relating to such possessory interest and (ii) agreements from the respective landlords of such of the real property which is being leased by the Borrower confirming that such landlords have subordinated their landlord liens in such personal property to the security interests held by the Collateral Agent pursuant to the Security Agreement and that such landlords will provide the Collateral Agent with reasonable access to such facilities to exercise the Collateral Agent's remedies pursuant to such Security Agreement; and

            (4) evidence of the completion of all recordings and filings of, or with respect to, the Security Agreement and delivery of such other documents as may be reasonably necessary to perfect the Liens created, or purported to be created, by the Security Agreement.

            T.    OTHER MATTERS.  (1)   All other documentation, including any
tax sharing agreement, employment agreement or management compensation arrangement entered into with any of the senior management of the Borrower or other material financing arrangement of the Obligors shall be satisfactory in form and substance to the Required Lenders.

      (2) The Lenders shall have received such other legal opinions, corporate documents and other instruments and/or certificates as the Required Lenders may reasonably request.

            U. VOTING TRUST. The Voting Trust Agreement shall have been executed and delivered by the Company and the Zimmerman Group and the other parties thereto.

            V. OTHER LEGAL OPINIONS. At the Closing Date, the Lenders shall have received the opinions, dated as of the respective date of the closing of the relevant transaction, and addressed to the Lenders, of any counsel for any Obligor delivered to the underwriters in the Minimum IPO in connection with the closing thereunder or in connection with the consummation of the Merger, any Pending Acquisition, or otherwise, or letters, dated as of the respective date of the closing of the relevant transaction, from such counsel entitling the Lenders to rely on such opinions, in each case as the Required Lenders may reasonably request.

            W. CLOSING DATE. The Closing Date shall occur no later than the earlier of (x) the Minimum IPO Consummation Date, unless the Extension Notice shall have been given, in which event the 90th day thereafter or (y) March 31, 1997.

            The obligation of any Lender to make any extension of credit hereunder is also subject to the payment by the Company of such reasonable fees and expenses as the Company shall have agreed to pay or deliver to any Creditor in connection herewith, including the reasonable fees and expenses of Cahill Gordon & Reindel, special New York counsel to the Lenders in connection with the negotiation, preparation, execution and delivery of the Senior Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Company).

            Each Notice of Borrowing by the Company hereunder shall constitute a certification by the Company to the effect set forth in Section 3.1Q (both as of the date of such notice or request and, unless the Company otherwise notifies the Lenders prior to the date of such borrowing, as of the date of such borrowing).

            Each notice submitted by the Borrower hereunder for an extension of credit hereunder shall constitute a representation and warranty by the Borrower, as of the date of such notice and as of the relevant borrowing date, as applicable, that the applicable conditions in Section 3.1 are satisfied.


SECTION 4  REPRESENTATIONS AND WARRANTIES

            In order to induce the Lenders to enter into this Agreement and to make the Senior Loan, each Obligor, jointly and severally, represents and warrants to each Creditor that, at the time of execution hereof and as of the Closing Date and immediately before and immediately after consummation of the Transactions, the following statements are true, correct and complete:

            4.1  ORGANIZATION AND GOOD STANDING; CAPITALIZATION

            A. Each of the Borrower and each Subsidiary is a corporation duly organized and existing and in good standing under the Laws of its jurisdiction of incorporation. Each of the Borrower and each Subsidiary has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which it is doing business, except where failure to be so qualified or in good standing, singly or in the aggregate, has not had and will not have a Material Adverse Effect.

            B. All of the Subsidiaries as of the Closing Date are identified in SCHEDULE 4.1. The Capital Stock of each of the Subsidiaries identified in
SCHEDULE 4.1 is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock.

            C. As of the date hereof but giving effect to the Transactions (excluding the over-allotment option granted in connection with the Minimum IPO, as reflected in the Prospectus), there are issued and outstanding 13,690,546 shares of Common Stock of the Company. Such shares of Common Stock of the Company have been duly and validly issued, fully paid and nonassessable. Except as set forth on SCHEDULE 4.1, no stockholder of the Borrower has or will have any preemptive rights to subscribe for any additional equity securities of the Borrower. Except for the Warrants and except as set forth on SCHEDULE 4.1, neither the Borrower nor any of its Subsidiaries has granted or issued, or has agreed to grant or issue, any Equity Rights to any Person to acquire any shares of, or other securities convertible into, the Company's or any of its Subsidiaries' Capital Stock.

            D. The Warrant Shares have been duly and validly reserved for issuance upon the exercise of the Warrants and, when issued and delivered against payment therefor as provided therein, will be duly authorized, validly issued, fully paid and nonassessable and subject to no Liens in respect of the issuance thereof. The issuance, sale and delivery of the Warrants and the Warrant Shares is not, and will not be, subject to any preemptive right of stockholders of the Borrower or any right of first refusal or other right in favor of any Person.

            4.2  AUTHORIZATION AND POWER

            Each Obligor has the corporate power and requisite authority, and, to the extent a party thereto, has taken all corporate action necessary, to consummate the Transactions and to execute, deliver and perform its obligations under the Senior Loan Documents and each other document and instrument to be delivered in connection with the Transactions and the Pending Acquisition executed or to be executed by it.

            4.3  NO CONFLICTS OR CONSENTS

            A. The execution and delivery of the Senior Loan Documents and each other document to be executed and delivered in connection with the Transactions and the Pending Acquisitions, the consummation of each of the transactions herein or therein contemplated, the compliance with each of the terms and provisions hereof or thereof, the issuance, delivery and performance of each Note and the issuance and delivery of the Warrants and the Warrant Shares do not and will not (i) violate any provision of any Law or any Governmental Requirement applicable to the Borrower or any Subsidiary, the certificate of incorporation or bylaws of any of them or any order, judgment or decree of any Governmental Authority binding on any of them, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any Subsidiary that could, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the Property of the Borrower or any Subsidiary or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Borrower or any Subsidiary, except for such approvals or consents that will be obtained on or before the Closing Date and disclosed in writing to the Lenders or such approvals or consents the failure to obtain which could not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

            B. No consent, approval, authorization or order of any Governmental Authority or other Person is required in connection with the execution and delivery by the Borrower or any Subsidiary of the Senior Loan Documents or any other document or instrument to be delivered in connection with the Transactions or the Pending Acquisitons or the consummation of the transactions contemplated hereby or thereby or the issuance and delivery of the Warrants or the Warrant Shares, other than (i) any such consent, approval, authorization or order that has been obtained and remains in full force and effect or that has been waived in writing by the Lenders or the failure to obtain which would not, singly or in the aggregate, have a Material Adverse Effect and (ii) with respect to the Registration Rights Agreement and the Registration Rights Agreement Amendment, the registration of the Warrant Shares covered thereby with the Commission or any filings pursuant to state securities law. The issuance, sale and delivery of the Warrants and the issuance of the Warrants Shares upon the proper exercise thereof will be in compliance with the Securities Act and with all applicable state securities laws, assuming that the Lenders are "qualified institutional buyers" or "accredited investors" within the meaning of the Securities Act and are acquiring the Warrants for their own account.

            C. Neither the Company nor any Person authorized or employed by the Company as agent, broker, dealer or otherwise has taken or will take any other action (including, without limitation, any offer, issuance or sale of any securities of the Company under circumstances which might require the integration of any securities with the issuance of the Warrants under the Securities Act), in any case so as to subject the offering, issuance or sale of the Warrants or the Warrant Shares to the registration provisions of the Securities Act.

            4.4   ENFORCEABLE OBLIGATIONS

            Each of the Senior Loan Documents and each other document or instrument to be delivered in connection with the Transactions and the Pending Applications has been duly authorized; each of the Senior Loan Documents and each other document or instrument to be delivered in connection with the Transactions and the Pending Applications to be executed and delivered on or prior to the Closing Date has been duly executed and delivered by the Borrower and the Subsidiaries (to the extent a party thereto); and each of the Senior Loan Documents and each other document or instrument to be delivered in connection with the Transactions and the Pending Applications to be executed and delivered on or prior to the Closing Date is, and each of the Senior Loan Documents or any other Document to be executed and delivered after the Closing Date will be, upon such execution and delivery, the legal, valid and binding obligations of the Borrower and the Subsidiaries (to the extent a party thereto), enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

            4.5   PROPERTIES; LIENS

            The Borrower and each Subsidiary has, and after consummation of the Transactions will have, good, sufficient and legal title to all of its respective Property, and all Property held under lease by it is, and immediately after the consummation of the Transactions or any Pending Acquisition will be, held under valid, subsisting and enforceable leases, and neither the Borrower nor any Subsidiary is in default under any lease, except in each case for such defects or defaults that, singly or in the aggregate, would not have a Material Adverse Effect. Except as permitted by this Agreement, all such Property owned or leased is so owned or leased free and clear of Liens.

            4.6  FINANCIAL CONDITION

            A. The audited consolidated balance sheets of the Company and the Subsidiaries at December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows of the Company and the Subsidiaries for the two-year period ended December 31, 1995 and the period from August 23, 1993 (date of inception) to December 31, 1995, certified by the independent certified public accountants of the Company, copies of which have been delivered to the Lenders, were prepared in accordance with GAAP, have been prepared from, and are consistent with, the books and records of the Company and fairly present in all material respects the consolidated financial position, as at the respective dates thereof, and the consolidated results of operations, stockholders' equity (deficit) and cash flows of the Company and the Subsidiaries for the periods then ended. Neither the Company nor any of the Subsidiaries had at December 31, 1995 any material contingent liabilities, liabilities for Taxes or long-term leases or unusual forward or long-term commitments which are not reflected or reserved against in the foregoing statements or in the notes thereto. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred since December 31, 1995.

            B. The unaudited consolidated balance sheet of the Company and the Subsidiaries at June 31, 1995 and June 31, 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows of the Company and its Subsidiaries for the period then ended, a copy of which has been delivered to the Lenders, were prepared in accordance with

GAAP consistently applied (except to the extent noted therein), have been prepared from, and are consistent with, the books and records of the Company and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of such date and the consolidated results of operations, stockholders' equity (deficit) and cash flows of the Company and the Subsidiaries for the period covered thereby, in each case subject to normal year-end audit adjustments (including footnotes), consistent with past practices. Neither the Company nor any of the Subsidiaries had at June 30, 1996 any material contingent liabilities, liabilities for Taxes or long-term leases or unusual forward or long-term commitments which are not reflected or reserved against in the foregoing statements or in the notes thereto.

            C. Since December 31, 1995, there has been no Material Adverse Change, or any event, change or circumstance which could reasonably be expected to cause or evidence, either individually or together with any other events, changes or circumstances, a Material Adverse Change.

            D. All PRO FORMA financial information provided by or on behalf of the Company to the Creditors (prior to the Closing Date, after giving effect to the Transactions) in the Prospectus or thereafter in any document, statement or certificate is accurate and complete in all material respects as of the date of such information and all PRO FORMA adjustments given effect therein are based upon assumptions which the Company believes to be fair and reasonable.

            E.    Upon giving effect to the making of the Initial Senior Loan:

                   (i) The fair saleable value of the Property of each Obligor, on a stand-alone basis, exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of such Person as they mature.

                  (ii) The Property of each Obligor, on a stand-alone basis, does not constitute unreasonably small capital for any such Person to carry out its business as now conducted and as proposed to be conducted including the capital needs of any such Person, taking into account the particular capital requirements of the business conducted by such Person, and projected capital requirements and capital availability thereof.

                 (iii) Each Obligor does not intend to, and will not permit any of its Subsidiaries to, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of debt of each of such Person). The cash flow of each Obligor, after taking into account all anticipated uses of the cash of each such Person, will at all times be sufficient to pay all amounts on or in respect of debt of each such Person when such amounts are required to be paid.

            4.7  FULL DISCLOSURE

            The information (including the Prospectus), financial statements, exhibits and schedules furnished in writing by or on behalf of any of the Obligors to any Creditor in connection with the negotiation, preparation or delivery of this Agreement and the other Senior Loan Documents or included herein or therein or delivered pursuant hereto or thereto, whether prior to or after the date of this Agreement, when taken as a whole, do not, as of the date such information was furnished, contain (except as disclosed to the Creditors in writing) any untrue statement of material fact or omit (except as disclosed to the Creditors in writing) to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. The projections and PRO FORMA financial information furnished at any time on or after the date hereof by any Obligor to any Creditor pursuant to this Agreement (including in the Prospectus) have been prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Creditors that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no Obligor, however, makes any representation as to the ability of the Borrower or any of the Subsidiaries to achieve the results set forth in any such projections.

            4.8  NO DEFAULT

            No event has occurred and is continuing that constitutes a Potential Event of Default or an Event of Default.

            4.9  COMPLIANCE WITH CONTRACTS; ETC.

            Neither the Borrower nor any Subsidiary is in violation of (a) its certificate of incorporation, by-laws or other organizational documents or (b) any applicable Law or Governmental Requirement, or (c) any order, decree or judgment of any Governmental Authority having jurisdiction over any of them; no event of default or event that but for the giving of notice or the lapse of time, or both, would constitute an event of default on the part of the Borrower or any Subsidiary exists under any material Contractual Obligation, except in each case for such violations that would not, singly or in the aggregate, have a Material Adverse Effect.

            4.10  NO LITIGATION

            Except as set forth on SCHEDULE 4.10, there is no Litigation pending or, to the best knowledge of the Obligors after due investigation, threatened, by, against, or that relates to (a) any benefit plan or any fiduciary or administrator thereof, (b) the Transactions or any Pending Acquisition or (c) the Borrower or any Subsidiary that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
There are no outstanding injunctions or restraining orders prohibiting consummation of any of the Transactions or any other transaction contemplated by the Senior Loan Documents. Neither the Borrower nor any Subsidiary is in default with respect to any judgment, order, writ, injunction or decree of any Governmental Authority, and there are no unsatisfied judgments against any such Person or its business or activities.

            4.11  USE OF PROCEEDS; MARGIN STOCK; ETC.

            The proceeds of the Senior Loan will be used solely for the purposes specified herein. None of such proceeds will be used for the purpose of purchasing or carrying any Margin Stock within the meaning of the applicable provisions of Regulation G, T, U or X, or for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry a Margin Stock or for any other purpose that might constitute this transaction a "purpose credit" within the meaning of the applicable provisions of Regulation G, T, U or X. No Obligor has taken or will take any action that might cause any of the Senior Loan Documents to violate the applicable provisions of Regulation G, T, U or X, or any other regulation of the Board of Governors of the Federal Reserve System.

            4.12  TAXES

            The Borrower and each of those Subsidiaries which are includible corporations under Section 1504(b) of the Code and which satisfy the ownership requirements of Section 1504(a) of the Code are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which the Borrower is the "common parent" (within the meaning of Section 1504 of the Code) of such group. The Borrower and each Subsidiary (i) has filed all Federal income tax returns and reports and all other material Tax returns and reports, domestic and foreign (collectively, "TAX RETURNS"), that are required to be filed by them, (ii) has paid all taxes shown as due pursuant to such Tax Returns and (iii) has provided adequate reserves (in accordance with GAAP) for the payment of all material Federal, state, local and foreign Taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof, except for (a) in the case of (i), any such Tax Returns the nonfiling of which would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) in the case of
(ii), any taxes the nonpayment of which would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) in the case of
(iii), any such reserves the nonprovision of which would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary has paid all Taxes shown as due pursuant to any assessment received by the Borrower and any Subsidiary, except where the Borrower has contested such Taxes in good faith pursuant to appropriate proceedings or except where the nonpayment of such Taxes would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower knows of no proposed Tax assessment against it or any Subsidiary that could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect which is not being actively contested by such Person to the extent affected thereby in good faith and by appropriate proceedings;
PROVIDED, HOWEVER, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. The charges, accruals and reserves on the books of the Borrower and the Subsidiaries in respect of Taxes are, in the opinion of the Obligors, adequate except where the lack of such charges, accruals and reserves would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary has given or been requested to give a waiver of the statute of limitations relating to the payment of any Federal, state, local and foreign Taxes.

            4.13  ERISA

            A. The Company and each of its ERISA Affiliates are in compliance in all material respects with all applicable provisions of ERISA, the Code and other applicable Laws and the regulations and published interpretations thereunder with respect to all employee benefit plans, Plans and Multiemployer Plans, and have performed all their material obligations under each employee benefit plan, Plan, and Multiemployer Plan, except for noncompliance which in either case, has not resulted in and would not reasonably be expected to result in a liability to the Company or any of its ERISA Affiliates that has had or would have a Material Adverse Effect.

            B. No event or condition specified in Section 5.1(xv) has occurred or is reasonably expected to occur with respect to any Plan or Multiemployer Plan which has resulted in or would reasonably be expected to result in a liability to the Company or any of its ERISA Affiliates that had or would have a Material Adverse Effect.

            C. No unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) exist with respect to any of the Plans in an amount that, if any of such Plans were terminated, would have a Material Adverse Effect.

            D. Neither the Company nor any of its ERISA Affiliates has any obligation to contribute to or any liability or contingent liability (including actual or contingent withdrawal liability) with respect to any Multiemployer Plan or any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code which failure to satisfy such obligation or which liability or contingent liability has had or would reasonably be expected to have a Material Adverse Effect. The withdrawal liability which would result from a complete withdrawal from such plans would not have a Material Adverse Effect.

            E. Neither the Company nor any of its ERISA Affiliates has incurred any accumulated funding deficiency (whether or not waived) with respect to any Plan or sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan.

            F. Neither the Company nor any of its ERISA Affiliates has or reasonably expects to become subject to a Lien in favor of, or requirement to provide security to, any Plan under Section 302(f) or 307 of ERISA or Section 401(a)(29) or 412(n) of the Code.

            G. Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Laws and has been maintained, where required, in good standing with applicable regulatory authorities. Neither the Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan.

            As used in this Section 4.13, the term "ACCUMULATED FUNDING DEFICIENCY" has the meaning specified in Section 302 of ERISA and Section 412 of the Code, and the term "employee benefit plan" has the meaning specified in
Section 3(3) of ERISA.

            4.14  COMPLIANCE WITH LAW

            The Borrower and each Subsidiary is in compliance with all Laws, except where the failure to comply, singly or in the aggregate, would not have a Material Adverse Effect.

            4.15  GOVERNMENT REGULATION

            Neither the Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or other Law that regulates the incurrence by the Borrower or any Subsidiary of Indebtedness, including, but not limited to, Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

            4.16  CAPITAL STRUCTURE AND SUBSIDIARIES

            After giving effect to the Transactions, (i) the Borrower will have no interest in any Person other than the Subsidiaries set forth on SCHEDULE 4.1 and other Investments of the Borrower as set forth on SCHEDULE 4.16 and the Borrower will own, free and clear of all Liens, claims or restrictions on voting or transfer (other than as permitted by this Agreement), 100% of all classes of outstanding Capital Stock of each of the entities set forth on such SCHEDULE 4.1, except as specified on SCHEDULE 4.1 and (ii) no Obligor will have any interest in any other Person. All of the issued and outstanding shares of Capital Stock of the Borrower and each Subsidiary is, and at and as of the date of consummation of the Transactions will be, duly authorized, validly issued, fully paid and nonassessable.

            4.17  INTELLECTUAL PROPERTY

            A. SCHEDULE 4.17 sets forth a complete and correct list, as of the Closing Date, of: (i) all patented or registered

Intellectual Property and pending patent applications or applications for registration of Intellectual Property owned or filed by or on behalf of the Borrower and the Subsidiaries; (ii) all trade names and registered trademarks or service marks owned by or used by the Borrower and the Subsidiaries; and (iii) all material licenses of Intellectual Property to which the Borrower and the Subsidiaries or any of them is a party, either as licensee or licensor. Except as set forth on SCHEDULE 4.17, the Borrower and the Subsidiaries or any of them own or are licensed to use all Intellectual Property necessary to permit the operation of their businesses as currently conducted.

            B. Except as disclosed on SCHEDULE 4.17, no material claim has been asserted by any Person against the Borrower or any Subsidiary with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness or use of any such Intellectual Property. Except as disclosed on SCHEDULE 4.17, the use of such Intellectual Property by a Borrower and each Subsidiary does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower or any Subsidiary that would, singly or in the aggregate, result in a Material Adverse Effect. The consummation of the Transactions or any Pending Acquisition will not in any material manner or to any material extent impair the ownership of (or the license to use, as the case may be) any of such Intellectual Property by the Company or any Subsidiary.

            4.18  ENVIRONMENTAL MATTERS

            A. Except as disclosed in SCHEDULE 4.18 and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

             (i) Each of the Borrower and each Subsidiary has obtained all permits, licenses and other authorizations which are required under any Environmental Law with respect to the operation of the businesses and facilities and properties owned, leased, operated or used by any of them.

            (ii) Each of the Borrower and each Subsidiary is in compliance with all terms and conditions of the permits, licenses and authorizations specified in subsection (i) above, and is also in compliance with and in the last five years has been in compliance with, and is not subject to liability under, any Environmental Laws applicable to it and its business and operations and facilities and properties owned, leased, operated or used by any of them.

           (iii) Neither the Borrower nor any Subsidiary has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any comparable foreign or state Law, nor has the Borrower or any Subsidiary received any written notification that any Hazardous Materials that it or any of their respective predecessors in interest has used, generated, stored, treated, handled, transported or disposed of, or arranged for disposal or treatment of, or arranged with a transporter for transport for disposal or treatment of, have been found at any site at which any Governmental Authority or private party is conducting or plans to conduct a remedial investigation or other action pursuant to any Environmental Law.

            (iv) There have been and are currently no Releases of Hazardous Materials by the Borrower or any Subsidiary or, to the knowledge of the Borrower and each Subsidiary, after due inquiry, their respective predecessors in interest on, at, upon, into or from any facilities or properties now or hereafter owned, leased, or operated by any of them. To the knowledge of the Borrower and each Subsidiary, there have been no such releases on, at, upon, under, from or into any property in the vicinity of any of the properties owned, leased or operated by any of them that, through soil, air, surface water or groundwater migration or contamination, could reasonably be expected to have migrated to or under the Borrower's or any Subsidiary's properties.

             (v) No friable asbestos is present in, on, or at any property, facility or equipment of the Borrower or any Subsidiary.

            (vi) No properties now or formerly owned, leased or operated by the Borrower or any Subsidiary or, to the knowledge of the Borrower or any of its Subsidiaries, any of their respective predecessors in interest are (x) listed or proposed for listing on the National Priorities List under CERCLA or (y) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List Promulgated pursuant to CERCLA or (z) included on any comparable lists maintained by any Governmental Authority.

           (vii) There are no past or present events, conditions, activities, practices, or actions which would reasonably be expected to prevent the Borrower or any Subsidiary's compliance with any Environmental Law, or which would reasonably be expected to give rise to any liability of the Borrower or any Subsidiary under any Environmental Law, including, without limitation, liability under CERCLA or similar state or foreign Laws.

          (viii) No Lien has been asserted or recorded, or to the knowledge of the Borrower and each Subsidiary threatened, under any Environmental Law with respect to any assets, facility, inventory or property currently owned, leased or operated by the Borrower or any Subsidiary.

            (ix) Neither the Borrower nor any Subsidiary has expressly assumed by contract any known liabilities or obligations arising under any Environmental Law in connection with formerly owned, leased, operated or used properties or facilities or in connection with any formerly owned divisions, subsidiaries, companies or other entities.

             (x) Neither the Borrower nor any Subsidiary has disposed of or arranged for disposal or treatment of any Hazardous Materials at any site owned or operated by a third party in violation of Environmental Laws or in a manner which created a condition which requires investigation, remediation or response action under Environmental Laws.

            (xi) Neither the Borrower nor any Subsidiary has entered into or agreed to any judgment, decree or order by any judicial or administrative tribunal and neither the Borrower nor any Subsidiary is subject to any judgment, decree or order, in each case relating to compliance with any Environmental Law or requiring the Borrower or any Subsidiary to conduct an investigation, response or corrective action with respect to any Hazardous Material under any Environmental Law.

           (xii) Neither the Borrower nor any Subsidiary has received any written notice of an Environmental Claim with regard to any properties, facilities or business owned or operated or formerly owned or operated by the Borrower or any Subsidiary or any of their respective predecessors in interest.

          (xiii) There are no underground storage tanks or related piping at any property owned, operated or leased by the

      Borrower or any Subsidiary, and any former underground tanks or related piping on any such property which have been removed or closed, have been removed or closed in accordance with any applicable Environmental Law.

            B. ENVIRONMENTAL INVESTIGATIONS. All final and material environmental investigations, studies, audits or assessments conducted which are in the possession, custody or control of the Borrower or any Subsidiary relating to the current or prior business, facilities or properties of the Borrower or any Subsidiary (or their respective predecessors in interest) or any property, asset or facility now or previously owned, operated, leased or used by the Borrower or any Subsidiary (or their respective predecessors in interest) have been made available to the Lenders.

            4.19  DEBT AGREEMENTS

            SCHEDULE 4.19 is a complete and correct list, as of the date hereof after giving effect to the Transactions, of each credit agreement, loan agreement, indenture, guarantee or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any Subsidiary the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000 and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described in
SCHEDULE 4.19. The aggregate principal or face amount of Indebtedness of the Borrower and the Subsidiaries under any agreement or other arrangement not set forth on SCHEDULE 4.19 does not exceed $100,000. SCHEDULE 4.19 also sets forth all Indebtedness to be repaid at the Closing Date and such Indebtedness is so identified.

            4.20  PERMITS

            Except as disclosed on SCHEDULE 4.20, the Borrower and each Subsidiary has such certificates, permits, licenses, franchises, consents, approvals, authorizations and clearances that are material to their financial condition, business or operations, taken as a whole ("PERMITS"), and are in compliance in all material respects with all applicable Laws of all Governmental Authorities as are necessary to own, lease or operate their respective properties and to conduct their businesses in the manner as presently conducted and all such Permits are valid and in full force and effect. The Borrower and each Subsidiary is in compliance in all material respects with its respective obligations under such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Permits, except for any such revocation or termination as would not, singly or in the aggregate, have a Material Adverse Effect.

            4.21  INSURANCE

            The Borrower and each Subsidiary carries or is entitled to the benefits of insurance (including self-insurance) in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar businesses, and all such insurance is in full force and effect.

            4.22  LABOR MATTERS

            Except as disclosed on SCHEDULE 4.22, there is (i) no unfair labor practice complaint pending against the Borrower or any Subsidiary or, to the knowledge of the Obligors, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any Subsidiary or, to the knowledge of the Obligors, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any Subsidiary or, to the knowledge of the Obligors, threatened against the Borrower or any Subsidiary and (iii) to the knowledge of the Obligors, no union representation question existing with respect to the employees of the Borrower or any Subsidiary and, to the knowledge of the Obligors, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

            4.23  GUARANTEES

            Each Guarantor shall, on the date it executes and delivers a Guarantee hereunder, have the full corporate power, authority and capacity to execute and deliver such Guarantee and to perform all of its obligations to be performed thereunder; all corporate and other acts, conditions and things required to be done and performed or to have occurred prior to such execution and delivery to constitute such Guarantee as a valid and legally binding obligation of such Guarantor enforceable in accordance with its terms shall have been done and performed and shall have occurred in due compliance with all applicable Laws; on the date of such execution and delivery, the execution, delivery and performance of such Guarantee by such Guarantor will not (i) violate any provision of Law or any provision of the charter or bylaws of such Guarantor, or
(ii) result in a breach of, a default under (including, without limitation, any event which with notice or lapse of time, or both, would constitute a breach of or a default under), or the creation of, any Lien on the properties or assets of such Guarantor, the Borrower or any Subsidiary under any Contractual Obligation to which such Guarantor or the Borrower or any Subsidiary is a party or by which the properties or assets of such Guarantor, the Borrower or any Subsidiary may be bound or affected, except where such event could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; on the date of such execution and delivery, each Guarantee executed and delivered by a Guarantor shall constitute legal, valid, binding and unconditional obligations of the Guarantor executing and delivering it to the Lenders hereunder, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at Law); and the foregoing representations and warranties of the Obligors shall be deemed for all purposes to have been made on each date when a Guarantee is delivered hereunder with respect solely to that Guarantee and the Guarantor so issuing such Guarantee.

            4.24  BROKER'S OR FINDER'S FEES

            Except as set forth in SCHEDULE 4.24, no broker's or finder's fees or commissions will be payable by any Obligor with respect to the Transactions, any Pending Acquisition or any other transaction contemplated hereby and no similar fees or commissions will be payable by any Obligor for any other services rendered to any Obligor in connection with the Transactions, any Pending Acquisition or any other transactions contemplated hereby and thereby. Each Obligor represents, warrants, covenants and agrees that it will, jointly and severally, indemnify the Creditors against, and hold each of them completely harmless from and against, any and all claims, demands or liabilities for broker's or finder's fees or similar fees or commissions asserted to have been incurred in connection with any of the transactions contemplated hereby.

            4.25  SECURITY INTEREST

            There has been created in favor of the Collateral Agent for the benefit of the Lenders a valid, enforceable and duly perfected first priority (except for Permitted Liens) security interest in the Pledged Collateral that secures the full amount of the Senior Loan to be made and all other amounts outstanding under this Agreement and the other Senior Loan Documents and such other amounts as are provided in the Security Agreement. The pledgor has good and legal title to all Collateral covered by the Security Agreement free and clear of all Liens, except as may be expressly permitted under Section 6.2. No filings or recordings are required to perfect the security interests created under the Security Agreement, except for such filings or recordings required in connection with the Security Agreement as to which each Obligor shall cooperate in all respects so that the filing thereof may be made on or before the Closing Date.

            4.26  MERGER; PENDING ACQUISITIONS

            At the time of consummation thereof, each of the Merger and each Pending Acquisition shall have been consummated substantially in accordance with the terms of the Documents applicable thereto and all applicable material requirements of Law. At the time of consummation thereof, all Governmental Consents, and all other actions in respect of, all Governmental Authorities required to make or consummate the Merger Acquisition have been obtained, given, filed or taken or waived and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained), except where the failure to obtain, give, file, or take would not, individually or in the aggregate, have a Material Adverse Effect. All applicable waiting periods with respect thereto have or, prior to the time when required, will have expired without, in all such cases, any action being taken by any Governmental Authority which restrains, prevents, or imposes material adverse conditions upon the Merger or any Pending Acquisition. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the Merger or any Pending Acquisition or the performance by the Obligors of their obligations under the Documents applicable thereto, and all applicable requirements of Law.

            4.27  REPRESENTATIONS AND WARRANTIES IN DOCUMENTS

            All representations and warranties of the Borrower and its Subsidiaries as of the Closing Date set forth in the Documents were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing

Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date. All representations and warranties set forth in the Documents by any Person other than the Borrower and the Subsidiaries as of the Closing Date were, to the knowledge of the Borrower and the Subsidiaries as of the Closing Date, true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

            4.28  PARI PASSU LOAN OBLIGATIONS

            The Obligations of each Obligor under this Agreement and each other Senior Loan Document to which it is a party rank at least PARI PASSU in right of payment with all of such Obligor's other unsubordinated Indebtedness, other than any such Indebtedness which is preferred by mandatory provisions of Law.

            4.29  MINIMUM IPO; ISSUANCE OF COMMON STOCK IN TRANSACTIONS

            The Prospectus, as of its date, did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances under which they were made. The offering, issuance and sale of the Common Stock of the Company pursuant to the Minimum IPO, the Merger and the CommcoCCC Acquisition has been and will be made in compliance with the Securities Act.

            4.30  FCC MATTERS

            A.    A list of the FCC Licenses of the Company is attached as
SCHEDULE 4.30. The statements made to the FCC in the applications for the FCC licenses were true and correct at the time made and at the time the FCC issued the FCC Licenses. The FCC Licenses were duly issued by the FCC, are in full force and effect, and contain all the conditions placed upon the entire authorization for each market, except as are found in the rules and regulations of the FCC ("FCC RULES"). The FCC Licenses permit the Company or ART to operate within the service area and on the channels specified. The Company has good and marketable title to the FCC Licenses (subject to FCC Rules on transfers of ownership) free and clear of any mortgage, pledge, lien, security interest, conditional sale agreement, settlement agreements, whether oral or written, claim, encumbrance, or charge of any kind. The Company have fully complied with the terms of all FCC Licenses, representations made to the FCC and the FCC Rules, except where the failure to so comply could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no pending petitions for reconsideration of the grants of the FCC Licenses and the grants of the FCC Licenses have become final orders, no longer subject to reconsideration by the FCC on its own motion or to judicial review. The Company has not been notified of any unresolved protest to the grants of the FCC Licenses or objections by the FCC and, except for FCC rulemaking proceedings, has no reason to believe that the grants of the FCC Licenses will be rescinded or in any way modified. The FCC Rules currently provide that the Company will have exclusive use of the frequencies authorized throughout the designated rectangular geographic area and that the Company will not require prior FCC approval before activating communications paths and new transmitters within the designated area. To the Company's best knowledge, there are no pending written petitions to amend the FCC Rules in this regard and, except for FCC rulemaking proceedings, the Company has no reason to believe that any such amendments will be proposed. Except as set forth on SCHEDULE 4.30 and except as could not singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has timely made all filings, reports, paid any fees, and otherwise met all FCC applicable requirements concerning the FCC Licenses. The Company has not taken any action or failed to take any action, and there are no formal or other proceeding pending against the Company with respect to, any of the FCC Licenses that could lead to the revocation, cancellation, forfeiture or failure to renew any FCC License. There are no outstanding notices of apparent liability against the Company. Except as set forth on SCHEDULE 4.30, the Company does not know of any facts relating to the Company that could cause the FCC to deny its approval of any of the applications or revoke or restrict any of the FCC Licenses or deny its approval of or place restrictions on the Company's application to effect any Pending Acquisition, and should any such facts come to the attention of the Company or its officers or directors, the Company will promptly notify the Lenders and take all reasonable measures to remove any such impediments to consent. Except as set forth on SCHEDULE 4.30 and except as would not, singly or in the aggregate, have a Material Adverse Effect, the Company is fully qualified to be an FCC licensee and does not violate FCC requirements pertaining to its Licenses and

Pending Applications, including rules restricting alien ownership of FCC
Licenses.

            B.    To the knowledge of the Obligors, except as disclosed on
SCHEDULE 4.30, there are no applications, complaints or proceedings pending or threatened (i) before the FCC relating to the business conducted by the Obligors, (ii) before any Governmental Authority relating to the business conducted by the Obligors involving charges of illegal discrimination under any Federal or state employment Laws, or (iii) before any Governmental Authority relating to the business conducted by the Obligors involving zoning issues under any Governmental Requirement, except for, in each such case, any such event that could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            4.31  SIGNIFICANT CUSTOMERS AND SUPPLIERS

            No customer or supplier which was significant to the Company during the period covered by the financial statements delivered hereunder in connection with the making of the Senior Loan or which has been significant to the Company thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company.

            4.32  PROPRIETARY INFORMATION OF THIRD PARTIES

            To the best of the Company's knowledge, no third party has claimed or has reason to claim that any key employees, officers or key consultants of the Company listed on SCHEDULE 4.32 (collectively, "KEY EMPLOYEES") has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. To the best of the Company's knowledge, no Key Employee has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employee, and to the best of the Company's knowledge, no Key Employee has violated any confidential relationship which such Person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such employment or violation. To the best of the Company's knowledge, none of the execution or delivery of or performance under this Agreement or the Documents, or the carrying on of the business of the Company by any officer, director or Key Employee of the Company, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such Person is obligated.


SECTION 5  AFFIRMATIVE COVENANTS

            Each Obligor covenants and agrees that from the date hereof and until the Senior Loan and the Notes and all other monetary Obligations due under this Agreement have been paid in full they shall perform all covenants in this
Section 5 (except that none of the following covenants shall apply to the activities of any Foreign Subsidiary).

            5.1  FINANCIAL STATEMENTS AND OTHER REPORTS

            The Borrower will maintain, and will cause each Subsidiary to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP. The Borrower will deliver to each Creditor:

             (i) as soon as available and in any event within 30 days after the end of each month (other than a month concluding a calendar quarter) ending after the date hereof, a confidential financial summary report describing the operations of the Company and the Subsidiaries in the form prepared (or if not so prepared, which is customarily prepared) for presentation to senior management or the Board of Directors for such monthly period and for the period from the beginning of the then current fiscal year to the end of such monthly period;

            (ii) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (1) the consolidated balance sheet of the Company and the Subsidiaries as at the end of such fiscal quarter, (2) the related consolidated and consolidating statements of income, stockholders' equity and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the consolidated plan and financial forecast for the current fiscal year delivered pursuant to Section 5.1(x), all in reasonable detail and certified by the chief financial officer of the Company that they fairly present in all material respects the financial condition of each the Company and the Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (3) a narrative report describing the operations of the Company and the Subsidiaries in the form prepared for presentation to senior management or the Board of Directors for such quarterly period and for the period for on the beginning of the then current fiscal year to the end of such quarterly period, and (4) so long as the Company does not file quarterly reports on Form 10-Q with the Commission, a narrative report describing the operations of the Company and the Subsidiaries (in the form of management's discussion and analysis of such operations which would comply with the disclosure requirements of the Exchange Act with respect to management's discussion and analysis set forth in quarterly reports on Form 10-Q) prepared for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

           (iii) as soon as available and in any event within 90 days after the end of each fiscal year, (1) the consolidated balance sheets of the Company and the Subsidiaries as at the end of such fiscal year, (2) the related consolidated and consolidating statements of income, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year and the corresponding figures from the consolidated plan and financial forecast for the current fiscal year delivered pursuant to Section 5.1(x) for the fiscal year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of the Company that they fairly present in all material respects the financial condition of the Company and the Subsidiaries as at the dates and the results of their operations and their cash flows for the periods indicated, (3) a narrative report describing the operations of the Company and the

      Subsidiaries in the form prepared for presentation to senior management or the Board of Directors for such fiscal year, (4) so long as the Company does not file annual reports on Form 10-K with the Commission, a narrative report describing the operations of the Company and the Subsidiaries (in the form of management's discussion and analysis of such operations which would comply with the disclosure requirements of the Exchange Act with respect to management's discussion and analysis set forth in annual reports on Form 10-K) prepared for such fiscal year, and (5) in the case of such consolidated financial statements, a report thereon of independent certified public accountants of recognized national standing, which report shall be unqualified as to scope of audit and shall state that such consolidated financial statements fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

            (iv) together with each delivery of financial statements pursuant to Sections 5.1(ii) and (iii) above, (a) an Officers' Certificate of the Company stating that the signers have reviewed the terms of this Agreement and the Notes and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officers' Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance (as determined in accordance with GAAP) during and at the end of such accounting periods with the restrictions contained in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.8 and 6.14;

             (v)  [Reserved];

            (vi) promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all management letters in final form submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Company and the Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

           (vii) promptly upon the sending or filing thereof, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its securityholders or by any Subsidiary to its securityholders other than the Borrower or another Subsidiary, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower or any Subsidiary with any securities exchange or with the Commission (other than reports of a routine or ministerial nature which are not material) and (c) all press releases and other statements made available generally by the Borrower or any Subsidiary to the public concerning material developments in the business of the Borrower or any Subsidiary;

          (viii) promptly upon any executive officer of the Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Creditor has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default under this Agreement, (b) that any Person has given any notice to the Borrower or any Subsidiary or taken any other action with respect to a claimed default or event or condition that might result in an Event of Default referred to in Section 7.2, (c) of any condition or event that would be required to be disclosed in a current report filed with the Commission on Form 8-K whether or not the Borrower is required to file such reports under the Exchange Act, or
      (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

            (ix) promptly upon any executive officer of the Borrower obtaining knowledge of (a) the institution of, or non-frivolous threat of, any Litigation (whether administrative, judicial or otherwise), against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary (collectively, "PROCEEDINGS") not previously disclosed in writing by the Borrower to the Lenders or (b) any material development in any Proceeding that, in any case:

                  (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                  (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Transactions;

      written notice thereof together with such other information as may be reasonably available to the Borrower or any Subsidiary to enable the Lenders and their counsel to evaluate such matters;

             (x) as soon as practicable but in any event no later than 40 days following the first day of each fiscal year a forecast for each of the next succeeding four fiscal quarters of the consolidated balance sheet and the consolidated statements of income, cash flow and cash position of the Company and the Subsidiaries, together with an outline of the major assumptions upon which the forecast is based. Together with each delivery of financial statements pursuant to Sections 5.1(ii) and (iii) above, the Company shall deliver a comparison of the current year to date financial results against the budget required to be submitted pursuant to this Section;

            (xi) not later than the last day of each fiscal year of the Company, a report in form and substance satisfactory to the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by such Persons in the subsequent fiscal year;

           (xii) as soon as possible, and in any event within ten days after the Borrower or any Subsidiary knows or has reason to believe that any of the following events or conditions has occurred or exists which could reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect, a statement signed by a senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, that the Borrower proposes to take with respect thereto (and a copy of any notice or other notification or information given to or by the Borrower with respect to such event or condition): any notice, notification, demand, request for information, citation, summons or order has been issued, any complaint has been filed, any penalty has been assessed or any investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any Subsidiary to have any permit, license or authorization required in connection with the conduct of the business of the Borrower or any Subsidiary or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release, of any Hazardous Materials generated by the Borrower or any Subsidiary;

          (xiii) promptly after the availability thereof, copies of all material amendments to the certificate of incorporation or by-laws of the Borrower or any Subsidiary;

           (xiv) promptly upon any Person becoming a Subsidiary of the Borrower, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of such Borrower and (b) all of the data required to be set forth in SCHEDULE 4.1 with respect to all Subsidiaries;

            (xv) upon the request of any Creditor, any Schedule B (Actuarial Information) to the annual report (Form 5500 series) filed by the Company or any ERISA Affiliate with the Internal Revenue Service with respect to any Plan; and as soon as possible, and in any event within 20 days after the Borrower or any Subsidiary knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Company setting forth details respecting such event or condition and the action, if any, that the Company or any ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Company or any ERISA Affiliate with respect to such event or condition):

                  (1) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation (including any proposed regulations on which the reporting person may rely in making reports to the PBGC) waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (PROVIDED, HOWEVER, that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be treated as a reportable event for purposes of this
            Section 5.1(xv) regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

                  (2) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Company or any ERISA Affiliate to terminate any Plan;

                  (3) an event or condition which might reasonably be expected to constitute grounds for the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                  (4) the complete or partial withdrawal from a Multiemployer Plan by the Company or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

                  (5) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;

                  (6) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Company or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections;

                  (7) the imposition of liability to the PBGC or any other party under Section 4062, 4063, 4064 or 4069 in excess of $100,000 upon the Company or any ERISA Affiliate with respect to any Plan; and

                  (8) the occurrence of any transaction in connection with which the Company would be subject to either a tax imposed by
            Section 4975 of the Code or the corresponding civil penalty assessed pursuant to Section 502(i) of ERISA, in either case in excess of $100,000 in connection with any Plan or any trust created thereunder;

           (xvi) with reasonable promptness, such other information and data with respect to the Borrower or any Subsidiary or any of their respective property, business or assets as from time to time may be reasonably requested by the Lenders; and

          (xvii) promptly upon their becoming available (a) a copy of all ownership reports filed with the FCC with respect to any Obligor, (b) a copy of any order or notice of the FCC or any other Governmental Authority or a court of competent jurisdiction which relates to any FCC License or any application therefor or which refuses (or threatens to refuse) renewal or extension of, or revokes, cancels, suspends or terminates (or threatens to revoke, cancel, suspend or terminate), the authority of any Obligor to operate its business as contemplated to be conducted and with respect to any such refusal, revocation, cancellation, suspension or termination, written notice specifying the reasons for such revocation, cancellation, termination or denial, the anticipated effect thereof, and the actions, if any, being taken by the Obligors to remedy the same, (c) a copy of any material competing application filed with respect to any FCC License or any application therefor of any Obligor, (d) a copy of any material citation, notice of violation or order to show cause from the FCC directed to any Obligor or any complaint directed to any Obligor to which the FCC has requested an answer, (e) notice of any other action taken or threatened to be taken by any Governmental Authority (including the FCC) which could reasonably be expected to have a Material Adverse Effect, and (f) a copy of all material information required to be filed by any Obligor in respect of the business conducted by the Borrower with the FCC or any similar Governmental Authority.

            5.2  CORPORATE EXISTENCE; ETC.

            Each Obligor will at all times preserve and keep in full force and effect its corporate existence and rights and franchises to its business and those of each of its Subsidiaries, except as permitted by Section 6.6 or where the failure to so preserve or keep will not, singly or in the aggregate, have a Material Adverse Effect.

            5.3  PAYMENT OF TAXES AND CLAIMS

            Each Obligor will, and will cause each of its Subsidiaries to, pay all material Taxes, assessments and other governmental charges imposed upon it or any of its material Property or in respect of any of its franchises, business, income or property before any material penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that have or may become a Lien upon any of its Property prior to the time when any material penalty or fine shall be incurred with respect thereto; PROVIDED, HOWEVER, that no such charge or claim need be paid if the validity or amount of such charge or claim is being diligently contested in good faith and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

            5.4  MAINTENANCE OF PROPERTIES; INSURANCE

            Each Obligor will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material Property used or useful in the business of such Obligor and its Subsidiaries and from time to time promptly will make or cause to be made all necessary repairs, renewals and replacements thereof; PROVIDED, HOWEVER, that nothing in this
Section 5.4 shall prevent any Obligor or any of its Subsidiaries from discontinuing the use, operation or maintenance of any such Property, or disposing of any of them, if such action is in the ordinary course of business or, in the reasonable good faith judgment of such Obligor, necessary or desirable in the conduct of its business or otherwise permitted by this Agreement. Each Obligor will maintain or cause to be maintained, with financially sound and reputable insurers or with self insurance programs, in each case to the extent consistent with prudent business practices and customary in its industry, insurance with respect to its Property and business and the Property and businesses of its Subsidiaries against loss or damage of the kinds and in the amounts customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses and owning similar Property in the same general respective areas in which such Obligor and its Subsidiaries operate.

            5.5  INSPECTION

            Each Obligor shall permit any authorized representatives designated by the Lenders to visit and inspect any of the properties of such Obligor or its Subsidiaries, including, without limitation, its and their financial and accounting records, and to receive copies and extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that representatives of such Obligor or any of its Subsidiaries may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

            5.6  EQUAL SECURITY FOR SENIOR LOANS AND NOTES

            If any Obligor shall create, assume or suffer to exist any Lien upon any of their respective Property, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 6.2, such Obligor shall, at the request of the Required Lenders make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured as long as any such Indebtedness shall be secured; PROVIDED, HOWEVER, that this covenant shall not be construed as or deemed to be a consent by the Lenders to any violation of the provisions of Section 6.2; PROVIDED, FURTHER, HOWEVER, that no Obligor shall under any circumstances be required to make or cause to be made effective provision whereby the Obligations will be secured, directly or indirectly, by Margin Stock.

            5.7  COMPLIANCE WITH LAWS; ETC.

            Each Obligor shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable Laws of any Governmental Authority, to the extent noncompliance, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            5.8  MAINTENANCE OF ACCURATE RECORDS; ETC.

            Each Obligor shall keep, and will cause each of its Subsidiaries to keep, true books and records and accounts in which full and correct entries will be made of all its respective business transactions, and will reflect, and cause each of its Subsidiaries to reflect, in its respective financial statements adequate accruals and appropriations to reserves all in accordance with GAAP and consistent with prior business practices.

            5.9  COMPLIANCE WITH ENVIRONMENTAL LAWS

            A. The Obligors will pay, and will cause each of their respective Subsidiaries to pay, all costs and expenses incurred by it in keeping in compliance with all Environmental Laws, and will keep or cause to be kept all Real Property free and clear of any Liens imposed pursuant to such Environmental Laws.

            B. No Obligor will, nor will any of them permit any of their respective Subsidiaries to, generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials at, under, on or from any Real Property or transport or permit the transportation of Hazardous Materials to or from any Real Property, unless the failure to comply with the requirements specified in clause (a) or
(b) above, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            C. In the event of the presence of any Hazardous Material at, on, under or upon any Real Property which would reasonably be expected to result in liability under or a violation of any Environmental Law, in each case which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Obligor agrees to undertake, and/or to cause any of their respective Subsidiaries, tenants or occupants to undertake, at their sole expense, any investigation, removal, remedial or other action, each as required pursuant to Environmental Laws to mitigate and eliminate any such adverse effect; PROVIDED, HOWEVER, that no Obligor or any of its Subsidiaries shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP.

            D. Each Obligor will promptly give notice to the Lenders upon becoming aware of (i) any violation of any Environmental Law, (ii) any inquiry, proceeding, investigation or other action, including a request for information or a notice of potential liability under any Environmental Law from any Person or (iii) the discovery of the Release or threatened Release of any Hazardous Material at, on, upon, under or from any of the Real Properties or any facility or equipment thereat in excess of reportable quantities or allowable standards or levels under any Environmental Law, or in a manner and/or amount which could reasonably be expected to result in liability under any Environmental Law, in each case of (i) through (iii) which would, either individually or in the aggregate, have a Material Adverse Effect.

            E. Each Obligor shall as promptly as practicable notify the Lenders of the occurrence of any event specified in Section 5.09C. and shall thereafter keep the Lenders informed on a periodic basis of any material actions taken in response to such event and the results of such actions.

            F. Each Obligor shall provide the Lenders with copies of any material notice, submittal or documentation provided by such Obligor or any of its Subsidiaries to any Governmental Authority or third party under any Environmental Law if the matter which is the subject of the notice, submittal or other documentation could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Such notice, submittal or documentation shall be provided to the Lenders promptly and, in any event, within ten Business Days after such material is provided to the Governmental Authority or third party.

            5.10  PAYMENTS IN U.S. DOLLARS

            All payments of any Obligations to be made hereunder or under the Notes or any other Senior Loan Document by any Obligor shall be made solely in U.S. Dollars or such other currency as is then legal tender for public and private debts in the United States of America.

            5.11  REGISTER

            The Borrower shall maintain a register (the "REGISTER") on which it will record the Senior Loan made by each Lender and the repayment in respect of the principal amount of the Senior Loan of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect any Obligor's obligations in respect of the Senior Loan. The transfer of the Senior Loan Commitments of Lender and the rights to the principal of, and interest on, the Senior Loan made pursuant to the Senior Loan Commitments shall not be effective until such transfer is recorded on the Register with respect to ownership of the Senior Loan Commitments and the Senior Loan and prior to such recordation all amounts owing to the transferor with respect to such Senior Loan Commitments and Senior Loan shall remain owing to the transferor. The registration of assignment or transfer of all or part of the Senior Loan Commitment and the Senior Loan shall be recorded by the Company on the Register only upon the receipt by the Company of a properly executed and delivered assignment and assumption agreement pursuant to Section 10.2A. Coincident with the delivery of such an assignment and assumption agreement to the Company for acceptance and registration of assignment or transfer of all or part of the Senior Loan, or as soon thereafter as practicable, each Lender shall surrender the Note(s) evidencing the Senior Loan, and thereupon a new Note(s) of the same type and in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or each new Lender.

            5.12  WARRANT MATTERS

            A. INITIAL WARRANTS. The Borrower will issue to the Lenders on the earlier to occur of (x) the Minimum IPO Consummation Date, (y) March 31, 1997 and (z) the date of the Extension Notice (in any such case whether or not any Senior Loan is made hereunder) Warrants exercisable for 1.5% of the Common Stock of the Borrower on a fully diluted basis as of the date of such issuance after giving effect to (w) the issuance of such Warrants, (x) the Minimum IPO (assuming a minimum of 2,750,000 shares of Common Stock of the Borrower issued thereunder (or such larger number as may actually be issued)), (y) the consummation of the CommcoCCC Acquisition (assuming a minimum of 6,000,000 shares of Common Stock of the Borrower issued in connection therewith (or such larger number as may actually be issued)) and (z) all Equity Rights (other than the Warrants) exercisable as of such date (calculated based on the treasury method). Such Warrants shall be earned on the date of execution of this Agreement. The Borrower will issue to the Lenders on the date of the making of the Initial Senior Loan (and regardless of the amount thereof) Warrants exercisable for 1.5% of the Common Stock of the Borrower on a fully diluted basis as of the date of such issuance after giving effect to (w) the issuance of such Warrants and any Warrants previously issued and outstanding,
(x) the Minimum IPO (assuming a minimum of 2,750,000 shares of Common Stock of the Borrower issued thereunder (or such larger number as may actually be issued)), (y) the consummation of the CommcoCCC Acquisition (assuming a minimum of 6,000,000 shares of Common Stock of the Borrower issued in connection therewith (or such larger number as may be actually issued)) and (z) all Equity Rights (other than the Warrants) exercisable as of such date (calculated based in the treasury method). If the actual number of shares issued pursuant to the Minimum IPO (including pursuant to the over-allotment option granted under the Minimum IPO Underwriting Agreement) or the CommcoCCC Acquisition is greater than the assumed amounts set forth in the first and third sentences of this Section 5.12, then the number of Initial Warrants issued (whether prior to or on the date of the making of the Initial Senior Loan) shall be increased such that the total number of Initial Warrants issued would be that number that would have been issued if such greater amount had been taken into account at the time of the issuance of any such Initial Warrants (which such additional Warrants shall be issued PRO RATA to the Lenders). No adjustment shall be made to the number of Warrants issued to the extent that the actual number of shares of Common Stock issued in the Minimum IPO (including pursuant to such over-allotment option) or the CommcoCCC Acquisition is less than the amounts set forth in the first and third sentences of this Section 5.12. Any Warrants issued pursuant to this Section 5.12A. are referred to herein as the "INITIAL WARRANTS."

            B. ADDITIONAL WARRANTS. On each date occurring on the corresponding date in each calendar month which is a six calendar month interval after the date of the making of the Initial Senior Loan and during which Senior Loans remain outstanding, the Borrower shall issue Warrants to the Lenders (the "ADDITIONAL WARRANTS") exercisable for an additional 3.0% of the Common
Stock of the Borrower on a fully diluted basis after giving effect to (x) the issuance of such Warrants and all other Warrants then issued and outstanding and
(y) all Equity Rights (other than Warrants) exercisable as of such date (calculated based on the treasury method); PROVIDED, HOWEVER, that if the Extension Notice is given, the first six month interval shall be calculated from the Minimum IPO Consummation Date. Following the first such six month interval, such Additional Warrants issued after such first six month interval shall be issued on a PRO RATA basis based on the actual number of days elapsed to the date of repayment of the Senior Loans.

            C. IPO PRICE ADJUSTMENT. For every $2.75 that the per share price of the Minimum IPO is below $16.50, the Initial Warrants and Additional Warrants issuable pursuant to paragraphs A. and B. above shall increase by 0.5% of the fully diluted number of shares of Common Stock of the Borrower outstanding (giving effect to all transactions and Equity Rights (including the Warrants) referred to therein). For every $2.75 that the per share price of the Minimum IPO is above $16.50 (up to and including $22.00), the Initial Warrants and Additional Warrants issuable pursuant to paragraphs A. and B. above shall decrease by 0.5% of the fully diluted number of shares of Common Stock of the Borrower outstanding (giving effect to all transactions and Equity Rights (including the Warrants) referred to therein). Following the first full adjustment of $2.75, such adjustment shall be made on a PRO RATA basis based upon the actual per share price of the Minimum IPO.

            D. WARRANT AGREEMENT; REGISTRATION RIGHTS. The Warrants shall be issued to the Lenders on a PRO RATA basis based, prior to the making of the Initial Senior Loan, upon each Lender's Senior Loan Commitment or, thereafter, such Lender's then outstanding principal amount of the Senior Loan, and shall be issued pursuant to the Warrant Agreement and holders thereof (and their transferees) will have the benefits of the Registration Rights Agreement and the Registration Rights Agreement Amendment.

            E. EXERCISE PRICE; ANTIDILUTION. All such Warrants shall on the date of initial issuance have an exercise price of $0.01 and have the benefit of antidilution protection provisions.

            F. RESERVE FOR WARRANT SHARES; COOPERATION. The Borrower shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the exercise of the Warrants and otherwise complying with the terms of this Agreement and the Warrant Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the exercise of the Warrants from time to time outstanding or otherwise to comply with the terms of this Agreement and the Warrant Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of the Warrants or otherwise to comply with the terms of this Agreement and the Warrant Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon exercise of the Warrants. The Borrower shall assist and cooperate with any holder of Warrants required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of any Warrant (including, without limitation, making any filings required to be made by the Borrower).

            5.13  ADDITIONAL PLEDGE OF FOREIGN SUBSIDIARY CAPITAL STOCK

            If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Required Lenders does not within 30 days after a request from the Required Lenders deliver its opinion with respect to any Foreign Subsidiary which has not already had all of its stock owned by the Borrower or any of its Subsidiaries pledged pursuant to a Security Agreement, that a pledge to secure the Obligations of the Company or the Guarantor which is the parent of such Foreign
 Subsidiary, as the case may be, (x) of 66 2/3% or more of the total combined power of all classes of Capital Stock of such Foreign Subsidiary entitled to vote and (y) any promissory note issued by such Foreign Subsidiary to the Borrower or any of its Subsidiaries, in any such case could reasonably be expected to cause (I) the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for Federal income tax purposes or (II) any other material adverse Federal income tax consequences to the Obligors, then that portion of such Foreign Subsidiary's outstanding Capital Stock or any promissory notes so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Security Agreement, shall be pledged to the Collateral Agent pursuant to a Security Agreement or another pledge agreement in substantially similar form, if needed and with all documents delivered pursuant to this Section 5.13 to be in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders. At the request of the Required Lenders, if an Event of Default under Section 7.1, 7.6 or 7.7 shall have occurred and is continuing, the Borrower shall pledge to the Collateral Agent all of the Capital Stock of each Foreign Subsidiary not theretofore pledged to the Collateral Agent.

            5.14  PERFORMANCE AND ENFORCEMENT UNDER CERTAIN AGREEMENTS

            Each Obligor shall diligently and in good faith promptly perform in all material respects all of its agreements and covenants under each Document and each document and instrument related thereto or delivered in connection with any thereof, in each case, to the extent reasonably within its control. Subject to the provisions of the next sentence and the last sentence of this Section
5.14 each Obligor shall (A) diligently and in good faith promptly pursue the performance of each other party to each such document, and (B) diligently seek the enforcement of all rights and remedies under each such document, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Obligor shall confer with the Lenders in enforcing or waiving any material rights of any Obligor under any such Document.


SECTION 6  NEGATIVE COVENANTS

            Each Obligor covenants and agrees that from the date hereof and until the satisfaction in full of the Senior Loan and the Note and all other monetary Obligations due under this Agreement it will fully and timely perform all covenants in this Section 6 (except that none of the following covenants shall apply to the activities of any Foreign Subsidiary).

            6.1  INDEBTEDNESS

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, create, incur or suffer to exist or be or become liable for any Indebtedness, except (each of which shall be given independent effect):

            (a)  Indebtedness under the Senior Loan Documents;

            (b) Indebtedness (including Contingent Obligations) outstanding on the date hereof and listed in SCHEDULE 4.19 and specified on SCHEDULE
      4.19 as to remain outstanding;

            (c) Indebtedness of the Company or any Wholly Owned Subsidiary owing to the Company or any Wholly Owned Subsidiary which is an Obligor; PROVIDED, HOWEVER, that (i) if requested by the Majority Lenders, such Indebtedness shall be evidenced by an Intercompany Note which shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to arrangements in form and substance satisfactory to the Collateral Agent and (ii) such Indebtedness shall not be held by any Person other than the Company or a Wholly Owned Subsidiary which is an Obligor and shall not be subordinate to any other Indebtedness or other obligation of the obligor other than the Senior Loans;

            (d) Indebtedness of the Company and the Subsidiaries secured by Liens permitted under Section 6.2(h) or (q) not exceeding in the aggregate, when aggregated with all Capitalized Lease Obligations in respect of sale-leasebacks permitted by Section 6.21, $5.0 million at any one time outstanding;

            (e) Indebtedness arising from honoring a check, draft or similar instrument against insufficient funds; PROVIDED, HOWEVER, that such Indebtedness is extinguished within two Business Days of its incurrence;

            (f) obligations under operating leases permitted by Section 6.19 and Contingent Obligations permitted by Section 6.5; and

            (g) unsecured Indebtedness of the Company or any Subsidiary which is an Obligor which is assumed or incurred in connection with an Acquisition in an aggregate principal amount not to exceed $5.0 million at any time outstanding; PROVIDED HOWEVER, that (x) if such Indebtedness shall have been incurred in connection with any Acquisition, such Indebtedness must be only Permitted Subordinated Indebtedness and (y) if such Indebtedness shall have been assumed in connection with such Acquisition, such Indebtedness shall not have been incurred in connection with or in contemplation of such Acquisition and the Company shall use its best efforts to procure that such Indebtedness is subordinated on the terms set forth in EXHIBIT X.

            All intercompany debt shall be unsecured and subordinate in right of payment to the Obligations.

            6.2  LIENS

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any item constituting Collateral, whether now owned or hereafter acquired, except for the Lien of the Security Documents relating thereto, the Prior Liens applicable thereto and other Permitted Liens. No Obligor will, nor will any of them permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Property which does not constitute Collateral, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except the following, which are herein collectively referred to as "PERMITTED LIENS":

            (a)   Liens created pursuant to or permitted by the Security
      Documents;

            (b)   Liens in existence on the date hereof and identified in
      SCHEDULE 4.19 (excluding, however, following the making of the Initial Senior Loans hereunder, Liens securing Indebtedness to be repaid with the proceeds of such Senior Loans, as indicated on SCHEDULE 4.19);

            (c) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Subsidiary, as the case may be, in accordance with GAAP;

            (d) Liens in respect of Property of the Borrower or any Subsidiary imposed by Law which were incurred in the ordinary course of business, such as carriers', warehousemen's, landlords' and mechanics' Liens and other similar Liens arising in the ordinary course of business, in each case for sums the payment of which is not required by Section 9.03;

            (e) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation or the deposits securing the liability to insurance carriers;

            (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (g) leases, subleases, easements, rights-of-way, encroachments and other survey defects, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

            (h) Liens upon tangible personal Property acquired after the date hereof by the Borrower or any Subsidiary, each of which Liens either (a) existed on such Property before the time of its acquisition and was not created in anticipation thereof, or (b) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost of such Property; PROVIDED, HOWEVER, that (x) no such Lien shall extend to or cover any Property of the Borrower or such Subsidiary other than the Property so acquired and improvements thereon and (y) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the fair market value (as determined in good faith by a senior financial officer of the Borrower or such Subsidiary) of such Property at the time it was acquired;

            (i) Liens existing on any asset of any Person at the time such Person becomes a Subsidiary or is merged or consolidated with or into a Subsidiary and, in each case, not created in contemplation of or in connection with such event; PROVIDED, HOWEVER, that such Liens do not extend to any other Property of the Borrower or any Subsidiary;

            (j) Liens (excluding Liens on Collateral) not otherwise permitted hereunder securing obligations not at any time exceeding in the aggregate $250,000;

            (k) Liens arising under licensing agreements entered into in the ordinary course of business for the use of Intellectual Property (other than FCC Licenses) or other intangible assets, and settlements, permissions, consents to use, and similar arrangements concerning Intellectual Property (other than FCC Licenses) or other intangible assets or judgments adjudicating rights in Intellectual Property (other than FCC Licenses) or other intangible assets;

            (l) Liens evidenced by UCC financing statements regarding operating and equipment leases permitted by this Agreement or in respect of consigned goods;

            (m) Liens solely in favor of the Borrower or any Wholly Owned Subsidiary which is an Obligor;

            (n) Liens securing obligations under Interest Rate Agreements with Lenders;

            (o) Liens consisting of judgment or judicial attachment liens (including prejudgment attachment) the enforcement of which is effectively stayed or payment of which is covered in full (subject to a customary deductible) by insurance or which do not otherwise result in an Event of Default under Section 7.8;

            (p) Liens arising solely by virtue of any statutory or common Law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; PROVIDED, HOWEVER, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or any Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

            (q) Liens securing obligations in respect of Capital Leases (other than in respect of FCC Licenses) solely on assets subject to such leases, including Capital Leases arising as a result of any sale-leaseback permitted by Section 6.21;

            (r) statutory or contractual Liens with respect to any leased Real Property; and

            (s) any extension, renewal or replacement of the foregoing; PROVIDED, HOWEVER, that the Liens permitted hereunder shall not cover any additional Indebtedness or Property (other than like Property substituted for Property covered by such Lien).

            If the Borrower or any Subsidiary shall, directly or indirectly, create or assume any Lien upon any of its Property, or on any income or profits therefrom, whether now owned or hereafter acquired, other than Liens permitted by the provisions of this Section 6.2, it shall make or cause to be made effective provision (if and to the extent effective provision therefor has not theretofore been made pursuant to the Senior Loan Documents) whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness or other obligation thereby secured as long as any such Indebtedness or other obligation shall be secured; PROVIDED, HOWEVER, that the foregoing shall not be construed as a consent by the Required Lenders or any Lender to any creation or assumption of any such Lien not permitted by the provisions of this Section 6.2.

            Except with respect to (I) specific Property encumbered pursuant to a Lien permitted to be incurred pursuant to clause (h) of the second preceding paragraph of this Section 6.2 or (II) specific Property to be sold pursuant to an executed agreement with respect to a Disposition consummated in accordance with this Agreement, no Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, enter into any agreement after the date hereof (other than the Senior Loan Documents) prohibiting or restricting in any manner (directly or indirectly and including by way of covenant, representation or warranty or event of default) the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

            6.3  RESTRICTED PAYMENTS

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, (a) declare or pay any Dividend Payment or (b) make any principal payment on, purchase, defease, redeem, prepay, or otherwise acquire or retire for value, other than any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness or Pari Passu Indebtedness of the Company (any such dividend, distribution, purchase, redemption, acquisition, retirement, defeasance or prepayment set forth in clauses (a) and (b) above a "RESTRICTED PAYMENT"); except that any Subsidiary of the Borrower may declare and make Dividend Payments to the Borrower or any Wholly Owned Subsidiary.

            6.4  INVESTMENTS

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, make or permit to remain outstanding any Investments, except:

            (a) operating deposit accounts and certificates of deposit with banks in the ordinary course of business;

            (b)   cash and Cash Equivalents;

            (c) Investments by the Company or any Subsidiary in any Wholly Owned Subsidiary that is an Obligor and that has complied with Section 6.18;

            (d)   Investments outstanding on the date hereof and identified in
      SCHEDULE 4.16 and any renewals, extensions, modifications and replacements thereof that do not increase the amount thereof;

            (e)   Investments that constitute Indebtedness permitted under
      Section 6.1 or Contingent Obligations permitted under Section 6.5;

            (f) Investments by the Company in Interest Rate Agreements entered into as BONA FIDE hedges and not for speculative purposes;

            (g) the ART West Acquisition to the extent effected in all material respects in accordance with the ART West Acquisition Documents as in effect on the date hereof, the Telecom Acquisition to the extent effected in all material respects in accordance with the Telecom Acquisition Documents as in effect on the date hereof and the DCT Acquisition to the extent effected in all material respects in accordance with the DCT Acquisition Documents as in effect on the date hereof (it being understood that the exercise of any right of first refusal or similar right granted under the Documents relating to any such Pending Acquisition is not permitted by this Section 6.4(g));

            (h) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

            (i) pledges or deposits required in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security or similar legislation;

            (j) pledges or deposits in connection with (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations,

      (ii) contingent obligations on surety or appeal bonds, and (iii) other non-delinquent obligations of a like nature, in each case incurred in the ordinary course of business;

            (k) advances, loans or extensions of credit to suppliers in the ordinary course of business by the Borrower or any Subsidiary, in each case solely with respect to the suppliers of each such Person and its Subsidiaries;

            (l) the consummation of any Acquisition or the purchase of any 38 GHz license with an amount of cash equal to the amount of cash to be paid (and not yet paid) by the Company to the seller to consummate any of the ART West Acquisition, the Telecom Acquisition or the DCT Acquisition as set forth in the ART West Acquisition Agreement, the Telecom Acquisition Agreement and the DCT Acquisition Agreement, respectively, on the date hereof, if and to the extent that such amount of cash is not paid by the Company to the seller in connection with the consummation of any such Pending Acquisition; PROVIDED, HOWEVER, that any Acquisition consummated pursuant to this Section 6.4(l) must be pursuant to a transaction in which the assets, business or division acquired is by, or the Person acquired is merged with or into, or thereby becomes, the Borrower or a Wholly Owned Subsidiary which is an Obligor;

            (m) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

            (n) the CommcoCCC Acquisition to the extent effected in all material respects in accordance with the CommcoCCC Acquisition Documents as in effect on the date hereof;

            (o)   [Reserved];

            (p)   capital expenditures made in the ordinary course;

            (q) Investments by the Borrower or any Subsidiary in (x) any non-Wholly Owned Subsidiary, (y) any Subsidiary which is not an Obligor or
      (y) any Joint Ventures of the Borrower or any Subsidiary; PROVIDED, HOWEVER, that (i) the aggregate amount of such Investments pursuant to this clause (q) shall not exceed $5.0 million in the aggregate outstanding at any time and (ii) all such Investments evidenced by Intercompany Notes shall be pledged to the

      Collateral Agent pursuant to documentation reasonably satisfactory to the Required Lenders;

            (r) any Investment (including (subject to Section 6.10) Acquisitions) made by the Company in which the sole consideration provided is Common Stock of the Company, except that, in connection with any Acquisition, the consideration therefor may include (x) cash consideration in an amount equal to an aggregate of the difference between $2.50 million and the aggregate amount of Investments made and outstanding (without giving effect to any write-off or write-down thereof) under clause (w) of this Section 6.4, PLUS any cash permitted to be utilized by Section
      6.4(l) to the extent not previously expended pursuant to Section 6.4(l) and (y) Indebtedness assumed or Indebtedness incurred pursuant to Section 6.1(g); PROVIDED, HOWEVER, that in any Acquisition utilizing cash permitted to be utilized by Section 6.4(l), such Acquisition must be pursuant to a transaction in which the assets, business or division acquired is by, or the Person acquired is merged with or into, or thereby becomes, the Borrower or a Wholly Owned Subsidiary which is an Obligor;

            (s) the Borrower and any Subsidiary may hold additional Investments in any Foreign Subsidiary which is not an Obligor to the extent that such Investments reflect an increase in the stockholders' equity of such Foreign Subsidiary resulting from retained earnings of such Subsidiary;

            (t)   the consummation of the Merger;

            (u)   the creation of Subsidiaries in accordance with Section 6.13;

            (v) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with a Disposition permitted by Section 6.6(k); PROVIDED, HOWEVER, that (i) the aggregate amount of such non-cash consideration received in connection with any such Disposition shall not exceed 20% of the total consideration received in connection with such Disposition and (ii) such non-cash consideration is pledged pursuant to the Security Agreement; and

            (w) in addition to the foregoing, other Investments (including (subject to Section 6.10) Acquisitions) not exceeding the excess of (x) $2.50 million in the aggregate at any time outstanding, net of any returns of capital, cash dividends and distributions received in respect thereof and net cash proceeds of Dispositions thereof but not net of write-downs or write-offs over (y) the aggregate amount of cash utilized pursuant to clause (r) of this Section
      6.4 to effect Acquisitions.

            6.5  CONTINGENT OBLIGATIONS

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Contingent Obligation, except:

            (a)   pursuant to Section 9;

            (b) Contingent Obligations in respect of operating leases to the extent permitted under Section 6.19;

            (c) Contingent Obligations of the Company or any Subsidiary in respect of Indebtedness or other liabilities of the Company or any Wholly Owned Subsidiary which is an Obligor to the extent that the existence of such Indebtedness or other liabilities is not prohibited under this Agreement;

            (d) other Contingent Obligations which do not exceed $1.0 million in the aggregate at any time outstanding;

            (e) endorsements for collection or deposit in the ordinary course of business;

            (f) Contingent Obligations of the Borrower or any Subsidiary existing as of the Closing Date and listed in SCHEDULE 4.19 and renewals, extensions, modifications and replacements thereof that do not increase the amount thereof or provide for terms materially less favorable to any Obligor; and

            (g) Contingent Obligations in connection with Dispositions permitted under Section 6.6 arising in connection with indemnification and other agreements in respect of any contract relating to such Disposition, not to exceed the consideration received by the Borrower or any Subsidiary in connection with such Disposition and excluding in all cases any Contingent Obligation with respect to any obligation of any third person incurred in connection with the acquisition of the Property which is the subject of such Disposition.

            6.6  RESTRICTION ON FUNDAMENTAL CHANGES, ACQUISITIONS AND
                 DISPOSITIONS

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, (1) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (2) acquire any business or Property from, or Capital Stock of, or be a party to any Acquisition of, any Person or effect any Acquisition, or (3) effect any Disposition or convey, sell, lease, assign, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or Property, whether now owned or hereafter acquired, including receivables and leasehold interests. Notwithstanding the foregoing provisions of this Section 6.6, (x) the consummation of the Merger in accordance with the Merger Agreement as in effect on the date hereof and the CommcoCCC Acquisition in accordance with the CommcoCCC Acquisition Agreement as in effect on the date hereof shall in each case not be prohibited in any respect and (y) each of the following shall be permitted:

            (a) purchases of inventory and other Property to be sold or used in the ordinary course of business;

            (b) Investments permitted by Section 6.4 (it being understood that the only Acquisitions permitted are under Section 6.4(g), Section 6.4(l),
      Section 6.4(r) and Section 6.4(w));

            (c) any Subsidiary may be merged or consolidated or dissolved or liquidated with or into: (i) the Company if the Company shall be the continuing or surviving corporation or (ii) any Wholly Owned Subsidiary which is an Obligor; PROVIDED, HOWEVER, that a Wholly Owned Subsidiary which is an Obligor shall be the continuing or surviving corporation;

            (d)   Acquisitions permitted by Section 6.4 (g), Section 6.4 (l),
      Section 6.4(r) or Section 6.6(w);

            (e) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to the Company and its other equity holders in proportion to their equity interests or to one or more Subsidiary Guarantors;

            (f) Dispositions of used, worn out, obsolete or surplus equipment or other Property by the Company or any Subsidiary, all in the ordinary course of business; PROVIDED, HOWEVER, that the proceeds thereof are reinvested in the business of the Borrower or any Subsidiary within one year of such Disposition;

            (g) any non-Wholly Owned Subsidiary may be merged or consolidated or dissolved or liquidated with or into any other non-Wholly Owned Subsidiary; PROVIDED, HOWEVER, that if a Subsidiary which is an Obligor is involved in such transaction then an Obligor shall be the continuing or surviving corporation and immediately after such transaction the Borrower owns not less than that percentage of the Capital Stock of the surviving or continuing corporation as the highest percentage of the Capital Stock the Borrower owned in each of the subject Subsidiaries immediately prior thereto;

            (h) the Borrower or any Subsidiary may sell or discount, in each case without recourse, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

            (i) the Borrower or any Subsidiary may, in the ordinary course of business, enter into licensing agreements with Persons for the use of Intellectual Property or other intangible assets, and settlements, permissions, consents to use, and similar arrangements concerning Intellectual Property or other intangible assets, so long as the Borrower or its Subsidiary uses reasonable commercial efforts to procure that each such license is permitted to be assigned pursuant to the Security Agreement and does not otherwise prohibit the granting of Lien therein by any Obligor pursuant to the Security Agreement;

            (j) the abandonment or other disposition of Intellectual Property and other Property that is, in the reasonable judgment of the Person owning such Intellectual Property and other Property, no longer economically practicable to maintain or useful in the conduct of the business of such Person; and

            (k) Dispositions for fair market value if (x) the portion of the consolidated revenue of the Borrower for the latest fiscal year immediately prior to such sale attributable to such Disposition (or latest twelve months prior to January 1, 1997, and PRO FORMA for the

      Transactions), PLUS the trailing twelve month revenue of all other Dispositions effected pursuant to this clause (k) (measured at the time of sale) does not exceed 10.0% of the consolidated revenue of the Borrower for the latest fiscal year (or latest twelve months prior to January 1, 1997 and PRO FORMA for the Transactions) (before giving effect to the current contemplated Disposition) or (y) the portion of the book value of the Property subject to such Disposition at the time of sale, PLUS the book value of all other Property subject to Disposition pursuant to this clause (k) (measured at the time of sale) does not exceed 10% of the book value of the consolidated total assets of the Borrower as of the end of the immediately preceding fiscal year (or prior to January 1, 1997, as of the latest twelve months and PRO FORMA for the Transactions);
      PROVIDED, HOWEVER, that the Net Available Proceeds therefrom are reinvested as specified in Section 2.4A(ii)(III) or applied to the prepayment of the Senior Loans as specified in Section 2.4A(ii)(III).

            To the extent the Required Lenders waive the provisions of this
Section 6.6 with respect to any Disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 6.6 (and such Collateral is released (or permitted to be released) from the Liens created by the Security Agreement), such Collateral in each case shall be sold or otherwise disposed of free and clear of the Liens created by the Security Agreement and the Collateral Agent shall take such actions as are appropriate in connection therewith.

            6.7  LIMITATION ON DIVIDEND AND OTHER PAYMENT
                 RESTRICTIONS AFFECTING SUBSIDIARIES

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on such Subsidiary's Capital Stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary, or pay any Indebtedness or any other obligation owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary or guarantee any Indebtedness of the Borrower or any Subsidiary or (c) transfer any of its properties or assets to the Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Law, (ii) this Agreement and the other Senior Loan Documents, (iii) such restrictions with respect to the transfer of those assets subject to a Lien permitted under Section 6.2(h), (i) or

(q) as are contained in the respective documentation with respect thereto, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary and (v) with respect to restrictions described in clause (c) only, restrictions in any agreement relating to the Disposition of Property to the extent that such Disposition is permitted under this Agreement.

            6.8  TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

            A. No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (each such transaction, an "AFFILIATE TRANSACTION") or of any such holder other than (x) Affiliate Transactions permitted under paragraph (B.) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary. With respect to any Affiliate Transaction (or series of related Affiliate Transactions related to a common plan) that involves aggregate payments or other Property equal to or in excess of $100,000 and less than $500,000 the Company or such Subsidiary, as the case may be, shall have delivered an Officers' Certificate to the Lenders certifying that such transaction or series of transactions complies with clause (y) above. Each Affiliate Transaction (and each series of related Affiliate Transactions that are similar or part of a common plan) that involves aggregate payments or other Property with a fair market value in excess of $500,000 and less than $2.0 million shall be approved by the Board of Directors of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves aggregate payments or other Property with a fair market value of more than $2.0 million the Company or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and deliver the same to the Lenders.

            B. The foregoing restriction shall not apply to the following "PERMITTED AFFILIATE TRANSACTIONS": (i) reasonable and customary fees paid to members of the Board of Directors of the Company or of any Subsidiary, (ii) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any Subsidiary, as determined by the Board of Directors of the Company or any such Subsidiary or the senior management thereof in good faith, including, without limitation, issuances of stock, payment of bonuses and other transactions pursuant to employment or compensation agreements, stock option agreements, indemnification agreements and other arrangements in effect on the Closing Date or substantially similar thereto and (iii) the agreements and transactions described with particularity on SCHEDULE 6.8 (the "EXISTING AFFILIATE AGREEMENTS") as such agreements or transactions are in effect on the date hereof.

            6.9  SUBSIDIARY STOCK

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock or other equity securities of any of its Subsidiaries, except (i) to qualify directors if required by applicable Law, (ii) to the Company or to a Wholly Owned Subsidiary and (iii) a sale of all of the Capital Stock of such Subsidiary owned by the Borrower and the Subsidiaries if the Borrower complies with Section 6.6(k) and Section 2.4A(iii).

            6.10  BUSINESS ACTIVITIES

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, materially alter the nature of the consolidated business of the Company and the Subsidiaries from that described in the Prospectus immediately after giving effect to the Transactions or similar or related businesses.

            6.11  AMENDMENTS TO CHARTER DOCUMENTS

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, amend its certificate of incorporation or bylaws in any respect that would be materially adverse to the interests of any Lender.

            6.12  [Reserved]

            6.13  CREATION OF SUBSIDIARIES

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, establish or create or acquire any interest in any Subsidiary; PROVIDED, HOWEVER, that the Borrower and the Subsidiaries shall be permitted to (a) establish or create Wholly Owned Subsidiaries so long as (i) at least 10 days' prior written notice thereof is given to the Lenders, (ii) all of the Capital Stock of such new Subsidiary owned by the Borrower or any Subsidiary is pledged pursuant to a Security Agreement and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent and (iii) any such new Subsidiary shall comply with Sections 6.16, 6.18 and 6.24 and (b) create or acquire an interest in non-Wholly Owned Subsidiaries so long as such Investment is permitted pursuant to Section 6.4(q) or Section 6.4(w).

            6.14  TRANSFER OF ASSETS TO SUBSIDIARIES

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, transfer (other than in the ordinary course of business and other than pursuant to a transaction permitted by Section 6.4) any Property to any Subsidiary unless such Subsidiary pays fair market value therefor to the Company or to a Wholly Owned Subsidiary which is an Obligor. For purposes of this Section 6.14, the fair market value paid by such Subsidiary shall not consist in whole or in part of any securities or debt instruments of such Subsidiary or of any Affiliate of such Subsidiary.

            6.15  SALE OR DISCOUNT OF RECEIVABLES

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, sell, with or without recourse, or discount, or otherwise sell for less that the face value thereof, notes or accounts receivables, other than in connection with trade discounts in the ordinary course of business or consistent with past practice.

            6.16  SECURITY INTERESTS

            A. Each Obligor shall, and shall cause each of its Subsidiaries to, duly and punctually perform any and all acts and, at its expense, will promptly execute or cause to be executed any and all further instruments and documents and take such action as the Required Lenders deem necessary or desirable in obtaining the full benefits of this Agreement, the Security Documents and of each other Senior Loan Document and of the rights and powers herein and therein granted as may, in the reasonable judgment of the Required Lenders, be necessary or desirable in order to grant and maintain in favor of the Lender a valid and perfected first priority security interest in the Collateral, subject to no other Liens except as may be expressly permitted under Section 6.2.

            B. If the Collateral Agent or the Required Lenders determine that they are required by Law to have appraisals prepared in respect of Mortgaged Real Property, the Obligors shall provide to the Collateral Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and which shall be in form and substance satisfactory to the Collateral Agent and the Required Lenders.

            6.17  IMPAIRMENT OF SECURITY INTEREST

            No Obligor will take or omit to take any action which action or omission would have the result of adversely affecting or impairing the security interest in favor of the Lenders with respect to the Collateral, and no Obligor shall grant to any Person, or suffer any Person (in each case other than to the Creditors or to the Borrower or the Subsidiaries to the extent permitted hereby) to have any interest whatsoever in the Collateral. No Obligor will enter into any agreement or instrument that by its terms requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than pursuant to this Agreement and the Notes.

            6.18  ADDITIONAL GUARANTEES

            In the event that, after the date hereof, the Borrower or any Subsidiary creates or acquires a Wholly Owned Subsidiary or a Subsidiary of which the Company directly or indirectly owns not less than 80% of the Capital Stock (each such Subsidiary referred to herein as an "ADDITIONAL OBLIGOR" and collectively as the "ADDITIONAL OBLIGORS"), then, upon such Person becoming such a Subsidiary, the Borrower shall cause such Subsidiary to execute and deliver a Joinder Agreement substantially in the form of EXHIBIT XIII and execute and deliver all such other agreements, guarantees, documents and certificates (including any amendments to the Senior Loan Documents) as the Required Lenders may reasonably request and do such other acts and things as the Required Lenders may reasonably request in order to have such

Subsidiary guarantee the Obligations in accordance with the terms of the Senior Loan Documents.

            6.19  RESTRICTION ON LEASES

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, become liable in any way, whether, directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any operating lease, unless, immediately after giving effect to the incurrence of liability with respect to such lease, the Consolidated Rental Payments of the Company at the time in effect shall not exceed $2.0 million PER ANNUM.

            6.20  RESTRICTION ON TAX CONSOLIDATION

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than the Borrower and the Subsidiaries.

            6.21  SALE AND LEASE-BACKS

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, become or thereafter remain liable as lessee or as guarantor or other surety with respect to the lessee's obligations under any lease, whether an operating lease or a capital lease, of any Property, whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person or (ii) which sale and such lease are part of the same transaction or a series of related transactions or such sale and such lease occur within one year of each other or are with the same other Person, except for sale-leasebacks resulting in Capitalized Lease Obligations and operating lease payments not in excess of $1.0 million.

            6.22 LIMITATION ON OTHER RESTRICTIONS ON AMENDMENT OF SENIOR LOAN DOCUMENTS

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, enter into, suffer to exist or become or remain subject to any agreement or instrument, except for the Senior Loan Documents, that would prohibit or restrict (including by way of a covenant, representation or warranty or event of default), or require the consent of any Person to, any amendment to, or waiver or consent to departure from the terms of, any of the Senior Loan Documents.

            6.23  MODIFICATIONS OF CERTAIN DOCUMENTS; ETC.

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, (a) consent to any amendment, modification, supplement or waiver of any of the provisions of (i) the Warrants, the Warrant Agreement or any Subordinated Indebtedness or (ii) any other Document where (in the case of this clause (ii) only) the effect of such amendment, modification, supplement or waiver would be material and adverse to the interest of the Lenders, and in each case (i) and (ii) without the prior written approval of the Required Lenders; and (b) amend, modify or change in any manner which is reasonably likely to be materially adverse to the Lenders its certificate of incorporation (including, without limitation, by the filing of any certificate of designation) or its by-laws (or any other organizational document), or any agreement entered into with respect to its Capital Stock, or enter into any new agreement with respect to its Capital Stock in any manner which would be materially adverse to the Lenders.

            6.24  PLEDGE OF ADDITIONAL COLLATERAL

            Promptly, and in any event within 30 days, after the acquisition of any Property of the type that would have constituted Pledged Collateral at the Closing Date (the "ADDITIONAL COLLATERAL"), each Obligor will, and each of them will cause each of their respective Subsidiaries to, take all action necessary or desirable, including the execution and delivery of all such agreements, assignments, documents and instruments (including amendments to the Senior Loan Documents) and the filing of appropriate financing statements under the provisions of the UCC or applicable governmental requirements in each of the offices where such filing is necessary or appropriate, to grant the Collateral Agent for the benefit of the Lenders a duly perfected first priority Lien on such Property pursuant to and to the full extent required by the Security Agreement and this Agreement; PROVIDED, HOWEVER, that (subject to Section
5.13) not more than 65% of the Capital Stock of any Foreign Subsidiary need be pledged. In the event that, after the date hereof, any Obligor acquires or holds a fee interest in any Real Property with a value of $1.0 million or more that is not pledged under an existing Mortgage, such Obligor will (i) take such actions and execute such documents (including a Mortgage) as the Collateral Agent shall reasonably require to confirm the Lien of an existing Mortgage, if applicable, or to create a new mortgage on such Real Property and (ii) cause to be delivered to the Collateral Agent, on behalf of the Lenders, the documents and instruments reasonably requested by the Collateral Agent or the

Required Lenders. The costs of all actions taken by the parties in connection with any action to be taken under this Section 6.24, including reasonable costs of counsel for the Collateral Agent, shall be for the account of the Obligors, which shall pay all sums due on demand.

            6.25  PAYMENTS WITH RESPECT TO SUBORDINATED INDEBTEDNESS

            No Obligor will, nor will any of them permit any of their respective Subsidiaries to, directly or indirectly, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any payment (whether voluntary or otherwise) or prepayment of the principal of or interest on, or any other amount owing in respect of, any Permitted Subordinated Indebtedness; PROVIDED, HOWEVER, that subject to the subordination provisions thereof, regularly scheduled interest payments may be made on any Permitted Subordinated Indebtedness in accordance with its terms.

SECTION 7  EVENTS OF DEFAULT

            If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur and be continuing:

            7.1  FAILURE TO MAKE PAYMENTS WHEN DUE

            (i) The Company shall default in the payment when due of any principal of any Senior Loan or (ii) the Company shall default in the payment when due of interest on any Senior Loan or any fee or any other amount payable by it hereunder or under any other Senior Loan Document when due and such default under this clause (ii) shall have continued unremedied for three or more Business Days; or

            7.2  DEFAULT IN OTHER AGREEMENTS

            The Borrower or any Subsidiary (the Borrower and such Subsidiaries herein collectively called the "RELEVANT PARTIES" and each, a "RELEVANT
PARTY") shall default in the payment when due of any principal of or interest on any of its Indebtedness (other than the Senior Loans) aggregating $1.0 million or more, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, after giving effect to any consents or waivers relating thereto obtained before the expiration of any such period of grace; or any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness aggregating $1.0 million or more if the effect of such event (after giving effect to any consents or waivers relating thereto obtained before the expiration of any such period of grace) is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

            7.3  BREACH OF CERTAIN COVENANTS

            Failure of any Obligor to perform or comply with any covenant, term or condition contained in Section 2.4A(ii), 2.4A(iv) or 6; or

            7.4  BREACH OF WARRANTY

            Any representation, warranty or certification made by Relevant Party in any Senior Loan Document or in any statement or certificate at any time given by any Relevant Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or incorrect in any material respect on the date as of which made or deemed made; or

            7.5  OTHER DEFAULTS UNDER SENIOR LOAN DOCUMENTS

            Any Relevant Party shall default in the performance of or compliance with any covenant, term or condition contained in any Senior Loan Document (other than those covered by Section 7.1, 7.3 or 7.4) and such default shall not have been remedied or waived in accordance with this Agreement within 30 days after the date of written notice of such default from any Lender; or

            7.6  INVOLUNTARY BANKRUPTCY; APPOINTMENT
                 OF CUSTODIAN; ETC.

            A court of competent jurisdiction enters a Bankruptcy Order under any Bankruptcy Law that:

            (A) is for relief against any Relevant Party in an involuntary case or proceeding, or

            (B) appoints a Custodian of any Relevant Party for all or substantially all of its properties, or

            (C) orders the liquidation of any Relevant Party; or and in each case the order or decree remains unstayed and in effect for 60 days; or

            7.7  VOLUNTARY BANKRUPTCY; APPOINTMENT
                 OF CUSTODIAN; ETC.

            Any Relevant Party pursuant to or within the meaning of any Bankruptcy Law:

            (A)   commences a voluntary case or proceeding, or

            (B) consents to the entry of a Bankruptcy Order for relief against it in an involuntary case or proceeding, or

            (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

            (D) makes a general assignment for the benefit of its creditors or files a proposal or scheme of arrangement involving the rescheduling or composition of its indebtedness, or

            (E) consents to the filing of a petition in bankruptcy against it, or

            (F) shall generally not pay its debts when such debts become due or shall admit in writing its inability to pay its debts generally; or

            7.8  JUDGMENTS AND ATTACHMENTS

            Except as and to the extent permitted by Section 6.6, any money judgment, writ or warrant of attachment, or similar process involving in any individual case or in the aggregate at any time an amount in excess of $1.0 million (to the extent not covered by third-party insurance as to which the insurance company has acknowledged coverage) shall be entered or filed against any Relevant Party or any of their respective properties or assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days or in any event later than five days prior to the date of any proposed sale thereunder; or

            7.9  DISSOLUTION

            Except as and to the extent permitted by Section 6.6, any order, judgment or decree shall be entered against any Relevant Party decreeing the dissolution or split-up of any

Relevant Party and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

            7.10  GUARANTEE

            (i) Any Guarantee or any provision thereof shall cease to be in full force or effect (other than in accordance with its express terms), or (ii) any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under its Guarantee, or (iii) any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed, after giving effect to any applicable grace periods, pursuant to its Guarantee; or

            7.11  COLLATERAL DOCUMENT DEFAULT

            A. The Security Agreement (together with any other security document delivered or to be delivered thereunder) after delivery thereof shall for any reason fail to create or cease to maintain a valid and duly perfected security interest in the Collateral until such Collateral is released in accordance with the terms of this Agreement and the Security Documents; or

            B. The Collateral shall become subject to a pledge not permitted under the Security Documents on the Collateral or any Person takes any action to foreclose on such Collateral or takes any action inconsistent with the security interest held by the Lenders that could have a material adverse effect on the validity or requisite priority of such pledge; or

            C. The enforceability of the Lender's security interest in any Collateral shall be contested by any Relevant Party; or

            7.12  ERISA MATTERS

            An event or condition specified in Section 5.1(xv) shall occur or exist and, as a result of such event or condition, together with all other such events or conditions (which have not been cured), the Company or any ERISA Affiliate shall incur, or in the reasonable opinion of the Required Lenders shall be reasonably likely to incur, a liability to a Plan, a Multiemployer Plan, the PBGC or the Internal Revenue Service (or any combination of the foregoing) that would (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect; or

            7.13  ENVIRONMENTAL MATTERS

            There shall have been asserted against any Relevant Party, claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by any Relevant Party or any Affiliate, or any predecessor in interest of any Relevant Party or any Affiliate, or relating to any site or facility owned, operated or leased by any Relevant Party or any Affiliate, which claims or liabilities (insofar as they are payable by any Relevant Party but after deducting any portion thereof which is reasonably expected to be paid, discharged or forgiven by other creditworthy Persons jointly and severally liable therefor), are reasonably likely to be determined adversely to any Relevant Party, and the amount thereof is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect; or

            7.14  NON-MONETARY JUDGMENT

            Any non-monetary judgment, order or decree is entered against any Relevant Party which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            7.15  INJUNCTION

            Any Relevant Party is enjoined, restrained or in any way prevented by the order of any Governmental Agency from conducting all or any material part of its business and such order continues for more than 60 days; or

            7.16  DAMAGE, STRIKE, CASUALTY

            Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 60 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Relevant Party if any such event or circumstance could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

            7.17  LICENSES AND PERMITS

            The loss, suspension or revocation of, or failure to renew, any license or permit (including any FCC License) now held or hereafter acquired by any Relevant Party, if such loss, suspension, revocation or failure to renew is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect; or

            7.18  SUBORDINATION PROVISIONS

            The subordination provisions relating to any Permitted Subordinated Indebtedness (the "SUBORDINATION PROVISIONS") shall fail in any material respect to be enforceable by the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof, or any Obligation shall fail to constitute Senior Debt (as defined in the Permitted Subordinated Indebtedness); or any Obligor shall, directly or indirectly, disavow or contest in any manner any of the Subordination Provisions.

            THEN (i) upon the occurrence of any Event of Default described in the foregoing Sections 7.6 or 7.7, the Senior Loan Commitments shall be automatically and permanently terminated and all of the unpaid principal amount of and accrued interest on the Senior Loan and all other outstanding Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Obligors, and (ii) upon the occurrence and during the continuance of any other Event of Default, the Required Lenders may, by notice to the Borrower declare all of the unpaid principal amount of and accrued interest on the Senior Loan and all other outstanding Obligations to be, and the same shall forthwith become, due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company, reduce any claim to judgment, take any other action permitted by law and/or take any action permitted to be taken by the Security Documents during the existence of an Event of Default.


SECTION 8  THE COLLATERAL AGENT

            8.1  APPOINTMENT

            The Lenders hereby irrevocably designate and appoint the Person selected by the Company in satisfaction of Section

3.1M and reasonably acceptable to the Required Lenders as Collateral Agent for the Lenders to act as specified herein and in the other Senior Loan Documents, and the Lenders hereby irrevocably authorize such Person as the Collateral Agent to take such action on its behalf under the provisions of this Agreement and the other Senior Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Senior Loan Documents, together with such other powers as are reasonably incidental thereto. The Collateral Agent agrees to act as such upon the express conditions contained in this Section 8. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Senior Loan Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Senior Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Collateral Agent.
The provisions of this Section 8 are solely for the benefit of the Collateral Agent and the Lenders, and no Obliger shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Collateral Agent shall act solely as agent of the Lenders and the Lenders do not assume and shall not be deemed to have assumed any obligation or relationship of agent or trust with or for any Obligor.

            8.2  DELEGATION OF DUTIES

            The Collateral Agent may execute any of its duties under this Agreement or any other Senior Loan Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except to the extent otherwise required by
Section 8.3.

            8.3  EXCULPATORY PROVISIONS

            Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Senior Loan Documents (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to the Lenders for any recitals, statements, representations or warranties made by any Obligor or any of their respective officers contained in this Agreement, any other Senior Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Senior Loan Document or for any failure of any Obligor or any of their respective officers to perform its obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to the Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Senior Loan Documents, or to inspect the properties, books or records of the Obligors. The Collateral Agent shall not be responsible to the Lenders for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Senior Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Collateral Agent to the Lenders or by or on behalf of any Obligor to the Collateral Agent or the Lenders or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Senior Loan or of the existence or possible existence of any Potential Event of Default or Event of Default.

            8.4  RELIANCE BY COLLATERAL AGENT

            The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any of the Subsidiaries), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Senior Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or the Lenders hereunder otherwise required to give consent to any action hereunder or under any other Senior Loan Document) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. As between the Collateral Agent and the Lenders, the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Senior Loan Documents in accordance with a request of the Required Lenders (or the Lenders hereunder otherwise required to give consent to any action hereunder or under any other Senior Loan Document), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders.

            8.5  NOTICE OF DEFAULT

            The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Event of Default or Event of Default hereunder unless the Collateral Agent has actually received notice from a Lender or the Company referring to this Agreement, describing such Potential Event of Default or Event of Default and stating that such notice is a "notice of default." In the event that the Collateral Agent receives such a notice, the Collateral Agent shall give prompt notice thereof to each Lender. The Collateral Agent shall take such action with respect to such Potential Event of Default or Event of Default as shall be reasonably directed by the Required Lenders; PROVIDED, HOWEVER, that, as between the Collateral Agent and the Lender unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

            8.6  NON-RELIANCE ON COLLATERAL AGENT AND OTHER
                 COLLATERAL AGENTS

            Each Lender expressly acknowledges that neither the Collateral Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Collateral Agent hereinafter taken, including any review of the affairs of the Borrower and the Subsidiaries, shall be deemed to constitute any representation or warranty by the Collateral Agent to the Lenders. The Lenders represent to the Collateral Agent that they have, independently and without reliance upon the Collateral Agent, and based on such documents and information as they have deemed appropriate, made their own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Borrower and made their own decision to make the Senior Loan and enter into this Agreement. The Lenders also represent that they will, independently and without reliance upon the Collateral Agent or any Lender, and based on such documents and information as they shall deem appropriate at the time, continue to make their own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as they deem necessary to inform themselves as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Obligors. The Collateral Agent shall not have any duty or responsibility to provide the Lenders with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of any Obligor that may come into the possession of any Lender or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

            8.7  INDEMNIFICATION

            The Lenders, jointly and severally, agree to indemnify the Collateral Agent in its capacity as such ratably according to their respective Senior Loan Commitments or principal amount of Notes, as the case may be, as used in determining the Required Lenders at such time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment in full of the Obligations) be imposed on, incurred by or asserted against the Collateral Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Senior Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby of any action taken or omitted to be taken by the Collateral Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by an Obligor; PROVIDED, HOWEVER, that the Lenders shall not be liable to the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Collateral Agent. If any indemnity furnished to the Collateral Agent for any purpose shall, in the opinion of the Collateral Agent be insufficient or become impaired, the Collateral Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in

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                                     -115-



this Section 8.7 shall survive the payment in full of all Obligations.

            8.8  COLLATERAL AGENT IN ITS INDIVIDUAL CAPACITY

            The Collateral Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Obligor as though the Collateral Agent were not the Collateral Agent hereunder. With respect to the Senior Loans made by it and all Obligations owing to it, the Collateral Agent shall have the same rights and powers under this Agreement as the Lenders and may exercise the same as though it were not the Collateral Agent and the terms "Lender" and "Lenders" shall include the Collateral Agent in its individual capacity if it has Senior Loans owing to it.

            8.9  RESIGNATION OF THE COLLATERAL AGENT; SUCCESSOR
                 COLLATERAL AGENT

            The Collateral Agent may resign as the Collateral Agent upon 20 days' notice to the Lenders and the Borrower. Upon the resignation of the Collateral Agent, the Required Lenders shall appoint a successor Collateral Agent that is a bank or a trust company for the Lenders subject to prior approval by the Borrower (such approval not to be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term "Collateral Agent" shall include such successor agent effective upon its appointment, and the resigning Collateral Agent's rights, powers and duties as the Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement. After the resignation of the Collateral Agent hereunder, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.


SECTION 9  GUARANTEE

            9.1   UNCONDITIONAL GUARANTEE

            Each Guarantor hereby unconditionally, jointly and severally, guarantees (such guarantee to be referred to herein as the "GUARANTEE"), to each of the Lenders and to the Collateral Agent and their respective successors and assigns, that: (i) the principal of and interest on the Senior Loans will be promptly paid in full when due, subject to any applicable grace period,

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                                     -116-



whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Senior Loans and all other obligations of the Borrower to the Lenders or the Collateral Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any of the Senior Loans or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Senior Loans or this Agreement, the absence of any action to enforce the same, any waiver or consent by any of the Lenders with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Senior Loans, this Agreement and in this Guarantee. If any Lender or the Collateral Agent is required by any court or otherwise to return to the Borrower, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Borrower or any Guarantor, any amount paid by such Borrower or any Guarantor to the Collateral Agent or such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Lenders and the Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 7 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Section 7, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

            9.2   RANKING OF GUARANTEE

            The obligations of each Guarantor to the Lenders and to the Collateral Agent pursuant to the Guarantee of such Guarantor and this Agreement are expressly senior in right of payment to all Indebtedness of such Guarantor.

            9.3   SEVERABILITY

            In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            9.4   LIMITATION OF GUARANTOR'S LIABILITY

            Each Guarantor and by its acceptance hereof each of the Lenders hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state Law. To effectuate the foregoing intention, the Lenders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, but not limited to, the Guarantor Senior Indebtedness of such Guarantor) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 9.5, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

            9.5   CONTRIBUTION

            In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, INTER SE, that in the event any payment or distribution is made by any Guarantor (a "FUNDING GUARANTOR") under its Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a PRO RATA amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Borrower' obligations with respect to the Obligations. "ADJUSTED NET ASSETS" of such Guarantor at any date shall mean the lesser of (x) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date (other than liabilities of such Guarantor under Subordinated Indebtedness)), but excluding liabilities under the Guarantee, of such Guarantor at such date and
(y) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liabilities of such Guarantor on its debts including, without limitation, Guarantor Senior Indebtedness (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.

            9.6   WAIVER OF SUBROGATION

            Until the Senior Loan is indefeasibly paid in full, each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under its Guarantee and this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Lender against the Borrower, whether or not such claim, remedy or right arises in equity, or under contract, statute or common Law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Senior Loans shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Lenders, and shall forthwith be paid to the Collateral Agent for the benefit of such Lenders to be credited and applied upon the Senior Loans, whether matured or unmatured, in accordance with the terms of this Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this Section 9.6 is knowingly made in contemplation of such benefits.

            9.7   EVIDENCE OF GUARANTEE

            To evidence their guarantees to the Lenders set forth in this
Section 9, each of the Guarantors hereby agrees to execute the notation of Guarantee in substantially the form included in EXHIBIT VI. Each such notation of Guarantee shall be signed on behalf of each Guarantor by two Officers, or an Officer and an Assistant Secretary or one Officer shall sign and one Officer or an Assistant Secretary (each of whom shall, in each case, have been duly authorized by all requisite corporate actions) shall attest to such notation of Guarantee.

            9.8   WAIVER OF STAY, EXTENSION OR USURY LAWS

            Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension Law or any usury Law or other Law that would prohibit or forgive such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) each Guarantor hereby expressly waives all benefit or advantage of any such Law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Collateral Agent, but will suffer and permit the execution of every such power as though no such Law had been enacted.


SECTION 10  MISCELLANEOUS

            10.1  [Reserved]

            10.2  PARTICIPATIONS IN AND ASSIGNMENTS OR
                  SYNDICATION OF THE SENIOR LOAN AND NOTE

            A. The Lenders shall have the right at any time to participate out, sell, assign or syndicate all or any portion of a Note held by any of them or the Senior Loan Commitment in an aggregate amount of not less than $500,000 (or all of such Lender's Note or Senior Loan Commitment, if less) to any Eligible Assignee. In the case of any sale, transfer or negotiation of all or part of the Note or the Senior Loan Commitment authorized under this Section 10.2A, the assignee, transferee or recipient shall become a party to this Agreement as a Lender by execution of an assignment and assumption agreement; PROVIDED, HOWEVER, that (i) at such time Section 2.1A shall be deemed modified to reflect the Senior Loan Commitment of such new Lender and of any existing Lenders and (ii) upon surrender of the Note(s), new Note(s) will be issued, at the Borrower's expense, to such new Lender and to the assigning Lender, such new Note(s) to be in conformity with the requirements of Section 2.1D (with appropriate modifications) to the extent needed to reflect the revised Senior Loan Commitment; PROVIDED, FURTHER, HOWEVER, that such transfer or assignment will not be effective until recorded by the Borrower on the Register pursuant to Section 5.11. To the extent of any assignment pursuant to this
Section 10.2A, the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Senior Loan Commitment, and the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations (including the rights and obligations of a Lender in Section 10.19) as it would if it were a Lender with respect to such Note(s) or Senior Loan Commitment, including, without limitation, the right to approve or disapprove actions that, in accordance with the terms hereof, require the approval of the Lender. At the time of each assignment pursuant to this Section 10.2A to an Eligible Assignee that is not already a Lender hereunder and that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective Eligible Assignee shall provide to the Borrower the appropriate Internal Revenue Service Forms described in Section 10.2E.

            B. The Lender may grant participations in all or any part of the Note(s) or the Senior Loan Commitment in an aggregate amount of not less than $500,000 to any Eligible Assignee.

            C. The Company shall, at its own cost and expense, provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Senior Loan as any Lender may reasonably require in connection with any participation, transfer or assignment pursuant to this Section 10.2.

            D. Nothing in this Agreement shall prevent or prohibit a Lender from pledging its Senior Loan and any Note hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

            E. No Obligor may assign its respective rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders.

            F. A Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such

Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to the provisions of Section
10.21. In addition, any Lender may furnish any information concerning any Obligor or any of its affiliates in such Lender's possession to any Affiliate of such Lender (it being understood such Affiliate shall be bound by the provisions of Section 10.21). The Obligors shall assist any Lender in effectuating any assignment or participation pursuant to this Section 10.2 (including during syndication) in whatever manner such Lender reasonably deems necessary, including the participation in meetings with prospective transferees.

            G. Anything in this Section 10.2 to the contrary notwithstanding, no Lender may assign or participate any interest in any Senior Loan held by it hereunder to any Obligor or any of its Affiliates or Subsidiaries without the prior written consent of each Lender.

            10.3  EXPENSES

            Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to promptly pay (i) all the actual and reasonable costs and expenses of preparation of the Senior Loan Documents and all the reasonable costs of furnishing all opinions by counsel for the Borrower (including without limitation any opinions reasonably requested by the Lenders as to any legal matters arising hereunder), and of the Borrower's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (ii) the reasonable fees, expenses and disbursements of special counsel to the Lenders in connection with the negotiation, preparation, execution and administration of the Senior Loan Documents and the Senior Loan hereunder, and any amendments, modifications and waivers hereto or thereto and consents to departures from the terms hereof and thereof (whether or not effective); (iii) after the occurrence and during the continuance of an Event of Default, all reasonable costs and expenses (including actual and reasonable attorneys fees and costs of settlement) incurred by the Lenders or the Collateral Agent in enforcing any Obligations of or in collecting any payments due from the Borrower or under the Note by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceedings and (iv) to pay or reimburse each of the Lenders and the Collateral Agent for all reasonable costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Senior Loan Document or any other document referred to therein.

            10.4  INDEMNITY

            In addition to the payment of expenses pursuant to Section 10.3, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold each of the Collateral Agent, the Lenders and any holder of any of the Notes, and each of their respective officers, directors, partners, employees, agents, representatives and control persons (collectively called the "INDEMNITEES"), harmless from, and that no Indemnitee will have any liability for, and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims and reasonable costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated as a party thereto), that may be suffered by, imposed on, incurred by, or asserted against that Indemnitee, in any manner resulting from, connected with, in respect of, relating to or arising out of this Agreement, the other Senior Loan Documents, the Commitment Letter, the Lenders' agreements to make the Senior Loan, the use or intended use of any of the proceeds of the Senior Loan hereunder, any breach of any Obligor of any representation, warranty, covenant or other agreement contained in any of the Senior Loan Documents, the use or proposed use of any of the Senior Loans or the use of any collateral security for the Senior Loans (including the exercise by the Collateral Agent or any Lender of the rights and remedies or any power of attorney with respect thereto and any action or inaction in respect thereof) (the "INDEMNIFIED LIABILITIES"); PROVIDED, HOWEVER, that the Company shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities to the extent such liabilities are finally judicially determined to have resulted from the gross negligence or willful misconduct of that Indemnitee. Without limiting the generality of the foregoing, the Obligors, jointly and severally, will (x) indemnify the Collateral Agent for any payments that the Collateral Agent is required to make under any indemnity issued to any Lender referred to in Section 4.01(c) of the Security Agreement, or to any bank referred to in Section 4.02 of the Security Agreement to which remittances in respect of Accounts, as defined therein, are to be made and (y) indemnify each Creditor and each other Indemnitee from, and hold each Creditor harmless against, any Losses described in the preceding sentence

(but excluding, as provided in the preceding sentence, any Loss to the extent resulting from the gross negligence or bad faith of such Indemnitee) arising under any Environmental Law as a result of (a) the past, present or future operations of the Borrower or any Subsidiary (or any predecessor in interest to the Borrower or any Subsidiary), (b) the past, present or future condition of any site or facility owned, operated or leased at any time by the Borrower or any Subsidiary (or any such predecessor in interest), or (c) any Release or threatened Release of any Hazardous Materials at or from any such site or facility, including any such Release or threatened Release that shall occur during any period when any Creditor shall be in possession of any such site or facility following the exercise by such Creditor of any of its rights and remedies hereunder or under any of the Security Documents.

            To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any Law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

            10.5  SETOFF

            In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Lenders, the Collateral Agent and any subsequent holder of any Note is hereby authorized by each Obligor at any time or from time to time, without notice to any Obligor, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts or any other accounts held for the benefit of another Person) and any other Indebtedness at any time held or owing by such Person or any such subsequent holder to or for the credit or the account of such Obligor against and on account of the obligations and liabilities of such Obligor to such Person or such subsequent holder under this Agreement and the Note(s), including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any Note, irrespective of whether or not (a) such Person or such subsequent holder shall have made any demand hereunder or (b) such Person or such subsequent holder shall have declared the principal of or the interest on its portion of the Senior Loan and its Note(s) and other amounts due hereunder to be due and payable as permitted by Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

            10.6  AMENDMENTS AND WAIVERS

            No amendment, modification, termination or waiver of any term or provision of this Agreement, of the Notes or of the Security Agreement shall in any event be effective of without the prior written concurrence of the Borrower and the Required Lenders; PROVIDED, HOWEVER, that without the prior written consent of each Lender affected, an amendment, modification, termination or waiver of this Agreement, any Note, the Security Agreement or consent to departure from a term or provision hereof or thereof may not: (i) reduce the principal amount of Notes whose holders must consent to any such amendment, modification, termination, waiver or consent; (ii) reduce the rate of or extend the time for payment of principal or interest on any Note; (iii) reduce the principal amount of any Note; (iv) make any Note payable in money other than that stated in the Note; (v) make any change in Section 2.4A(iv) or in the definition of Change of Control or waive any Event of Default in the Company's performance of its obligations thereunder or make any change in the last paragraph of Section 7, Section 5.12, Section 10.4, Section 10.5 or in this
Section 10.6; (vi) reduce the rate or extend the time of payment of fees or other compensation payable to any Lender hereunder; (vii) increase (it being understood that assignments of Senior Loan Commitments effected in accordance with this Agreement are not within the ambit of this clause) or extend the final maturity of any of the Senior Loan Commitments (it being understood that any waiver or modification of any condition precedent, covenant, Event of Default or Potential Event of Default shall not constitute a change in the terms of any Senior Loan Commitment of any Lender) or extend the time or waive any requirement for the reduction or termination of any of the Senior Loan Commitments; (viii) modify the definition of the term "Required Lenders"; (ix) release any Guarantor from its obligations under Section 9 (unless permitted by this Agreement); (x) alter any provision of this Agreement or any other Senior Loan Document requiring the consent of all Lenders; (xi) consent to the assignment or transfer by any Obligor of any of its rights and obligations under any Senior Loan Document; or (xii) release all or substantially all the Collateral or terminate the Lien under any Senior Loan Document in respect of all or substantially all the Collateral (except as permitted by the Security Agreement or this Agreement); PROVIDED, FURTHER, HOWEVER, that without the consent of each Lender, no such amendment, modification, termination or waiver may amend, modify, terminate or waive any provision of
Section 8 as the same applies to the Collateral Agent or any other provision of this Agreement as it relates to the rights or obligations of the Collateral Agent; PROVIDED, FURTHER, STILL, HOWEVER, that no consent of any Lender is needed to add any future Subsidiary as a Guarantor pursuant to Section 6.18 or for any Obligor to pledge Additional Collateral pursuant to Section 6.24.
Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on an Obligor in any case shall entitle an Obligor to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6 shall be binding upon each holder of the Note at the time outstanding, each further holder of the Note and, if signed by the Borrower, on the Borrower and each other Obligor. In the case of any waiver effected in accordance with this Section 10.6, the Obligors and the Creditors shall be restored to their former position and rights under each Senior Loan Document, and any Event of Default or Potential Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default or Potential Event of Default, or impair any right consequent thereon.

            10.7  INDEPENDENCE OF COVENANTS

            All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

            10.8  ENTIRETY

            The Senior Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

            10.9  NOTICES

            Unless otherwise provided herein, any notice or other communications herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or telex against receipt of answer back or four Business Days after depositing it in the mail, registered or certified, with postage prepaid and properly addressed;
PROVIDED, HOWEVER, that notices shall not be effective until received. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 10.9) shall be set forth under each party's name on the signature pages hereto.

            10.10  SURVIVAL OF WARRANTIES AND CERTAIN AGREEMENTS

            A. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the Commitment Letter, the making of the Senior Loan hereunder and the execution and delivery of the Note and, notwithstanding the making of the Senior Loan, the execution and delivery of the Note or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of the transactions herein contemplated shall not prejudice any right of one party against any other party in respect of anything done or omitted hereunder or in respect of any right to damages or other remedies.

            B. Notwithstanding anything in this Agreement or implied by Law to the contrary, the agreements of the Obligors set forth in Sections 10.3, 10.4, 10.14, 10.15, 10.17, 10.19 and 10.22 shall survive the payment of the
Senior Loan and the Note or Notes, as the case may be, and the termination of this Agreement.

            10.11  Failure or Indulgence Not Waiver;
                    REMEDIES CUMULATIVE

            No failure or delay on the part of the Collateral Agent, the Lenders or any holder of any Note in the exercise of any power, right or privilege hereunder, under the Notes or any other Senior Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or, each Note and each other Senior Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

            10.12  SEVERABILITY

            In case any provision in or obligation under this Agreement or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            10.13  HEADINGS

            Section and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

            10.14  APPLICABLE LAW

            THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

            10.15  SUCCESSORS AND ASSIGNS; SUBSEQUENT
                    HOLDERS OF NOTES

            This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lender. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of any Note pursuant to Section 10.2A, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Lender shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. In determining whether the holders of a sufficient aggregate principal amount of the Senior Loan shall have consented to any action under this Agreement, any amount of the Senior Loans owned or held by the Borrower or any of its respective Affiliates shall be disregarded.

            10.16  COUNTERPARTS; EFFECTIVENESS

            This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and delivery thereof to counsel for the Lenders or, in the case of the Lenders, written telex or facsimile notice or telephonic notification (confirmed in writing) of such execution and delivery.

            10.17  CONSENT TO JURISDICTION; VENUE;
                    WAIVER OF JURY TRIAL; ETC.

            A. Any legal action or proceeding with respect to this Agreement or the Note may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts for itself and in respect of its respective property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties to this Agreement hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the Note brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each of the parties to this Agreement irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its respective address for notices pursuant to Section 10.9, such service to become effective 30 days after such mailing. To the extent permitted by Law, each of the parties to this Agreement hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under the Note that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any party in any other jurisdiction.

            B. Each of the parties to this Agreement hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or the Note brought in the courts referred to in clause A above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

            C. To the extent permitted by applicable law, each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, any other Senior

Loan Document or the Note or the transactions contemplated hereby or thereby.

            D. Each Obligor, the Collateral Agent and each Lender waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover any special, exemplary or punitive damages in any proceeding in connection with, arising out of, or in any way related to the transactions contemplated herein or in any other Senior Loan Document.

            10.18  SHARING OF BENEFITS

            Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Senior Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Senior Loan of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrower to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; PROVIDED, HOWEVER, that, if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

            10.19  NET PAYMENTS

            A. Except as provided in this Section 10.19, all payments by any Obligor to each Lender or any Collateral Agent under this Agreement and any other Senior Loan Document shall be made free and clear of, and without deduction or withholding for, any Covered Taxes with respect to such payments. In addition, the Borrower agrees to pay any current or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies (including mortgage recording taxes and similar fees but not including any taxes imposed on or measured by net income or net profits) that arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement, or any other document in connection with this Agreement or any Senior Loan Document (all such taxes, charges and levies are hereinafter referred to as, collectively, "OTHER TAXES").

            B. If any Obligor shall be required by law to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder to any Lender or any Collateral Agent, then except as provided in this Section 10.19: (i) the sum payable shall be increased as necessary so that after making all such required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 10.19) such Lender or such Collateral Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) such Obligor shall make such deductions and withholdings; and (iii) such Obligor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Within 30 days after the date of any payment by any Obligor of Covered Taxes or Other Taxes, such Obligor shall furnish to the Lenders the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Lenders.

            C. The Company agrees to indemnify and hold harmless each Lender and each Collateral Agent for (i) the full amount of all Other Taxes and (ii) the full amount of Covered Taxes (including any Covered Taxes imposed on amounts payable under this Section) which arise from any payment made under this Agreement or any other Senior Loan Document and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Covered Taxes were correctly or legally asserted. A certificate as to the amount of any such required indemnification payment determined on a reasonable basis by the Lender or such Collateral Agent shall be final, conclusive and binding for all purposes. Payment under this indemnification shall be made within 30 days after the date such Lender or such Collateral Agent makes written demand therefor by the delivery of such certificate.

            D. If a Lender or Collateral Agent shall become aware that it is entitled to receive a refund in respect of Taxes paid by any Obligor pursuant to paragraph B. or C. of this Section 10.19, it shall promptly notify such Obligor of the availability of such refund and the anticipated amount of all out-of-pocket expenses involved in applying for such refund and shall, within 30 days after receipt of a request by such Obligor and payment in advance by such Obligor of such anticipated expenses, apply for such refund. If a Lender or Collateral Agent receives a refund or credit of Taxes paid by any Obligor pursuant to paragraph B.

or C. of this Section 10.19, then such Lender or Collateral Agent shall promptly repay such Obligor such refund or credit net of all out-of-pocket expenses related thereto; PROVIDED, HOWEVER, that if, due to any adjustment of such Taxes, such Lender or such Collateral Agent loses the benefit of all or any portion of such refund or credit, the Borrower will indemnify and hold harmless such Lender or such Collateral Agent in accordance with this subsection.

            E. If any Obligor is required to pay additional amounts to any lender or any Collateral Agent behalf of any Lender pursuant to this Section 10.19, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) take appropriate action so as to eliminate or reduce any such additional payment by such Obligor which may thereafter accrue, if such action in the sole discretion of such Lender is not otherwise disadvantageous to such Lender.

            F.    (i)   Each Lender which is not a U.S. Person agrees that:

            (a) it shall, no later than the Closing Date (or, in the case of a Lender which becomes a party hereto after the Closing Date, the date upon which such Lender becomes a party hereto) notify the Borrower that it is not a U.S. Person and deliver to the Borrower such certificates, documents or other evidence as required by the Code or Treasury Regulations issued pursuant thereto, including (x) two accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("FORM 4224"), or two accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("FORM 1001"), as appropriate, or (y) if such Lender is not a "bank" within the meaning of
      Section 881(c)(3)(a) of the Code and cannot deliver either Form 1001 or Form 4224 pursuant to clause (x) above, a certificate substantially in the form of EXHIBIT I (any such certificate, a "SECTION 10.19
      CERTIFICATE") and, in the case of either (x) or (y), two accurate and complete original signed copies of Internal Revenue Service Form W-8 or any successor thereto ("FORM W-8") or Internal Revenue Service Form W-9 or any successor thereto ("FORM W-9"), whichever is applicable; and

            (b) it shall, on or before the date that any such form or any other required document or certificate expires or becomes obsolete or immediately after the occurrence of any event requiring a change in the most recent Form 4224, Form 1001, Form W-8, Form W-9 or Section 10.19 Certificate previously delivered by such Lender or change in or the delivery of any other required documents or certificates, deliver to the Borrower two accurate and complete original signed copies of the appropriate documents or certificates in replacement of or in addition to the forms previously delivered by such Lender.

            (ii) Each Lender that is a U.S. Person shall provide two properly completed and duly executed copies of Form W-9 at the times specified for delivery of forms under paragraph F.(i) of this subsection.

           (iii) Each Lender shall, unless unable to do so by virtue of a Change in Law occurring after the date such Lender becomes a party hereto, certify (x) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction of any United States Federal income withholding tax, (y) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax and (z) in the case of any other form required to be delivered pursuant to this Section 10.19, that it is entitled to receive payments under this Agreement without deduction of any United States Federal income withholding tax or is exempt from backup withholding tax, according to the requirements of such form. Notwithstanding the foregoing provisions of this subsection F. or any other provision of this Section 10.19, no Lender shall be required to deliver any form pursuant to this Section 10.19 if such Lender is not legally able to do so by virtue of a Change in Law occurring after the date such Lender becomes a party hereto.

            (iv) If, as the result of a Change in Law occurring after the date a Lender becomes a party hereto, a Lender is unable to provide to the Borrower a form or document otherwise required to be delivered by it pursuant to Section
10.19 F(i), (ii) and (iii) hereunder, the Borrower may, at its option, prepay the Senior Loans held by such Lender.

            10.20  WAIVER OF STAY, EXTENSION OR USURY LAWS

            The Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension Law or any usury Law or other Law that would prohibit or forgive it from paying all or any portion of the principal of or interest on the Senior Loan as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Borrower hereby expressly waives all benefit or advantage of any such Law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Collateral Agent, but will suffer and permit the execution of every such power as though no such Law had been enacted.

            10.21  CONFIDENTIALITY

            The Lenders shall hold all non-public information obtained pursuant to the requirements of or in connection with this Agreement that has been identified as confidential by the Borrower in accordance with the Lenders' customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by the Borrower that (i) in any event each Lender may make disclosures reasonably required by any BONA FIDE assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of the Senior Loan or any participation therein or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process; PROVIDED, HOWEVER, that unless specifically prohibited by applicable Law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition of the Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information and (ii) each Lender may share with any of its affiliates, and such affiliates may share with the Lender, any information related to the Borrower, or the Borrower's affiliates (including information relating to creditworthiness); PROVIDED, FURTHER, HOWEVER, that in no event shall any Lender be obligated or required to return any materials furnished by the Borrower. In connection with any sales, assignments or transfers referred to in Section 10.2A, the Lender shall obtain agreements from the purchasers, assignees or transferees, as the case may be, reasonably satisfactory to the Company, that such parties will comply with this Section 10.21.

            10.22       REQUIREMENTS OF LAW

            A. In the event that any change in Law occurring after the date that any lender becomes a Lender party to this Agreement with respect to such Lender shall, in the opinion of such Lender, require that the Senior Loan Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such change in Law shall have the effect of reducing the rate of return on such Lender's or such corporation's capital, as the case may be, as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such change in Law (taking into account such Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Borrower of such change in Law as provided in paragraph (b) of this Section 10.22, within 15 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction.

            B. The Borrower shall not be required to make any payments to any Lender for any additional amounts pursuant to this Section 10.22B unless such Lender has given written notice to the Borrower of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts.

            10.23  ACKNOWLEDGMENTS

            The Obligors hereby acknowledge that:

            A. each of them has been advised by counsel in connection with the negotiation, execution and delivery of the Senior Loan Documents;

            B. no Creditor has any fiduciary relationships to any Obligor and the relationship between the Creditors on the one hand, and the Obligors, on the other hand, is solely that of debtor and creditor, and

            C. no Joint Venture exists among the Creditors or among the Obligors and the Creditors.

            10.24  ROLE OF SPECIAL COUNSEL

            The role of Cahill Gordon & Reindel, special counsel to the Lenders, has been limited to functioning on the Senior Loan Documents and such firm has not performed a due diligence investigation with respect to the Company, any Subsidiary or their respective affairs.

            10.25  JOINT AND SEVERAL LIABILITY

            Except as otherwise expressly provided herein, the Obligors shall be jointly and severally liable for the performance of all Obligations and covenants under this Agreement and the Notes.

            10.26  COLLATERAL AGENT THIRD PARTY BENEFICIARY

            Notwithstanding any provision herein to the contrary, the Collateral Agent is an express third party beneficiary hereof of all provisions herein relating to the Collateral Agent.

                           [Signature Pages Follow]

            WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.


                              BORROWER:

                              ADVANCED RADIO TELECOM CORP.

                              By:
                                    ----------------------------------------
                                    Name:
                                    Title:


                              Notice Address:

                                    500 108th Avenue, N.E.
                                    Suite 2600
                                    Bellevue, Washington  98004

                              Attention:  Thomas Grina

                              Telephone:  (206) 688-8700
                              Telecopy:   (206) 688-0703


                             GUARANTORS:

                              ART LICENSING CORP.


                              By:
                                    ----------------------------------------
                                    Name:
                                    Title:

                              Notice Address:

                                    500 108th Avenue, N.E.
                                    Suite 2600
                                    Bellevue, Washington  98004

                              Attention:  Thomas Grina

                              Telephone:  (206) 688-8700
                              Telecopy:   (206) 688-0703

                             LENDERS:

                              CIBC WG ARGOSY MERCHANT FUND 2,
                                L.L.C.

                              Commitment:       $20,000,000


                              By:
                                   -----------------------------------------
                                    Name:
                                    Title:

                              Notice Address:

                              CIBC Wood Gundy Securities Corp.
                              425 Lexington Avenue
                              3rd Floor
                              New York, New York 10013
                              Attention:

                              Telephone:  (212) 885-4485
                              Telecopy:   (212) 885-4998

                              CONTINENTAL CASUALTY COMPANY

                              Commitment:       $18,000,000


                              By:
                                   -----------------------------------------
                                    Name:  Richard W. Dubberke
                                    Title:  Vice President

                              Notice Address:

                              Continental Casualty Company
                              c/o Loews Corporation
                              667 Madison Avenue
                              New York, New York  10021-8087

                              Attention:  High Yield
                                          7th Floor

                              Telephone:  (212) 545-3004
                              Telecopy:   (212) 935-6797

                   Notices for Continental Casualty Company

LEGAL NOTICES AND FINANCIAL INFORMATION:

      Continental Casualty Company
      c/o Loews Corporation
      667 Madison Avenue
      New York, NY  10021-8087

      Attention:  High Yield
                  7th Floor

Draws and Interest Rate Changes on Term Loans,
REVOLVING LOANS AND LETTERS OF CREDIT:

      Continental Casualty Company
      c/o Loews Corporation
      667 Madison Avenue
      New York, NY  10021-8087

      Attention:  Diane Rogers
                  7th Floor
      Telephone:  (212) 545-3004
      Fax         (212) 935-6797

PAYMENT INSTRUCTIONS:

      First National Bank of Chicago
      One First National Plaza
      Chicago, IL 60670
      ABA No. 071000013
      Acct.:  No. 10-82825
      Attention:  Mike Long
      Reference:

                              THE PALLADIAN GROUP, L.P.

                              Commitment:       $6,000,000


                              By:
                                   -----------------------------------------
                                    Name:
                                    Title:

                              Notice Address:

                              ----------------------------------------------
                              ----------------------------------------------
                              ----------------------------------------------
                              Attention:

                              Telephone:  (212)
                              Telecopy:   (212)

                              VALUE LINE AGGRESSIVE INCOME TRUST

                              Commitment:       $1,000,000


                              By:
                                   -----------------------------------------
                                    Name:  John W. Risner
                                    Title:  V.P. Portfolio Manager

                              Notice Address:

                              Value Line Convertible Fund
                              220 East 42nd Street
                              6th Floor
                              New York, New York  10017

                              Attention:  John Risner

                              Telephone:  (212) 907-1523
                              Telecopy:   (212) 682-7271

                              WESTERN ASSET MANAGEMENT

                              Commitment:       $5,000,000


                              By:
                                   -----------------------------------------
                                    Name:
                                    Title:

                              Notice Address:



                              Attention:

                              Telephone:  (212)
                              Telecopy:   (212)